UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Information Required in Proxy Statement
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

JCM PARTNERS, LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

October 5, 2007

Dear Member:

You are cordially invited to attend a Special Meeting of Members of JCM Partners, LLC to be held on November 15, 2007, at 6:00 p.m., Pacific Time, at the offices of Salem & Green, 1610 Arden Way, Suite 295, Sacramento, California.

At this meeting, you will be asked to vote on proposals that, if approved, will enable our Company to terminate its reporting obligations with the SEC.

These proposals will allow us to “deregister” our Units by:

1.	making our Class 1 and 2 Units (taken together) a separate legal class from our Class 3 Units, and

2.	reducing the number of record holders in each legal class to less than 300.

We estimate that we will be able to save approximately $480,000 in 2008 and approximately $465,000 every year thereafter by not being subject to the SEC’s public company reporting requirements. In addition to these cost savings, deregistration will allow our Board, management and employees to focus more of their energies on our Company’s business.

In summary, the changes you are being asked to approve are as follows:

•	For Class 1 and 2 Units

°	A Mandatory Distribution rate increase of 1/4¢ per Unit, per year, paid monthly — an approximate 3% increase;

°	A Unit Repurchase priority only behind hardship requests;

°	A prohibition against conversion to Class 3 Units after December 31, 2007;

°	The implementation of limited voting rights, which retains the right to vote for (i) a merger, consolidation or dissolution of the Company and (ii) any changes to your Units’ rights, privileges and restrictions; and

°	To allow JCM to redeem up to 5 Unit holders who own the smallest number of Units (those with less than 2,300 Units), but skipping those with adverse tax consequences. JCM would redeem those Members’ Units in January 2008, at a price of $3.67 per Unit.

•	For Class 3 Units

°	To allow JCM to redeem up to 7 Unit holders who own the smallest number of Units (those with less than 6,450 Units), but skipping those with adverse tax consequences and those employees who have just been awarded Units. JCM would redeem those Members’ Units in January 2008, at a price of $3.67 per Unit.

•	For Series B Preferred Units

°	No changes.

Our Board of Managers chose this method of “going private” for the following reasons:

•	This transaction is democratic, since a majority of every Class of Units must vote to approve these changes.

•	It provides the approximate 12 Members owning Class 1, 2 or 3 Units subject to redemption with $3.67 per Unit redeemed.

•	It allows us to protect our Members who would be subjected to adverse tax consequences from a forced sale of their Units.

•	Remaining Members will still own over 99.9% of our Units and Preferred Units.

•	Members who do not wish to own Units with limited voting rights can convert their Class 1 and 2 Units into Class 3 Units until December 31, 2007.

Our Board of Managers believes this transaction is fair to all of our Unit and Preferred Unit holders. The accompanying proxy statement includes a detailed discussion of the reasons, effects, and alternatives, as well as the positive and negative factors considered by our Board of Managers in determining to present these proposals to you. We encourage you to read carefully this proxy statement.

Our Board of Managers unanimously approved this transaction and unanimously recommends that our Members vote to approve it.

Your vote is very important.  Whether or not you plan to attend the Special Meeting, please complete, date, sign and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy.

On behalf of our Board of Managers, I would like to express our appreciation for your continued interest in the affairs of JCM Partners, LLC.

Sincerely,

Michael Vanni
Chairman of the Board

Board of Managers:  Henry Conversano, Kenneth Dawson, Frank Deppe, Henry Doorn, Jr., Marvin Helder (Vice-Chairman), Kenneth Horjus, Gayle Ing (CEO), Deborah Jansen, Michael Vanni (Chairman)

JCM PARTNERS, LLC P.O. Box 3000 Concord, CA 94522-3000 (888) 880-1966

NOTICE OF SPECIAL MEETING OF MEMBERS
To be held on November 15, 2007

To our Members:

Notice is hereby given that a Special Meeting of Members of JCM Partners, LLC will be held on November 15, 2007, at 6:00 p.m., (local time), at the offices of Salem & Green, 1610 Arden Way, Suite 295, Sacramento, California. The Special Meeting is called for the purpose of considering and acting on the following matters:

1.	To amend (a) the Amended and Restated Certificate of Designations of the Class 1 Units (“Class 1 COD”) and (b) the Certificate of Designations of Class 3 Units (“Class 3 COD”) in order to effect a going private transaction by providing that:

•	The Class 1 Units may not be converted into Class 3 Units after December 31, 2007 (Proposal 1A);

•	The Class 1 Units will not have any voting rights, except the right to vote on a merger, consolidation or dissolution of the Company or an amendment to the Class 1 COD (Proposal 1B);

•	The Class 1 Units will have the right to receive a mandatory monthly distribution in an amount equal to 1/12th of $0.08 per Class 1 Unit, representing an increase of 1/12th of $0.0025 per Class 1 Unit over the current Class 1 mandatory monthly distribution (i.e., a 3 1/8% increase) (Proposal 1C);

•	The Class 1 Units will have a priority on an equal basis with the Class 2 Units under the terms of any repurchase program of the Company then in effect, prior to any other Units or Preferred Units, except in the case of hardship; (Proposal 1D) and

•	The Company will have the right to call in January 2008, at the price of $3.67 per Class 1 Unit, all of the Class 1 Units held by the record holders of Class 1 and 2 Units (taken together) with the fewest number of Class 1 and 2 Units (after aggregating Class 1 and 2 Units held by a record holder), excluding record holders of Class 1 and 2 Units who are Tax Disadvantaged Holders (as defined in the amendment to the Class 1 COD), in order to reduce the number of record holders of Class 1 and 2 Units (taken together) to 295, at which point the Company’s call right will automatically expire (Proposal 1E).

2.	To amend (a) the Amended and Restated Certificate of Designations of Class 2 Units (“Class 2 COD”) and (b) the Class 3 COD in order to effect a going private transaction by providing that:

•	The Class 2 Units may not be converted into Class 3 Units after December 31, 2007 (Proposal 2A);

•	The Class 2 Units will not have any voting rights, except the right to vote on a merger, consolidation or dissolution of the Company or an amendment to the Class 2 COD (Proposal 2B);

•	The Class 2 Units will have the right to receive a mandatory monthly distribution of 1/12th of $0.0825 per Class 2 Unit, representing an increase of 1/12th of $0.0025 per Class 2 Unit over the current Class 2 mandatory monthly distribution (i.e., a 3% increase) (Proposal 2C);

•	The Class 2 Units will have a priority on an equal basis with the Class 1 Units under the terms of any repurchase program of the Company then in effect, prior to any other Units or Preferred Units, except in the case of hardship (Proposal 2D); and

•	The Company will have the right to call in January 2008, at the price of $3.67 per Class 2 Unit, all of the Class 2 Units held by the record holders of Class 1 and 2 Units (taken together) with the fewest number of Class 1 and 2 Units (after aggregating Class 1 and 2 Units held by a record holder), excluding record holders of Class 1 and 2 Units who are Tax Disadvantaged Holders (as defined in the amendment to the

Class 2 COD), in order to reduce the number of record holders of Class 1 and 2 Units (taken together) to 295, at which point the Company’s call right will automatically expire (Proposal 2E).

3.	To amend the Class 3 COD in order to effect a going private transaction by providing that:

•	The Company will have the right to call in January 2008, at the price of $3.67 per Class 3 Unit, all of the Class 3 Units held by the record holders of Class 3 Units with the fewest number of Class 3 Units, excluding record holders of Class 3 Units who either are (i) Tax Disadvantaged Holders (as defined in the amendment to the Class 3 COD); or (ii) employees of the Company who received Class 3 Units as awards under the Company’s Long-Term Incentive Plan, in order to reduce the number of record holders of Class 3 Units to 295, at which point the Company’s call right will automatically expire (Proposal 3).

4.	To consider and vote upon such other matters that properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

Only Members of record at the close of business on October 1, 2007 are entitled to notice of, and to vote at, the Special Meeting.

YOUR VOTE IS VERY IMPORTANT.  In order to assure that a quorum is present at the Special Meeting, you are urged to sign and mail the enclosed ivory (for Class 1 Units), lavender (for Class 2 Units), tan (for Class 3 Units) and green (for Series B Preferred Units) colored proxy forms, as applicable, at once, even though you may plan to attend the meeting and vote in person. If you own more than one class of Units or own Series B Preferred Units, you need to return a separate proxy form for each class of Units or Series B Preferred Units you own. We have included in this package an addressed, stamped envelope to use when mailing your proxy or proxies. We also encourage you to read the enclosed proxy statement carefully. The proxy statement contains information relevant to the actions to be taken at the meeting.

Your Board of Managers unanimously recommends that you vote “FOR” Proposals 1A-1E (approval of the proposed amendments to our Class 1 COD and the proposed amendment to our Class 3 COD that affects the Class 1 Units), Proposals 2A-2E (approval of the proposed amendments to our Class 2 COD and the proposed amendment to our Class 3 COD that affects the Class 2 Units) and Proposal 3 (approval of the proposed amendments to our Class 3 COD to effect the Class 3 Call Option) which will, among other things, effect the reclassification of our Units that will provide a mechanism for us to deregister our Class 1 and 2 Units (taken together as a single class) and our Class 3 Units under the Securities Exchange Act of 1934. Unless all of the proposals are approved, none of the proposals will be implemented.

By order of the Board of Managers,

Michael W. Vanni
Chairman

Concord, California
October 5, 2007

JCM PARTNERS, LLC
P. O. Box 3000
Concord, CA 94522-3000

PROXY STATEMENT

SPECIAL MEETING OF MEMBERS

To be held November 15, 2007

This proxy statement is furnished to the holders of Class 1, 2 and 3 Units and Series B Preferred Units of JCM Partners, LLC, a Delaware limited liability company (“JCM,” the “Company,” “we,” “us” or “our”), in connection with the solicitation of proxies by the Company’s Board of Managers (the “Board”) for use at the Special Meeting of Members (“Members”) of the Company to be held at the offices of Salem & Green, 1610 Arden Way, Suite 295, Sacramento, California on November 15, 2007 at 6:00 p.m. (local time) and for any postponements or adjournments thereof (the “Special Meeting”), for the purposes set forth in the accompanying Notice of Special Meeting of Members. This proxy statement and the accompanying form of proxy are being released for mailing to the Members on or about October 5, 2007.

Under the terms of our Operating Agreement, in order to pass each of Proposals 1A-1E, we need to receive the affirmative vote of a majority (over 50%) of:

i.	the Class 1 Units present, in person or by proxy, and entitled to vote at the Special Meeting, provided we have a quorum (over 50% of the outstanding Class 1 Units present, in person or by proxy) at the meeting;

ii.	the Class 3 Units present, in person or by proxy, and entitled to vote at the Special Meeting, provided we have a quorum (over 50% of the outstanding Class 3 Units present, in person or by proxy) at the meeting; and

iii.	all the Units and Preferred Units present, in person or by proxy, and entitled to vote at the Special Meeting, provided we have a quorum (over 50% of the outstanding Units and Preferred Units present, in person or by proxy) at the meeting voting together as a single group.

In order to pass each of Proposals 2A-2E, we need to receive the affirmative vote of a majority of:

i.	the Class 2 Units present, in person or by proxy, and entitled to vote at the Special Meeting, provided we have a quorum (over 50% of the outstanding Class 2 Units present, in person or by proxy) at the meeting;

ii.	the Class 3 Units present, in person or by proxy, and entitled to vote at the Special Meeting, provided we have a quorum (over 50% of the outstanding Class 3 Units present, in person or by proxy) at the meeting; and

iii.	all the Units and Preferred Units present, in person or by proxy, and entitled to vote at the Special Meeting, provided we have a quorum (over 50% of the outstanding Units and Preferred Units present, in person or by proxy) at the meeting voting together as a single group.

In order to pass Proposal 3, we need to receive the affirmative vote of a majority of:

i.	the Class 3 Units present, in person or by proxy, and entitled to vote at the Special Meeting, provided we have a quorum (over 50% of the outstanding Class 3 Units present, in person or by proxy) at the meeting; and

ii.	all the Units and Preferred Units present, in person or by proxy, and entitled to vote at the Special Meeting, provided we have a quorum (over 50% of the outstanding Units and Preferred Units present, in person or by proxy) at the meeting voting together as a single group.

As we have indicated, the required class votes on the Proposals can only be held if a quorum (over 50%) of each of the Class 1, Class 2 and Class 3 Units are present (in person or by proxy) at the meeting. Therefore, for example, if a majority of the Class 1 Units is not represented at the meeting in person or by proxy, then we cannot hold the separate required Class 1 vote on Proposals 1A-1E and each of Proposals 1A-1E would not pass. In order for any of the 11 Proposals to become effective, every Proposal must pass. Therefore, we urge you to return the enclosed proxy card(s) as soon as possible to ensure that your Units and Preferred Units are represented at the Special Meeting.

The Board recommends you vote “FOR” Proposals 1A-1E, 2A-2E and 3 as set forth above. Accordingly, we urge you to sign and return the accompanying ivory, lavender, tan or green-colored proxy forms, as applicable, whether or not you plan to attend the Special Meeting. If you do attend, you may vote by ballot at the Special Meeting, which will cancel any proxy or proxies you have previously given.

ii

			Page

	7.1	Comparative Market Price Data; Repurchases	46
	7.2	Distributions	48
8	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		49
9	RELATED TRANSACTIONS		50
10	OTHER MATTERS		50
	10.1	Agreements Involving JCM Partners’ Securities	50
	10.2	Forward Looking Statements	50
	10.3	Where You Can Find More Information	50
	10.4	Financial and Other Information After SEC Deregistration	50

APPENDICES
A    First Amendment to Class 1 COD
B    First Amendment to Class 2 COD
C    First Amendment to Class 3 COD
D    Historical Financial Information

iii

1	SUMMARY TERM SHEET

This summary highlights the most material features of the proposed “going private” or Rule 13e-3 transaction and the proposed amendments to our Class 1 COD, Class 2 COD and Class 3 COD. However, it is a summary of these matters only. Further, it does not contain all of the information that may be important to you, including our reasons for engaging in the transaction, for structuring the transaction in the manner proposed and for engaging in the transaction at this time, and the factors our Board of Managers considered in determining that the transaction is fair to our Unaffiliated Unit holders and Preferred Unit holders (defined as those Unit holders and Preferred Unit holders who are not our Managers or executive officers). To better understand this transaction and for a more complete description of its terms and our reasons, we encourage you to carefully read this entire document and the documents to which it refers before voting.

In this proxy statement, the term “reclassification” refers to the proposed amendments of the terms of our Class 1, 2 and 3 Units and the use of call options by the Company. This reclassification is designed to allow us to deregister our Units by making our Class 1 and Class 2 Units (taken together) a separate legal class from our Class 3 Units and reducing the number of both the Company’s Class 1 and Class 2 Unit holders of record (taken together) and the Class 3 Unit holders of record to below 300. This will allow us to terminate our reporting obligations under the Securities Exchange Act of 1934, as amended (the “1934 Act”) for both our Class 1 and 2 Units (taken together as one registered class) and our Class 3 Units (as a registered class). This transaction is considered a “going private” or “Rule 13e-3” transaction.

1.1	JCM Partners, LLC

JCM Partners, LLC is a Delaware limited liability company that emerged from the bankruptcy proceeding in the United States Bankruptcy Court for the Eastern District of California entitled In re IRM Corporation, et al., in 2000. The Company’s business address is 2151 Salvio Street, Suite 325, Concord, California 94520 (mailing address of P.O. Box 3000, Concord, California 94522-3000) and a business telephone number of (925) 676-1966. We conduct activities related to the ownership, development, acquisition, renovation, management, marketing and strategic disposition of multifamily apartment communities, commercial properties and investment property including undeveloped land in California. We currently own 45 properties and a parcel of land held for development through our wholly-owned subsidiaries.

1.2	Overview of this Proposed Transaction and Amendments to our Class 1 COD, Class 2 COD and Class 3 COD

(see Notice of Special Meeting of Members; Sections 3.4, 4 and 5.1)

We are proposing that our Members adopt amendments to our Class 1 COD, Class 2 COD and Class 3 COD that together would:

•	Provide for an additional $.0025 annual mandatory distribution per Class 1 and Class 2 Unit;

•	Provide our Class 1 and 2 Units with a priority in any Company repurchase program, behind only cases of hardship;

•	Prohibit conversions of either Class 1 or 2 Units into Class 3 Units after December 31, 2007;

•	Limit the voting rights of the Class 1 and 2 Unit holders to the right to vote for a merger, consolidation or dissolution of JCM or an amendment to the Class 1 COD or Class 2 COD, as applicable; and

•	Allow us to redeem or “call” Units from a limited number of Unit holders at a price of $3.67 per Unit in order to reduce the number of holders of record of each of the Class 1 and 2 Units (taken together) and Class 3 Units to 295.

Under the amendments, we will redeem Units from holders of record that own the fewest number of Class 1 and 2 Units (taken together) and Class 3 Units, except that we will not redeem Units from certain Members that would be subject to specified negative tax consequences in connection with such a redemption or employees who have been granted Class 3 Units pursuant to our Long-Term Incentive Unit Award Plan.

In this proxy statement, we refer to our option to redeem the Class 1 and 2 Units as the “Call Option” and our option to redeem the Class 3 Units as the “Class 3 Call Option.” We sometimes refer to the Call Option and the Class 3 Call Option together as the “Call Options.”

1.3	Effects of this Rule 13e-3 Transaction

(see Sections 3.4 and 3.6)

Except for those holders whose Units we redeem, after this transaction, holders of Class 1, Class 2 and Class 3 Units will continue to hold their Units and holders of Series B Preferred Units will continue to hold their Preferred Units, although the terms of the Class 1 and 2 Units will be as modified by the amendments described in this proxy statement.

Class 1, 2 and 3 Unit holders who have their Class 1, 2 or 3 Units redeemed by us will be subject to federal income tax in connection with the redemption. Such holders will have a gain or loss equal to the difference between the amount of cash they receive from us upon the redemption of their Units and their taxable basis in the Units. The gain or loss will most likely be a capital gain or loss. Such holders may also be subject to state income taxes in connection with the redemption.

We anticipate that after we redeem Units pursuant to the proposed amendments, the number of our Class 1 and 2 Unit (taken together) holders of record and Class 3 Unit holders of record will be reduced to approximately 295 each from approximately 300 and 302 holders of record, respectively. The number of outstanding Units in each Class will also decrease slightly.

The main purpose and principal effect of this transaction will be to reduce the number of each of our Class 1 and 2 Unit holders of record (taken together) and Class 3 Unit holders of record to less than 300, which will allow us to deregister our Units and terminate our reporting obligations under the 1934 Act.

1.4  Board Recommendation; Fairness of this Rule 13e-3 Transaction

(see Sections 3.2.2 and 3.2.3)

Based on its review of the facts and circumstances relating to this Rule 13e-3 transaction, our Board of Managers believes that this Rule 13e-3 transaction and the terms and provisions of the changes to our Class 1, 2 and 3 CODs are substantively and procedurally fair to our Unaffiliated Unit holders and Preferred Unit holders. Our Board of Managers unanimously approved this proposed Rule 13e-3 transaction and unanimously recommends that you vote “FOR” the proposed amendments to our Class 1 COD, Class 2 COD and Class 3 COD.

In the course of determining that this Rule 13e-3 transaction is fair to and in the best interests of our Unaffiliated Unit holders and Preferred Unit holders, our Board considered a number of positive and negative factors affecting Unaffiliated Unit holders who will hold our Class 1, 2 and 3 Units after the amendments, the holders of our Class 1, 2 and 3 Units who will be subject to the Call Options and the holders of Series B Preferred Units, whose rights, preferences and privileges will not be modified by the amendments.

1.5	Vote Required to Approve the Amendments; Votes For and Against, and Abstentions

(see Section 5.4)

In order for the proposed amendments to our Class 1, Class 2 and Class 3 CODs to be adopted and this Rule 13e-3 transaction to be approved:

•	A majority of (i) the Class 1 and 3 Units and (ii) all the Units and Preferred Units (voting as a single group) present (either in person or by proxy) and entitled to vote at the Special Meeting must vote “FOR” each of Proposals 1A-1E (the proposals to effect certain changes to the terms of the Class 1 Units);

•	A majority of (i) the Class 2 and 3 Units and (ii) all the Units and Preferred Units (voting as a single group) present and entitled to vote at the Special Meeting must vote “FOR” each of Proposals 2A-2E (the proposals to effect certain changes to the terms of the Class 2 Units); and

•	A majority of (i) the Class 3 Units and (ii) all the Units and Preferred Units (voting as a single group) present and entitled to vote at the Special Meeting must vote “FOR” Proposal 3 (the proposal to allow us to redeem the Class 3 Units of certain holders).

Unless each Proposal is approved, none of the Proposals will be implemented.

Abstentions will be counted for purposes of establishing a quorum. If a quorum is present, abstentions will count as a vote against the proposals. Units owned by our subsidiary, JCM Properties, LLC, are voted in proportion to the affirmative and negative votes cast on the proposals. Accordingly, if you abstain, you will have no influence over how the Units owned by our subsidiary will be voted on the proposals.

If you fail to vote, including if you fail to return your proxy card and do not attend the meeting and vote in person, your Units or Preferred Units will not be present at the Special Meeting, and therefore will have no effect on the outcome on the vote on this Rule 13e-3 transaction and the proposed amendments.

1.6	Voting Procedures

(see Section 5.5)

You may vote your Class 1, 2 and 3 Units and Series B Preferred Units by returning the enclosed proxies by mail. The proxy cards are color coded as follows: ivory for Class 1 Units, lavender for Class 2 Units, tan for Class 3 Units and green for Series B Preferred Units.

You may also vote in person at the Special Meeting.

1.7	Procedures for Revoking or Changing Your Vote After Mailing the Proxy Card

(see Section 5.5)

You can change your vote at any time before your proxy is voted at the Special Meeting by delivering a later-dated and signed proxy card or a written revocation of the proxy to our Secretary prior to the date of the Special Meeting or at the Special Meeting prior to the taking of the vote. You may also revoke your proxy by attending the meeting and voting in person.

1.8	No Appraisal Rights or “Dissenters’ ” Rights

(see Section 3.7)

Under Delaware law and our Operating Agreement, you do not have appraisal or “dissenters’ ” rights in connection with this Rule 13e-3 transaction. In connection with this Rule 13e-3 transaction, you may pursue any other available option under applicable law.

2	QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

2.1	What is the date, time and place of the Special Meeting?

The Special Meeting of our Members will be held on November 15, 2007, at 6:00 p.m., local time, at the offices of Salem & Green, 1610 Arden Way, Suite 295, Sacramento, California, to consider and vote upon this Rule 13e-3 transaction consisting of 11 proposals.

2.2	What is the record date and who is entitled to vote at the Special Meeting?

Members of record of our Class 1, 2 and 3 Units and Series B Preferred Units as of the close of business on October 1, 2007 (the “record date”), are entitled to vote at the Special Meeting. Each of our Members who is entitled to vote is entitled to one vote for each Unit or Preferred Unit owned on the record date.

2.3	What do I need to do now?

After carefully reading and considering the information contained in this proxy statement, please vote your Class 1, 2 and 3 Units and Series B Preferred Units as soon as possible. You may vote your Class 1, 2 and 3 Units and Series B Preferred Units by returning the enclosed proxies by mail. The proxy cards are color coded as follows: ivory (for Class 1 Units), lavender (for Class 2 Units), tan (for Class 3 Units) and green (for Series B Preferred Units). You may also vote in person at the Special Meeting of Members. This proxy statement includes detailed information on how to cast your vote.

2.4	If my Class 1, 2 and 3 Units and Series B Preferred Units are held for me by my broker, will my broker vote those Units or Preferred Units for me?

If you have a broker, your broker will vote your Class 1, 2 and 3 Units and Series B Preferred Units only if you provide instructions to your broker on how to vote. If you have a broker, you should instruct your broker on how to vote your Class 1, 2 and 3 Units and Series B Preferred Units using the voting instruction card provided by your broker. However, the Company does not believe that any Members hold their Class 1, 2 and 3 Units and Series B Preferred Units through a broker.

2.5	Do I need to attend the Special Meeting in person?

No. You do not have to attend the Special Meeting to vote your Class 1, 2 and 3 Units and Series B Preferred Units. You may vote your Class 1, 2 and 3 Units and Series B Preferred Units by returning the enclosed proxy, or by voting in person at the Special Meeting of Members.

2.6	What does it mean if I receive more than one proxy?

It means that you have multiple holdings reflected in our membership register and/or in accounts with brokers and/or that you hold more than one class of Units or Series of Preferred Units. Please sign and return ALL proxy forms to ensure that all your Class 1, 2 and 3 Units and Series B Preferred Units are voted. If you received more than one proxy card but only one copy of the proxy statement and supplemental materials, you may request additional copies from us at any time.

2.7	Where can I find more information about JCM Partners?

We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please see Section 10.3.

2.8	Who can help answer my questions?

If you have questions about this Rule 13e-3 transaction and the proposed amendments to our Class 1, Class 2 and Class 3 CODs after reading this proxy statement or need assistance in voting your Class 1, 2 and 3 Units and Series B Preferred Units, you should contact Investor Relations at (888) 880-1966.

3	SPECIAL FACTORS

3.1	Background of this Rule 13e-3 Transaction

3.1.1  Requirements as an SEC Reporting Company

As an SEC reporting company, we are required to prepare and file with the SEC, among other items, the following:

•	Annual Reports on Form 10-K;

•	Annual Proxy Statements;

•	Quarterly Reports on Form 10-Q; and

•	Current Reports on Form 8-K.

Our Board of Managers, management and several of our employees expend considerable time and resources to prepare, review and file these reports. We believe that energy could be beneficially diverted to other areas of our operations that would allow our Board of Managers, management and those employees to focus more of their attention on our business. In addition, the costs associated with these reports and other filing obligations comprise a significant corporate overhead expense. These costs include securities counsel fees, auditor fees, Board and Board committee meeting fees, costs of printing and mailing documents, word processing and filing costs. Our registration and reporting related costs have been increasing over the years, and we believe they will increase significantly in 2008 and 2009, after we become subject to the management report and auditor attestation rules, respectively, adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”).

These rules will require us to include, beginning in our Annual Report on Form 10-K for the year ended December 31, 2007, our management’s report on, and assessment of, the effectiveness of our internal control over financial reporting. In addition, beginning with our Annual Report on Form 10-K for the year ended December 31, 2008, our independent auditors must attest to and report on the effectiveness of our internal control over financial reporting. We estimate that our costs and expenses incurred in connection with SEC reporting will be approximately $480,000 for each of fiscal years 2007 and 2008, a substantial portion of which will be as a result of the adoption and implementation of actions necessary in connection with internal control over financial reporting required by Sarbanes-Oxley.

3.1.2  Benefits and Burdens of Being an SEC Reporting Company

Our Board of Managers and management believe that the recurring expense and burden of our SEC reporting requirements described above are not cost efficient for JCM Partners. Becoming a non-SEC reporting company will allow us to avoid these costs and expenses.

There can be many advantages to being a public company, possibly including a higher value for the company’s securities, a more active trading market and the enhanced ability to raise capital or make acquisitions. However, there is no public market for our Units and Preferred Units and, in order to avoid being taxed as a corporation under the publicly traded partnership rules under Section 7704 of the Internal Revenue Code, our Units and Preferred Units cannot be traded on an established securities market or be readily traded in a secondary market. As a result there will continue only to be a limited market for our Units and Preferred Units. We have therefore not been able to effectively take advantage of this benefit of being a public company. Based on the foregoing, we believe it is highly unlikely that our Units and Preferred Units would ever achieve an active and liquid market comprised of many buyers and sellers. In addition, as a result of our limited trading market and our status as a limited liability company, we are unlikely to be well-positioned to use our public company status to raise capital in the future through sales of additional securities in a public offering or to acquire other business entities using our Units and Preferred Units as consideration. Moreover, our limited trading market and ownership limitations set forth in our Bylaws for all of our Units and Preferred Units could make it difficult for holders of our Units and Preferred Units to liquidate a large number of Units and Preferred Units without negatively affecting the per-Unit or Preferred Unit sale price.

Therefore, our Board of Managers and management have concluded that the benefits of being an SEC reporting company are substantially outweighed by the burden on our Board, management and employees and the expense related to our SEC reporting obligations. Our Board considered that many of the factors arguing in favor of deregistration, including eliminating costs associated with reporting and allowing our Board, management and employees to focus on core business initiatives, had been in existence for some time, and felt that the increased regulation brought on by Sarbanes-Oxley would make these factors more compelling as time went on. As a result, our Board determined that it would be beneficial to consider the pursuit of such a transaction. Please refer to Section 3.2 for a further discussion of the reasons supporting this Rule 13e-3 transaction. As a result of our Board’s conclusions, our management began to explore the possibility of reducing the number of record holders of our Units (or the separate legal classes of our Units under Section 12(g)(5) of the 1934 Act) to below 300 in order to terminate our periodic reporting obligations with the SEC.

3.1.3	Why JCM Partners became an SEC Reporting Company; History of Classes of Units and Series of Preferred Units

JCM Partners became subject to the reporting requirements for public companies as a result of being the entity that emerged from the IRM bankruptcy proceeding in 2000. At the end of 2000, JCM Partners had over $10 million in assets and over 500 holders of its Common Units. Accordingly, JCM Partners filed a Form 10 Registration Statement with the SEC to register its Common Units under the 1934 Act.

On June 25, 2003, pursuant to an amendment to the Operating Agreement approved by our Members, we reclassified the Common Units as Class 1 Units. On September 24, 2003, the Board of Managers, pursuant to its authority under our Operating Agreement, created Class 2 Units and Class 3 Units. Holders of Class 1 Units can convert those Units into Class 2 or 3 Units. Holders of Class 2 Units can convert those Units into Class 3 Units. We have not issued any Class 2 or 3 Units except in connection with conversions of Units and pursuant to the award of Class 3 Units under our Long-Term Incentive Unit Award Plan. Our Board of Managers created the Series B Preferred Units effective December 31, 2004. The Series B Preferred Units were sold in a private placement.

The Common Units issued by JCM Partners following the IRM bankruptcy were issued pursuant to exemptions from the Securities Act of 1933, as amended (the “1933 Act”) provided by the Bankruptcy Code. The Class 2 and 3 Units were also issued pursuant to exemptions from the 1933 Act. Accordingly, JCM Partners has never issued any securities to the public pursuant to a 1933 Act registration statement.

As discussed above, JCM Partners became subject to the reporting obligations imposed by the 1934 Act as a result of the consolidation of various IRM entities into one entity through the IRM bankruptcy proceeding. The risk factors in the bankruptcy Disclosure Statement projected that the cost of compliance with public company reporting requirements would be $250,000 per year. Accordingly, our Board of Managers believes that JCM Partners becoming subject to the SEC reporting obligations was a by-product of the perceived overall design benefits of the IRM bankruptcy plan to consolidate the separate IRM entities into one legal entity and was not an independent goal of the bankruptcy plan.

3.1.4	Board and Management Consideration of Deregistration of Class 1 Units

Since JCM Partners never filed a 1933 Act registration statement for the sale of securities to the public; since JCM Partners’ securities are not publicly traded; and since becoming a 1934 Act reporting company was a consequence of the IRM bankruptcy proceeding and not effected due to any perceived benefit to the Company or its Members, the members of JCM Partners’ Board of Managers, from JCM’s inception in mid-2000, have discussed informally among themselves and with management and at various Board meetings the possibility of having JCM Partners deregister the Common Units (and later the Class 1 Units and any other classes of Units considered a legal class with the Class 1 Units).

During the first few years after we became a reporting company, two of our Managers, Messrs. Doorn and Horjus, both former certified public accountants and representatives of our large institutional investors, were strong supporters of our public company status. They viewed the rigor of the SEC reporting standards as necessary for a new company that was the vehicle created by the Bankruptcy Court in the IRM proceedings to provide a return to the bankruptcy claimants. At that time, they also believed that the transparency provided by SEC reporting was important for this new company as it established its credibility with its investors and in the marketplace. However, over the years, as the Company matured and its senior executives seasoned with the Company, Messrs. Doorn’s and Horjus’ views about subjecting JCM to public reporting requirements changed, particularly, as the burdens associated with maintaining that status increased substantially relative to the benefits.

The informal discussions among Board members regarding deregistration occurred relatively frequently at dinners that Board members attended that were held either the night before or after Board meetings. These informal discussions also occurred from time-to-time during breaks from the Board meetings or in the context of other Board agenda items. There was no particular Board Manager that regularly initiated these discussions. Of the nine current Board Managers, the most active Board Managers in initiating these discussions in the past few years were Messrs. Deppe, Helder, Horjus and Vanni. The other current Board Managers, Messrs. Conversano, Dawson and Doorn and Mrs. Jansen, participated in these discussions, with the involvement of the two most recent Board Managers, Mrs. Jansen and Mr. Dawson being primarily limited to listening to the concerns of the other Board Managers. The Company’s Chief Executive Officer and Manager, Ms. Ing, also participated in these discussions, primarily as a source of information, but not as an initiator of the discussions. The primary focus of the discussions was the lack of benefits of public company status perceived by the members of the Board, the increasing costs associated with maintaining that status and the increasing amount of time management and the Board were expending on compliance.

No formal action regarding deregistration was ever taken by the Board from the inception of JCM Partners in mid-2000 until a July 26, 2006 Board meeting. However, during some of these informal discussions, Board members inquired of Ms. Ing and outside counsel to the Company whether the Company could deregister its Class 1 Units when the number of record holders of Class 1 Units dropped below 300. Outside counsel indicated that the ability to do so turned on a legal analysis of whether the Class 1 Units were a separate class of securities from the Class 2 and 3 Units and the Series B Preferred Units and that such analysis had not been undertaken. In April 2005, our Chief Executive Officer asked our attorneys to analyze whether the Class 1 Units would be considered a separate legal class from the Class 2 and 3 Units and the Series B Preferred Units, to determine whether JCM Partners could deregister the Class 1 Units when and if the number of record holders of Class 1 Units dropped below 300. Outside counsel informally advised Ms. Ing in May 2005 that given available precedents it was unlikely that JCM Partners’ Class 1 Units as currently constituted would be a separate legal class of securities from the Class 2 and Class 3 Units, since the Class 1 Units are convertible into Class 2 and 3 Units and have substantially the same voting and distribution rights as the Class 2 and 3 Units. As a result, our Chief Executive Officer decided not to pursue recommending to the Board to deregister our Class 1 Units once the number of record holders of Class 1 Units dropped below 300.

Each year as we have remained a public company, management and the Board of Managers have become increasingly concerned about our 1934 Act reporting costs (including those resulting from Sarbanes-Oxley), particularly those expected to be incurred in connection with the documentation, testing and audit of our internal control over financial reporting required by Section 404 of Sarbanes-Oxley. At the March 22, 2006 Board meeting, outside counsel discussed with our Board the possibility that JCM would be eligible for either partial or complete relief from the provisions of Section 404 if the SEC adopted the recommendations of the SEC’s Advisory Committee on Smaller Public Companies. Accordingly, our Board did not take any action regarding deregistration at that time.

In its May 17, 2006 release, the SEC implied that it would not be adopting the recommendations of the Advisory Committee. During a plane ride on July 25, 2006 from Grand Rapids, Michigan to Sacramento, California with Board Manger Marv Helder to attend the July 25, 2006 Audit Committee meeting, Mr. Deppe, the Chairman of the Audit Committee, and Mr. Helder discussed the Company’s situation, including the recent action by the SEC implying that there would not be relief from Section 404 for smaller public companies. Later that day and prior to the Audit Committee meeting, Mr. Deppe discussed this issue with Mr. Horjus, one of the two other members of the Audit Committee. During their meeting, Messrs. Deppe and Horjus decided to discuss this issue at the July 25, 2006 Audit Committee meeting to consider whether the Audit Committee should recommend to the full Board that it have legal counsel investigate if there was a way JCM could change its capital structure that would enable it to deregister its Class 1 Units. After discussion at its July 25, 2006 meeting, the Audit Committee decided to make such a recommendation to the full Board at the Board’s July 26, 2006 meeting.

In response to the SEC’s action, and upon the recommendation of the Audit Committee, at its July 26, 2006 meeting our Board adopted resolutions requesting that legal counsel research potential revisions to the Company’s capital structure which, if approved, would allow us to deregister our Class 1 Units under the 1934 Act, and authorizing the Chair of the Board to appoint a Board committee to provide oversight, input and assistance in that process.

Pursuant to the Board’s resolution, immediately following the Board meeting Ms. Ing, Mr. Michael Vanni (the Company’s Chairman of the Board) and outside counsel spent approximately two hours exploring possible terms for a reclassification transaction as the method to deregister. At this July 26th meeting, Mr. Vanni asked outside counsel the following:

•	Whether the Company could structure the going private transaction as a reverse Unit split followed by cashing out the holders of fractional Units;

•	Whether the Company could make the Class 1 and 2 Units (taken together) a separate legal class from the Class 3 Units under Section 12(g)(5) of the 1934 Act;

•	Whether the Class 3 Units could be modified to become Series C Preferred Units, so that the Company would have Units consisting of Class 1 and 2 Units and Preferred Units consisting of Series B and Series C (the current Class 3 Units);

•	With respect to the above option, whether the amendments to the Certificates of Designations for the Class 1 and 2 Units could include a call feature that would permit the Company to redeem Class 1 and 2 Units from the Company’s Members starting with the holders of the fewest number of Units, not to exceed a specified maximum number of Class 1 and 2 Units; and

•	Whether the Class 1 and 2 Certificates of Designations could be amended to prohibit those Units from converting to Class 3 Units after a certain time period (i.e., after December 31, 2007).

Outside counsel indicated that she would investigate the legal issues raised during the meeting.

3.1.5  Development of and Reasons for the Reclassification Structure

On October 16, 2006 outside counsel provided Ms. Ing and Mr. Vanni with two possible reclassification options. The first option was based on the July 26th discussions among Mr. Vanni, Ms. Ing and outside counsel (“Option 1”) and the second option was based on outside counsel’s review of recent reclassification transactions that had been filed with the SEC (“Option 2”).

Option 1 consisted of a reclassification transaction that would amend the Class 1 and 2 CODs so that the Class 1 and 2 Units could convert into Class 3 Units (which would become Series C Preferred Units) through December 31, 2007; the Class 1 Units would continue to be convertible into Class 2 Units; the Class 2 Units would retain their put option; the Company would have a call option on the Class 1 and 2 Units at a price at least equal to fair market value; the Class 1 and 2 Units would retain their preference on mandatory distributions; the Class 1 and 2 Units would be subordinate to the Preferred Units on liquidation of the Company and Class 1 and 2 Units possibly would have limited voting rights or the right to elect a minority of Board seats. As part of Option 1, the Class 3 Units would become Series C Preferred Units with terms similar to the existing Series B Preferred Units and either full voting rights or the right to elect a majority of Board seats.

Option 2 consisted of a transaction where the rights of the holders of Class 1, 2 and 3 Units above a certain number of Units (e.g., above 26,000 Units) would remain unchanged and holders of Class 1, 2 and 3 Units below that number of Units would have their Units automatically converted into Class 1-A, 2-A and 3-A Units, as applicable. These new “A” Units would have the same rights as the existing Units, except that they would have limited voting rights, a priority in distributions and a priority in any Company repurchase program (behind hardship cases, but ahead of the other Units and the Preferred Units).

In both Option 1 and 2, the Company would adopt 1:1 transfer restrictions to ensure that the number of record holders would not increase after a transaction involving the Units. Both Option 1 and 2 would be effected by amendments to the Class 1, 2 and 3 CODs. Option 1 also required an amendment to the Company’s Operating Agreement in order to increase the number of Preferred Units. Option 2 also required an amendment to the Operating Agreement to amend the protective provision regarding priority on distributions and required the Board of Managers to authorize Certificates of Designations for the new Class 1-A, 2-A and 3-A Units.

On October 16, 2006, outside counsel provided Ms. Ing an analysis of court cases, SEC no action letters and recent going private transactions that addressed under what circumstances the Units would likely be considered separate classes under Section 12(g)(5) of the 1934 Act. In that analysis, counsel referenced a legal opinion filed with the SEC in a going private transaction, where the author, citing a SEC no action letter, stated “the [SEC] staff ‘generally regards common securities of a single issuer that carry different voting rights to be distinct classes of securities.’ ” On that same date, counsel also provided Ms. Ing with an analysis of the voting requirements for Member approval of Option 2 as well as recommendations on the process for the Board to approve any reclassification transaction.

Mr. Vanni and Ms. Ing met with outside counsel on October 24 and 25, 2006 at the Company’s offices and by telephone to discuss Options 1 and 2 and related going private issues. As a result of the meetings and phone call, modifications were made to both options, including structuring Option 1 as amendments to the Class 1 and 2 CODs only. Immediately following the meeting, Ms. Ing and outside counsel began preparing materials reflecting the modifications to the two options as well as other materials for the Board committee that was to be formed to address the reclassification.

On October 25, 2006, Mr. Vanni, as Chairman of the Board, pursuant to the July 26th Board resolutions, formed the Reclassification Committee after inviting and receiving the acceptance of all of the members: Messrs. Vanni, Henry Conversano, Marv Helder and Ken Horjus (appointed Chairman of the Reclassification Committee by Mr. Vanni) and Ms. Ing, and scheduled a November 15, 2006 Reclassification Committee meeting with outside counsel at the Company’s offices.

On October 31, 2006, Ms. Ing sent to the Reclassification Committee members materials for its November 15, 2006 meeting, and provided additional materials at such meeting.

In the materials, Option 1 consisted of amendments to the Class 1 and 2 CODs and no amendments to the Class 3 or Series B CODs. The amendments to the Class 1 and 2 CODs were proposed as:

•	Providing an additional 1/4 cent annual mandatory distribution per Class 1 and 2 Unit;

•	Providing a priority in any Company repurchase program behind hardship cases only;

•	Prohibiting conversions to Class 3 Units after December 31, 2007;

•	Providing limited voting rights for the Class 1 and 2 Units; and

•	Providing the Company with the right to call at a specified price enough Class 1 and 2 Units in order to cause the number of record holders of Class 1 and 2 Units together to be below 300, skipping tax disadvantaged members and using the call from the smallest holders to the largest holders.

In the materials, Option 2 consisted of making no changes to the rights of the Class 1, 2 and 3 Units of holders with 26,251 or more Units and Modifying the terms of the Units held by those with fewer than 26,251 Units as follows:

•	Providing an additional 1/2 cent annual mandatory distribution per Class 1-A, 2-A and 3-A Unit;

•	Providing a priority in any Company repurchase program behind hardship cases only; and

•	Providing limited voting rights.

On November 15, 2006, at the Company’s offices, the Reclassification Committee met for approximately 6 1/2 hours and discussed the two reclassification options (Option 1 and Option 2) and other related matters. At the end of that meeting, the Reclassification Committee decided to make a recommendation to the Board regarding deregistering the Class 1 Units under the 1934 Act through a reclassification transaction structured as Option 1.

As such, at the regular meeting of the Board held on December 13, 2006 Mr. Horjus, Chairman of the Reclassification Committee, led the Board through a discussion of the Reclassification Committee’s recommendation regarding deregistering the Class 1 Units through a reclassification transaction structured as Option 1. As part of this discussion, Mr. Horjus and outside counsel discussed with the Board the proposed terms for the reclassified Class 1 and 2 Units, including limited voting rights, the lack of convertibility of the Class 1 and 2 Units into Class 3 Units after December 31, 2007, the additional mandatory distribution on the Class 1 and 2 Units, the priority of the Class 1 and 2 Units in any Company repurchase program, the Call Option and providing Class 1 and 2 Unit holders who did not vote in favor of the reclassification transaction a limited opportunity to put their Class 1 and 2 Units to the Company at a price consistent with prices paid by the Company to repurchase Units (a “Limited Put Option”).

In structuring changes to the Class 1 and Class 2 Units, the Reclassification Committee recognized that the Class 1 and 2 Units taken together could not be substantially similar in character to the Company’s Class 3 Units and Series B Preferred Units (taken together or viewed separately), so that the Company could terminate the registration of its Class 1 Units and hence its reporting obligations under the 1934 Act. (It was believed that the Class 1 Units and the Class 2 Units could be considered the same legal class because of the convertibility of the Class 1 Units into Class 2 Units and the similarities between the Class 1 and 2 Units.) The Reclassification Committee sought to structure the changes to the Class 1 and 2 Units so that after these changes, the terms of the Class 1 and 2 Units were fair to all of the Company’s Members, including: those retaining their Class 1 and 2 Units, whose terms were being modified; those retaining Class 3 Units and Series B Preferred Units, whose terms were not being amended; and the holders of Class 1 and 2 Units who would be subject to the Call Option.

The Reclassification Committee chose to differentiate the voting rights of the Class 1 and 2 Units from the Class 3 Units and Series B Preferred Units and to prevent the Class 1 and 2 Units from being convertible into Class 3 Units (no class of Units can currently convert into Series B Preferred Units) because these rights are typically among the principal features characterizing a class of securities. To distinguish the voting rights, the Reclassification Committee chose to limit the voting rights of the Class 1 and 2 Unit holders to proposals relating to the merger, consolidation and dissolution of the Company and to amendments of the CODs of the Class 1 and Class 2 Units, as applicable. The Reclassification Committee’s recommendation to limit the voting rights of the Class 1 and 2 Units was made after considering the fact that the current Class 1 and 2 Unit holders do not hold a sufficient aggregate number of Units to control or substantially influence any given Member vote, since the Class 3 Units and Series B Preferred Units together control over 2/3rd of any Member vote (69.9%).

To balance the limited voting rights of the Class 1 and 2 Units, which it considered a negative feature, the Reclassification Committee chose to provide the Class 1 and 2 Units with an additional 1/4th of one cent per Unit annual mandatory distribution (approximately a 3% annual increase) and a permanent priority in any Company repurchase program. Currently under our repurchase guidelines, Units that have the most current “put right” allowing holders to sell their Units or Preferred Units back to the Company have priority in any Company repurchase of Units, behind only cases of hardship. As a result, the Class 1 Units (which are convertible into Class 2 Units) and the Class 2 Units currently have priority behind hardship cases in any Company repurchase of Units until the Class 2 Put Right expires in June 2010. However, our Board can revise the repurchase guidelines at any time to eliminate the priority of the Class 1 and 2 Units.

The Reclassification Committee recognized the Class 1 and 2 Units could not be convertible into Class 3 Units if the Class 1 and 2 Units were to be a separate legal class from the Class 3 Units. However, to be fair to the Class 1 and 2 Unit holders who desired to retain their full voting rights in the Company, the Reclassification Committee recommended that the Class 1 and 2 Unit holders have a limited time period to convert their Class 1 and 2 Units into Class 3 Units prior to their loss of this right. Accordingly, the Reclassification Committee recommended that, although the Class 1 and 2 Unit holders have had the right to convert their Units to Class 3 Units since January 2004 and 68% have done so, the Class 1 and 2 Units should remain convertible into Class 3 Units until December 31, 2007, and cease being convertible into Class 3 Units after that date. The Reclassification Committee forecast that this would give the Class 1 and 2 Unit holders at least 45 days from Member approval of the amendments to convert their Class 1 and 2 Units into Class 3 Units, if they desired, and allow the Company to deregister its Class 1 Units and terminate its reporting obligations prior to becoming subject to the management reporting obligations with respect to internal control over financial reporting pursuant to Sarbanes-Oxley.

Since the number of Class 1 and 2 Unit record holders together was slightly over 300, the Reclassification Committee recognized that we needed a mechanism to reduce that number to below 300. Accordingly, the Reclassification Committee recommended that the Class 1 and 2 CODs contain a Call Option that would allow the Company to call all of the Class 1 and 2 Units held by the record holders with the fewest number of Class 1 and 2 Units (taken together) until the number of record holders dropped below 300. However, since the Company is a limited liability company taxed as a partnership and because the Company was the entity that resulted from the amalgamation of many pre-existing real estate limited partnerships (with substantial built-in gains) as part of the IRM bankruptcy, the Reclassification Committee was cognizant that if the Company called the Class 1 and 2 Units held by certain Members, those Members may have significant tax consequences related to the call, primarily as a result of having to recognize substantial taxable gain derived from the contribution of appreciated property to the Company in connection with its formation. Accordingly, the Reclassification Committee recommended that record holders of Class 1 and 2 Units who would have significant tax problems as a result of the call not be subject to the Call Option. Because the call would be involuntary as to the holder, with the assistance of outside counsel, the Reclassification Committee looked to fair value principles under the appraisal provisions of Delaware corporate law and Delaware case law to help form its recommendation on how to price the Call Option.

The Reclassification Committee recommended to the Board that the Call Option be a fixed price using the exercise price of the Class 1 Put Option (the “Class 1 Put Option Exercise Price”), which was calculated in July 2005 based on the methodology set forth in the Class 1 COD as approved by the Bankruptcy Court in 2000, as a starting point.(1) This methodology, as set forth in Section 5.4 of the Class 1 COD, provided that the Class 1 Unit Put Option Exercise Price would be determined as follows:

•	Within 90 days preceding June 30, 2005 the Company was required to obtain an appraisal on each of its real estate assets and could obtain an appraisal on its non real estate assets;

•	The Company’s Board of Managers was required to retain a certified public accountant to calculate the value of the issued and outstanding Units by preparing a pro forma balance sheet using the appraised values from the appraisals with allowance for all anticipated costs and expenses (including but not limited to the estimated costs and expenses of liquidating all of the Company’s properties), and using the profit and loss allocation provisions of Article 7 of the Operating Agreement and otherwise in accordance with generally accepted accounting principles, all of which could be determined by the Board of Managers pursuant to specific written instructions to the certified public accountants; and

•	The total value of all classes of Units as calculated by the certified public accountants would then be divided by the total number of Units then outstanding of all classes. This resulting amount would be the Class 1 Put Option Exercise Price, and, if accepted by the Board of Managers, would be final and incontestable.

As required by Section 5.4 of the Class 1 COD, in connection with the determination of the Class 1 Put Option Exercise Price in June 2005 the Company obtained appraisals on each of its real properties (collectively, the “Appraisals”). See Section 3.8 for additional information with respect to the Appraisals. Pursuant to Board

(1) The Class 1 Put Exercise Price was originally set forth in Section 5.8(c) of the form of Operating Agreement attached as Exhibit D to the Joint Plan of Reorganization (the “Plan”). The final form of the Company’s Operating Agreement varied slightly from the form attached as an exhibit to the Plan. In addition, the Class 1 Put Exercise provisions were moved from the Operating Agreement to the Class 1 COD when the Company created multiple classes of Units pursuant to a Member vote on June 25, 2003, as described in Section 3.1.3. Finally, Section 5.8(c) of the Operating Agreement was amended by our Members on May 22, 2002 to provide certain clarifications, including adding the phrase “(including but not limited to the estimated costs and expenses of liquidating all of the Company’s Properties)” after the phrase “costs and expenses”.

instructions in compliance with the Class 1 COD,(2) Macias Gini & Company, the certified public accountants we retained for this purpose (the “CPAs”), calculated the collective value of all classes of issued and outstanding Units by preparing a pro forma balance sheet using the aggregate appraised values from the Appraisals with an allowance for all anticipated costs and expenses (including but not limited to the estimated costs and expenses of liquidating all of the Company’s properties), and using the profit and loss allocation provisions of Article 7 of the Company’s Operating Agreement, and otherwise in accordance with generally accepted accounting principles. The total value of all classes of Units as calculated by the CPAs was then divided by the total number of Units then outstanding of all classes.(3) On July 14, 2005, the CPAs issued their report on how the Exercise Price was determined.

In determining the price for the Call Option, the Reclassification Committee used the Class 1 Put Exercise Price as a starting point, since that methodology previously had been approved by the Bankruptcy Court in the IRM proceedings. The Reclassification Committee added back to the Class 1 Put Exercise Price the discount for liquidation costs and expenses set forth in the Class 1 COD. In addition, the Reclassification Committee recommended adjusting this price upward by the percentage increase between the amount at which the Company would have been willing to first repurchase Units after the Class 1 Put exercise date and the projected price at which the Company would be willing to purchase Units as of December 31, 2007 (based on the value which would be obtained by using the Company’s forecasted annual revenues and other relevant numbers from the Company’s 2007 financial plan).

The Board currently determines the maximum price it is willing to consider paying to repurchase Units by annualizing its rental revenues and multiplying its annualized revenues by a gross rent multiplier of 8.0 in order to determine its current (rather than book) property asset value. It then adds cash and other miscellaneous assets and subtracts mortgage debt, other liabilities and an amount equal to 10% of its property asset value (as the liquidation cost) in order to determine the adjusted net equity of the Company. It then divides adjusted net equity by the number of Units and Preferred Units outstanding, other than those owned by the Company’s subsidiary to determine a maximum purchase price per Unit. From this amount, it subtracts a 30% minority discount, which yields the maximum price the Company is willing to consider repurchasing Units.

The Board discussed with the Reclassification Committee what amount would be used as the first post-Class 1 Put repurchase price. After discussion, it was agreed that this number would be the maximum price at which the Company would have been willing to consider repurchasing Units in October 2005.

The Reclassification Committee and the Board believe the Call Option price methodology is designed to yield a fixed price for the Call Option which reflects the fair value of a Class 1 or Class 2 Unit as of December 31, 2007. The Reclassification Committee and the Board believe the Call Option price reflects a fair value because it used the Class 1 Put Exercise Price as a starting point but updated it by eliminating the liquidation discount and factoring the percentage increase in the maximum price the Company has been willing to repurchase Units. In particular:

•	The underlying starting point for determining this value was the Class 1 Put Exercise Price ($2.78 per Unit), which was based on the methodology approved by the Bankruptcy Court in the IRM bankruptcy proceeding in 2000 and set forth in the Class 1 COD;

•	The liquidation discount ($0.65 per Unit reflecting costs and expenses including of liquidation) used to determine the Class 1 Put Exercise Price was added back to the Call Option price to reflect Delaware case law that does not allow liquidation of assets, minority or lack of liquidity discounts in determining fair value under the Delaware corporate appraisal statute resulting in a $3.43 non-discounted price per Unit; and

•	The non-discounted Class 1 Put Exercise Price ($3.43 per Unit) was adjusted upward (to $3.67 per Unit) by the percentage increase in the maximum price at which the Company would have been willing

(2)	At its July 13, 2005 Board meeting the Board issued revised instructions to the CPAs regarding calculation of the Class 1 Put Option Exercise Price, which resulted in the Exercise Price of $2.78 per Class 1 Unit. These instructions modified the Board’s previous instructions to the CPAs, dated March 23, 2005. As a result of this modification, the Board did not accept the CPAs report, dated July 6, 2005, which was based on the previous instructions.
(3)	For purposes of this calculation, all Units owned by the Company’s wholly-owned subsidiary were treated as if they were not outstanding.

to purchase Units from the first month in which the Company could have repurchased Units after the Class 1 Put exercise date (i.e., October 2005) to December 31, 2007, based on the Company’s 2007 financial plan (i.e., a 7% increase: ($2.78 + $0.65) = $3.43; $3.43 × 1.07 = $3.67).

The Reclassification Committee and the Board believe the Call Option price of $3.67 per Unit reflects the fair value of a Class 1 or 2 Unit at a projected December 31, 2007 valuation date based on the Class 1 Put Exercise Price set in July 2005, without any discounts and adjusted upward to reflect the forecasted financial performance of the Company for the year ending December 31, 2007. The Reclassification Committee and the Board believe this methodology results in a reasonably accurate assessment of the going concern value of the Company based on its underlying asset values without any discounts. The Reclassification Committee and the Board also believe that: (i) this is the most appropriate way to value the Call Option in light of the lack of any market price for the Company’s Units; (ii) using the net book value for the Company would fail to reflect the market value of the Company’s properties; and (iii) using the liquidation value of the Company would impose a cost of liquidation charge, of which both of the latter choices would reduce the per-Unit price.

In addition, the Reclassification Committee and the Board believe any distortions in the valuation methodology due to the reliance on the Company’s forecasted 2007 results rather than basing the valuation on current appraisals were outweighed by the high costs for appraisals (estimated at $250,000 for the Company’s portfolio, excluding management and staff support costs), the small number of Units that would be subject to the Call Option, the fact that in the ordinary course the Company would not obtain updates of appraisals that are two years old and the benefit of having a fixed price for the Call Option. Accordingly, the Board did not seek to have current appraisals prepared in connection with determining the price of the Call Option.

Although the Reclassification Committee believed the proposed changes to the Class 1, 2 and 3 CODs were fair to the Class 1 and 2 Unit holders, as well as to the Class 3 Unit and Series B Preferred Unit holders, the Reclassification Committee wanted to provide a method for Class 1 and 2 Unit holders who did not support these changes to liquidate their investment in the Company. The Reclassification Committee considered providing such holders with appraisal or “dissenters’ ” rights, but concluded that the economic cost of such rights would be too burdensome. Since there were approximately 18 million Class 1 and 2 Units outstanding, the Company’s exposure would be over $33 million if it offered appraisal rights (i.e., $3.67 x 9 million Class 1 and 2 Units = $33 million), assuming the Call Option price reflects the fair value price. In order to balance the Reclassification Committee’s objectives of providing liquidity for Class 1 and 2 Unit holders who did not support the changes without imposing a financial burden on the Company, the Reclassification Committee decided to recommend to the Board that the amendments to the Class 1 and 2 CODs include the Limited Put Option.

In addition, the Reclassification Committee recognized that to ensure the Company would maintain the number of Class 1 and 2 Unit holders below 500 or any future applicable threshold for registration under the 1934 Act, the Company would need transfer restrictions after it terminated its reporting obligations with the SEC. In addition, the Reclassification Committee recognized the Company would need a similar provision to restrict the transfer of its Class 3 Units and Series B Preferred Units to maintain the number of these holders below 500. Outside counsel advised the Reclassification Committee that the Board had the authority, without Member consent, under the Company’s Bylaws to adopt a transfer restriction to address this issue and recommended a 1:1 record holder transfer restriction, unless an application was made to the Board and a specific waiver was granted. The Reclassification Committee proposed this transfer restriction to the Board. At the December 13, 2006 Board meeting the Board considered adopting the 1:1 record holder transfer restriction, but deferred taking action until its March 21, 2007 Board meeting. At the March 21, 2007 Board meeting, the Board adopted the 1:1 record holder transfer restriction. Accordingly, the 1:1 record holder to record holder transfer restriction is currently in effect and is not the subject of a Member vote.

At the December 13, 2006 Board meeting, Mr. Horjus and outside counsel also discussed the business considerations for engaging in a going private transaction and highlighted some of the advantages, disadvantages, and issues in a going private transaction. Outside counsel also led the Board through consideration of alternative transactions that would allow JCM to deregister its Units under the 1934 Act, including a tender offer, open market repurchases of Units and a cash-out merger (see Section 3.2.1.1 for a discussion of all alternatives considered and the reasons for their rejection), and informed the Board of the potential advantages of a reclassification transaction to achieve the Board’s goals of avoiding the cost and possible negative Unit holder reaction of cashing out Unit holders, except to the limited extent permitted by the Call Option. Outside counsel also discussed the possibility that the Limited Put Option could be considered a tender offer and, if so, whether it would be exempt since it would be part of the Company’s charter documents. Following discussion, the Board adopted a resolution authorizing legal counsel to draft the necessary documents to implement the Reclassification Committee’s recommendation regarding deregistering the Class 1 Units through a reclassification transaction structured as Option 1, with the Board’s modifications to the Reclassification Committee’s recommendation.

3.1.6  Consideration of Formation of an Independent Committee of the Board

The Board considered various other corporate and securities law matters applicable to the transaction, including the possible creation of an independent Board committee comprised of independent members of the Board to review and evaluate the proposed transaction on behalf of our Members. Mr. Horjus indicated the Reclassification Committee had discussed this issue and was recommending that the Board not form an independent committee.

Following this discussion, the Board determined not to form an independent committee to evaluate the proposed transaction. In making this determination, the Board took into consideration the fact that Board members owned Class 2 Units, Class 3 Units and Series B Preferred Units. The Board also considered that four out of nine Managers did not own any Units or Preferred Units and that eight out of the nine Managers are not employees of or otherwise paid to provide services to the Company, other than as members of the Board of Managers. The Board also considered that the Reclassification Committee consisted of Managers who owned different classes of Units or Preferred Units or no Units at all: Class 2 Units (Mr. Conversano); Class 3 Units (Mr. Helder); Series B Preferred Units (Mr. Vanni and Ms. Ing); and no Units (Mr. Horjus, the Chairman of the Reclassification Committee). As a result, the Board determined the members of the Board shared a similar interest in a going private transaction with all Members of the Company or had no ownership in the Company affecting their decision, and that the formation of an independent committee would not add any significant protection for the Company’s Unaffiliated Unit holders and Preferred Unit holders.

3.1.7  Board Meeting to Approve Reclassification Transaction

At the regular meeting of the Board held on March 21, 2007 and attended by outside counsel, Ms. Ing, the Company’s Chief Executive Officer and Mr. Horjus, Chairman of the Reclassification Committee, led the Board through a discussion of the documents to implement the proposed reclassification transaction. They and the Board also discussed the advantages and disadvantages of going private, including the Company’s one-time potential costs, in terms of time and dollars, in connection with accomplishing the going private transaction. After discussing the drafts of the amendments to the Class 1, 2 and 3 CODs, the Board unanimously approved the amendments.

In approving this Rule 13e-3 transaction, the Board took into consideration the terms of the transaction, the substantive and procedural fairness of the transaction, the effects of the transaction on the Company and its Members, and the benefits and disadvantages of the transaction, including potential future costs and expenses that the Company might incur in connection with its SEC reporting obligations, as further discussed below.

Mr. Horjus informed the Board that the Reclassification Committee had decided to withdraw its recommendation to the Board to include the Limited Put Option. After discussion with Ms. Ing, the Reclassification Committee informed the Board that it believed that there were risks that the Limited Put Option could be viewed as a non-exempt tender offer. The Reclassification Committee also believed that the Limited Put Option could have a negative effect on Member approval of the reclassification transaction since it provided an incentive not to support the transaction. After discussion, the Board accepted the recommendation of the Reclassification Committee.

In addition, following the presentations by management, the Chair of the Reclassification Committee and outside counsel, and after considerable discussion of the issues, our Board determined that it would be in the Company’s and its Members’ best interests to terminate its reporting obligations with the SEC. Our Board directed management to proceed with the going private transaction on the terms described above that would result in the deregistration of the Class 1 Units and the termination of the Company’s reporting requirements under the 1934 Act.

3.1.8  Board Meeting to Add Class 3 Call Option

In connection with the partial tender offer from a third-party, discussed in Section 3.2.2.2 below, our Board held a special Board meeting on April 11, 2007 to discuss the response required by the Company under the applicable provisions of the 1934 Act. In connection with the tender offer, the Company had advised the bidder and the SEC that the Company believed the tender offer violated the “all holders” rule of Rule 14d-10 under the 1934 Act because the bidder was offering to purchase only Class 1 and 2 Units and not Class 3 Units. This resulted in the Company clarifying its position with the SEC that it viewed the Class 1, 2 and 3 Units as a single class of Units under Section 12(g)(5) of the 1934 Act. As part of such clarification, the Company filed a Form 10-K/A to reflect that the class of its securities registered under Section 12(g) of the 1934 Act was the Units (consisting of Class 1, 2 and 3 Units).

Since the Units are registered as a single class of securities under Section 12(g) of the 1934 Act (and in order to deregister the Units after the reclassification), the Company would need to have no “class” of Units pursuant to Section 12(g)(5) of the 1934 Act that had more than 300 record holders. Accordingly, the Board of Managers at the special meeting adopted a resolution to provide that the reclassification transaction to be submitted to the Members include the Class 3 Call Option, so that after the reclassification transaction the number of holders of record of both the Class 1 and 2 Units (taken together) and the Class 3 Units would each be below 300.

The Board priced the Class 3 Call Option at the same price as the Call Option for the Class 1 and Class 2 Units, since both Call Options were based on using the fair value principles under the appraisal provisions of Delaware corporate and Delaware case law. Under these principles, the fair value of a Unit is determined without any discounts, including for lack of liquidity. Accordingly, when the Board determined the fair value of a Class 3 Unit under reference to these principles, the existence of a put right (providing for earlier liquidity) held by holders of Class 1 and 2 Units (through the Class 2 Put Right) did not make the Class 1 and 2 Units more valuable than the Class 3 Units. Accordingly, for these purposes, the Board determined that the Class 1, 2 and 3 Units should be valued the same.

Although the Board believed that the Class 3 Call Option was a negative factor for the holders of Class 3 Units, in light of the limited number of holders of record of Class 3 Units that would be affected, the fair value pricing of the Class 3 Call Option and the overall benefits of deregistration, the Board felt that it was necessary and fair to add the Class 3 Call Option to the reclassification transaction.

3.2	Reasons for this Rule 13e-3 Transaction; Alternatives Considered; Fairness of this Rule 13e-3 Transaction; Board Recommendation

3.2.1  JCM Partners’ Reasons for this Rule 13e-3 Transaction

JCM Partners is undertaking this Rule 13e-3 transaction at this time to end our SEC reporting obligations, which will enable us to save the substantial costs associated with being a reporting company. While we have considered taking action to terminate our reporting obligations in the past, we have decided to move forward at this time in order to effect such termination before we become subject to the SEC’s rules regarding management’s evaluation and our auditors’ assessment of internal control over financial reporting, which we believe will substantially increase our cost of complying with our reporting obligations. The specific factors considered in electing at this time to undertake this Rule 13e-3 transaction and become a non-SEC reporting company are:

•	We estimate that we will be able to reallocate resources, eliminate costs and avoid anticipated future costs by eliminating the requirement to file periodic and other reports and reducing the related expenses of communications with our Unit holders. For 2008, we expect these costs to approximate $480,000 as follows:

Cost Reduction

Legal SEC Reporting Costs	$150,000
Legal Corporate Costs	20,000
Printer’s Fees to file SEC Reports	40,000
External Auditor Annual Costs	40,000
Accounting Support Costs	5,000
D&O Insurance Costs	40,000

Cost Avoided

External Auditor Cost — Section 404 Attestation	110,000
Company Section 404 Attestation Costs	75,000

Total Projected 2008 Savings	$480,000

Additional costs savings include the soft costs the Company incurs in connection with its SEC reporting obligations, including the salary and benefits of staff that focus on SEC reporting and Section 404 issues, and the increased risk of liability to members of management.

We expect our cost savings after 2008 to be approximately $465,000, or $15,000 less than our projected 2008 savings. This reduction would be due to lower auditing costs related to Section 404 compliance after the first year of compliance.

•	We believe that, as a result of the recent disclosure and procedural requirements resulting from Sarbanes-Oxley, and specifically in connection with SEC rules adopted pursuant to Section 404 of Sarbanes-Oxley, which we will be subject to beginning with our Form 10-K filed in March 2008 for the 2007 fiscal year, the legal, accounting and administrative expense, and diversion of our Board of Managers, management and staff effort necessary to continue as an SEC reporting company will remain significant as regulations implementing Sarbanes-Oxley continue to be issued, without a commensurate benefit to our Members. We expect to continue to provide our Members with Company audited annual and unaudited semi-annual financial information and other information, but these reports will not be required to comply with the information requirements applicable to SEC periodic reports and will not generally include much of that information. Therefore, we anticipate that the costs associated with these reports will be substantially less than the costs we currently incur and would otherwise incur in the future in connection with our SEC filings.

•	In our Board of Managers’ judgment, little or no justification exists for the continuing direct and indirect costs of registration of our Units and attendant reporting obligations with the SEC given that our compliance costs have increased as a result of heightened government oversight and the lack of trading in our Units and Preferred Units.

•	At the time our Board approved this Rule 13e-3 transaction, the holders of our Class 1 and 2 Units together held less than 1/3rd of the total voting power of the Units and Preferred Units.

•	Our earnings and equity (after valuing our assets at fair market values) are sufficient to support our plans; therefore, we do not depend on raising capital in the public market and do not expect to do so in the near future. If it becomes necessary to raise additional capital, we believe there are adequate sources of additional capital available, whether through borrowing or through private or institutional sales of equity or debt securities. We recognize, however, that we may become subject to significant capital demands from the Class 2 Put Right, and that there can be no assurance we will be able to raise additional capital when required or that the cost of additional capital will be attractive. Accordingly, to meet these capital demands, we may be required to sell some of our properties.

•	Because of our desire to avoid being taxed as a corporation under the publicly traded partnership rules under Section 7704 of the Internal Revenue Code, none of our Units or Preferred Units are listed on an exchange and historically have not been traded. There have been sporadic sales of Units between Members, but the primary source of Unit sales has been through the repurchases of Units by the Company, the Class 1 Put (exercised in 2005 and redeemed, as required, by June 30, 2007) and the redemption of the original Preferred Units in 2001 required by the Bankruptcy Court as part of our original Operating Agreement. In addition, our Units and Preferred Units are subject to transfer restrictions, which as of March 21, 2007 only allow transfers to be made on a 1:1 record holder basis, unless an application has been made to and an exception granted by our Board. Our Bylaws further prevent any Unit holder from owning more than 10% of our Units and Preferred Units, which further limits their transferability. We also do not have sufficient liquidity in our Units and Preferred Units to use them as potential currency in an acquisition. As a result, we do not believe that registration of our Units under the 1934 Act has benefited our Members in proportion to the costs we have incurred and expect to incur in the future.

•	As a reporting company, we are required to disclose to the public, including to actual and potential competitors, many of which are privately owned, information that may be helpful to these competitors in competing with us. Some of this information includes property sales and acquisition information, our financial position, occupancy rates, rents, known market trends, executive compensation information and contingencies that may impact our operating results. These competitors and potential competitors can use such information against us in an effort to take renters, acquisitions and employees away from us as well as in property acquisitions and dispositions. Terminating our reporting obligations will help protect that sensitive information from required or inadvertent disclosure.

•	Operating as a non-SEC reporting company will reduce the burden on our Board, management and employees that arises from SEC reporting requirements, thus allowing our Board, management and employees to focus more of their attention on our business.

•	Operating as a non-SEC reporting company may increase management’s flexibility to consider and initiate actions that may produce long-term Company benefits and growth.

•	This Rule 13e-3 transaction proposal allows us to discontinue our reporting obligations with the SEC, but still allows all but approximately 5 Class 1 and 2 Unit holders, who will become subject to the Call Option, and approximately 7 Class 3 holders, who will become subject to the Class 3 Call Option, to retain an equity interest in JCM Partners. Thus, almost all of our Unit holders and Preferred Unit holders will continue to share in our profits and losses and receive distributions in accordance with the terms of their applicable COD.

•	Completing this Rule 13e-3 transaction at this time will allow us to begin to realize the anticipated cost savings and will allow our Board, management and employees to redirect their focus to our business at the earliest possible date.

We considered that some Unit holders may prefer to continue as Unit holders of an SEC reporting company, which is a factor weighing against this Rule 13e-3 transaction. However, we believe the disadvantages of remaining a public company subject to the registration and reporting requirements of the SEC, on balance, outweigh any advantages. We have no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using our securities as the consideration for such an acquisition. Accordingly, we are not likely to make use of this advantage our status as an SEC reporting company may offer.

Our Board realized that many of the benefits of a deregistration transaction, such as eliminating costs associated with SEC reporting obligations and allowing our Board, management and employees to focus on core business initiatives, have been in existence since we emerged from the IRM bankruptcy proceeding in 2000 and became subject to SEC reporting obligations. However, it was not until the Board felt the impact over time of the increased regulation resulting from Sarbanes-Oxley that it began seriously to consider a strategic transaction which would result in the deregistration of our Units. As recently as our March 22, 2006 Board meeting, meaningful relief from Section 404 of Sarbanes-Oxley seemed possible, given the recommendations of the SEC Advisory Committee. Although it appears that both the SEC and the Public Company Accounting Oversight Board are attempting to make the Section 404 requirements of Sarbanes-Oxley less burdensome on smaller public companies like ours, our Board believes such costs, both in terms of time and money spent in connection with SEC reporting obligations, will increase beginning in 2008, when the Company begins to become subject to the SEC’s rules adopted pursuant to Section 404 of Sarbanes-Oxley.

Other than the anticipated cost savings and other benefits associated with becoming a non-SEC reporting company, as outlined above and as described in the discussion under Section 3.3, we do not have any other reasons for engaging in this Rule 13e-3 transaction at this particular time.

In view of the wide variety of factors considered in connection with its evaluation of this Rule 13e-3 transaction, our Board of Managers did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations.

3.2.1.1  Other Transactions Considered by our Board

We considered various alternative transactions to accomplish the purposes of the proposed transaction, but ultimately elected to proceed with the proposed reclassification. The following were the alternative transactions considered, but rejected:

•	Tender Offer to all Unaffiliated Unit Holders

Our Board of Managers determined we do not have the funds to conduct a tender offer in order to reduce all of our record holders of Class 1, 2 and 3 Units from 602 to below 300 and would have to incur property sales or unacceptably high amounts of debt, if available, in order to complete such a transaction. In addition, there might not be a sufficient number of Class 1, 2 and 3 Unit holders of record tendering their Class 1, 2 and 3 Units to reduce the number of Class 1, 2 and 3 Unit holders of record (taken together) to below 300, resulting in the need for an additional transaction. Our Board of Managers did consider, however, that a tender offer might provide our Unit holders with liquidity for their Units. When we considered a tender offer, we did so with the understanding that all of our Class 1, 2 and 3 Units could be considered the same class of Units under the “all holders” rule set forth in Rule 14d-10 of the 1934 Act and therefore that we would have to make any tender offer to all holders of Class 1, 2 and 3 Units.

•	Open Market Class 1, 2 and 3 Unit Repurchases

There is no market for us to repurchase Units, other than limited sales from among Members and our repurchases from Members. We cannot solicit sales from our Members. Accordingly, there is insufficient activity to enable us to drop below 300 holders of record of our Class 1, 2 and 3 Units in the reasonably foreseeable future.

•	Reverse Unit Split and Cash Payment for Fractional Units

We considered a reverse split of all of our Units and paying cash to holders of fractional Units. However, it would be expensive to cash out a sufficient number of holders of all classes of Units. In addition, there would be adverse tax consequences for some Members and some Members would be forced out of their JCM Partners’ investment. Finally, since 25% of JCM’s Units are held by Members who are residents of California, the Company would need to obtain a permit from the California Commissioner of Corporations in order to effect a cash out reverse Unit split, since there was no available exemption from this qualification requirement. Accordingly, this type of transaction would require a permit from the California Commissioner of Corporations, which would add delay and additional expense, and may not be granted.

•	Cash-Out Merger

We considered merging JCM Partners with a new “shell” entity in which holders of less than a specified number of Units would have received cash equal to the fair value of their Units and all other Unit holders would have retained their Units. However, such a merger transaction would have had the same negatives as a reverse Unit split with payment of cash for fractional Units (for example, adverse tax consequences for some Members, high costs to purchase enough Units and some Members forced out of their JCM Partners’ investment).

Our Board determined that neither a cash-out merger nor a reverse split with a cash payment for fractional Units was a preferable option because neither offered any advantages over the reclassification transaction and both would subject some of our Members to adverse tax consequences, would be involuntary transactions for some of our Members and would require our larger Unit holders to vote their Units to force out some of our smaller Unit holders. Our Board of Managers did consider, however, that a cash-out merger or reverse Unit split with cash-out payments for fractional Units might provide our Unit holders with liquidity for their Units at fair prices.

•	Other Forms of Reclassification

Our Board considered other reclassification transactions, such as Option 2 described in Section 3.1.5. where the holders of less than a specified number of Class 1, 2 and 3 Units would have received Class 1-A, 2-A and 3-A Units with the Class 1-A, 2-A and 3-A Units having limited voting rights, no ability to convert into Class 1, 2 or 3 Units, an increased mandatory annual distribution, a priority in any Company repurchase program and possibly, a Limited Put Option. The Board determined this type of reclassification was not preferable to the one being proposed because it would require the larger Unit holders to use their voting power to disenfranchise the smaller Unit holders. Our Board believed the proposed reclassification transaction was more democratic because it required all of the Class 1, 2 and 3 Unit holders to collectively agree to modifications to the terms of the Class 1, 2 and 3 Units that would affect both large and small holders of Class 1, 2 and 3 Units.

•	Business Combination

As part of our strategic planning, we have considered, from time to time, whether a business combination would be in the best interests of our Members, but to date we have determined to remain an independent going concern. From time to time we have received proposals from third parties for business combination transactions, such as a merger, consolidation, sale of all or substantially all of our assets or recapitalization transaction. Our Board did not seek or receive any such proposals during our consideration of the proposed going private transaction. In any case, these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations.

3.2.2  JCM Partners’ Position as to the Fairness of this Rule 13e-3 Transaction

Based on a careful review of the facts and circumstances relating to this Rule 13e-3 transaction, our Board of Managers believes that the proposed amendments to the Class 1, 2 and 3 CODs are substantively and procedurally fair to our Unaffiliated Unit holders and Preferred Unit holders.

In concluding that the terms and conditions of this Rule 13e-3 transaction are fair to our Unaffiliated Unit holders and Preferred Unit holders, our Board of Managers considered a number of factors. In its consideration of both the procedural and substantive fairness of this transaction, the Board considered the potential effect of this transaction as it relates: to all Unit holders and Preferred Unit holders generally; to Class 1, 2 and 3 Unit holders, who will all be affected by the amendments to the Class 1, 2 and 3 CODs including those who will be cashed out pursuant to the Call Options; and to continuing Series B Preferred Unit holders, whose COD is not being amended. See Section 3.4.

3.2.2.1  Substantive Fairness

The factors our Board considered positive for all Unaffiliated Unit holders and Preferred Unit holders included the following:

For such holders continuing as Members after the Call Options:

•	Our Members receive limited benefit from us being an SEC reporting company because of our small size and the lack of trading in our Units and Preferred Units;

•	The reclassification should not result in a taxable event for our continuing Class 1, 2 and 3 Unit holders and Series B Preferred Unit holders;

•	Continuing Members will not be subject to the Call Options since the Company’s ability to use the Call Options is limited to reducing the number of record holders of Class 1 and 2 Units (taken together) to 295 and the number of record holders of Class 3 Units to 295, respectively, which will allow the Company to deregister the Units under the 1934 Act and terminate its SEC reporting obligations;

•	Our Members who are Tax Disadvantaged Holders will not be subject to the Call Options since the Call Options are structured so that the Company cannot call the Class 1, 2 and 3 Units of holders who meet the definition of Tax Disadvantaged Holders:

°	A Tax Disadvantaged Holder is defined as a Unit holder who has a negative capital account balance that is greater than two times the number of Class 1 and 2 (together) or Class 3 Units owned by such holder (e.g., a holder of 4,000 Class I Units and 6,000 Class 2 Units who has a capital account that is equal to or more negative than a negative $20,001, would be a Tax Disadvantaged Holder and that same holder would not be a Tax Disadvantaged Holder if the holder’s capital account was greater than negative $20,000);

•	The Class 3 Call Option is also structured so that the Company cannot call the Class 3 Units of holders who are our employees and received awards of Class 3 Units under our Long-Term Incentive Plan (this prevents an immediate windfall profit on awards made in April 2007 and preserves the goal of the Long-Term Incentive Unit Award Plan of aligning our employees’ interests with our Members’ interests); and

•	Our continuing Class 1, 2 and 3 Unit holders and Series B Preferred Unit holders will continue to have the opportunity to participate in our future growth and earnings, including any premium obtained upon any future sale of JCM Partners.

For holders subject to the Call Options:

•	The price of the Call Options is $3.67, which our Board believes represents the fair value of a Class 1, 2 or 3 Unit based on valuing the Company as a going concern without any discounts for costs of liquidating the Company’s assets, minority or liquidity, or otherwise. In reaching its conclusion that the Call Option price was fair to the affected Class 1, 2 and 3 Unit holders, our Board considered the involuntary nature of the Call Options and that the price of the Call Options was intended to reflect fair value principles determined by reference to Delaware case law interpreting the Delaware corporate appraisal laws so that the Call Option price approximates what a Class 1, 2 and 3 Unit holder would have received under those provisions; and

•	The Board also believes that the Call Option price of $3.67 per Unit reflects the fair value of a Unit at a projected December 31, 2007 valuation date based on the Class 1 Put Exercise Price computed in June 2005, without any discounts and adjusted upward to reflect the forecasted performance of the Company for the year ending December 31, 2007.

The Board believes that:

°	this is the most appropriate way to value the Call Options in light of the lack of any market price for the Company’s Units;

°	using the net book value for the Company would fail to reflect the market value of the Company’s properties (for example, as disclosed in Section 6, net book value at June 30, 2007 was $0.54 per Unit); and

°	using the liquidation value of the Company would impose a cost of liquidation charge, with both of the latter choices having a value below the per-Unit price of the Call Options.

In addition to the positive factors applicable to all of our Unaffiliated Unit holders and Preferred Unit holders set forth above, other factors that our Board of Managers considered positive for the Unaffiliated Class 1 and 2 Unit holders included:

For such Class 1 and 2 holders continuing as Members after the Call Option:

•	The Class 1 Unit holders retain their right to convert their Class 1 Units into Class 2 Units;

•	Class 1 and 2 Unit holders have a liquidity event if they desire to retain their Class 1 and 2 Units and not convert them into Class 3 Units, since the Class 2 Put Right will remain unchanged. This will allow Class 2 Unit holders to exercise this right in 2010 for redemption of their Class 2 Units in 2012 at a price based on the appraised value of the assets of the Company in 2010, adjusted only for the assumed liquidation costs of the Company’s properties;

•	The Class 1 and 2 Unit holders, in exchange for having their voting rights become limited voting rights, are receiving approximately a 3% annual increase in their mandatory distribution and a permanent preference in any Company repurchase program;

•	The Class 1 and 2 Unit holders who desire to retain voting rights in the Company and are willing to give up their Class 2 Put Rights can convert their Class 1 or 2 Units into Class 3 Units until December 31, 2007; and

•	The continuing Class 1 and 2 Unit holders will continue to own an equity interest in the Company and will continue to share in our profits and losses and receive distributions in accordance with the terms of the applicable CODs and our Operating Agreement.

In addition to the positive factors applicable to all of our Unit and Preferred Unit holders set forth above, other factors our Board of Managers considered positive for the Unaffiliated Class 3 Unit holders included:

For Class 3 holders continuing as Members after the Class 3 Call Option:

•	The Class 3 Unit holders will retain their current voting rights and the attendant right to participate in electing our Managers and making other decisions on our behalf; and

•	Our continuing Class 3 Unit holders will continue to own an equity interest in the Company and will continue to share in our profits and losses and receive distributions in accordance with the terms of the Class 3 COD and our Operating Agreement.

In addition to the positive factors applicable to all of our Unit and Preferred Unit holders set forth above, other factors our Board of Managers considered positive for the Unaffiliated Series B Preferred Unit holders included:

•	The Series B Preferred Unit holders will retain their current voting rights and the attendant right to participate in electing our Managers and making other decisions on our behalf; and

•	Our Series B Preferred Unit holders will continue to own an equity interest in the Company and will continue to share in our profits and losses and receive distributions in accordance with the terms of the Series B COD and our Operating Agreement.

Our Board considered each of the foregoing factors to weigh in favor of the substantive fairness of this Rule 13e-3 transaction to our Unaffiliated Unit holders and Preferred Unit holders.

Our Board is aware of, and has considered, the impact of certain potentially countervailing factors on the substantive fairness of this Rule 13e-3 transaction to our Unaffiliated Unit holders and Preferred Unit holders. In particular, the factors that our Board considered as potentially negative for the Unaffiliated Class 1 and 2 Unit holders included:

For holders subject to the Call Options:

•	Approximately 5 holders of record of Class 1 and 2 Units will become subject to the Call Option and will be required to surrender their Class 1 and 2 Units involuntarily in exchange for $3.67 per Unit, unless enough Class 1 and 2 record holders convert such Units into Class 3 Units (although they may then become subject to the Class 3 Call Option).

For such holders continuing as Members after the Call Option:

•	The voting rights of the Class 1 and 2 Units will be limited under the amendments to the Class 1 and 2 CODs.

Factors our Board considered as potentially negative for the Unaffiliated Class 3 Unit holders included:

For holders subject to the Class 3 Call Option:

•	Approximately 7 holders of record of Class 3 Units will become subject to the Class 3 Call Option and will be required to surrender their Class 3 Units involuntarily in exchange for $3.67 per Unit.

For such holders continuing as Members after the Class 3 Call Option:

•	The holders of Class 1 and 2 Units will receive an increased mandatory distribution; and

•	The ability of the Class 3 Unit holders to sell their Units and Preferred Units to the Company will be subordinate to the rights of the Class 1 and 2 Unit holders, except in the case of hardship.

Factors our Board considered as potentially negative for the Unaffiliated Series B Preferred Unit holders included:

•	The holders of Class 1 and 2 Units will receive an increased mandatory distribution; and

•	The ability of the Series B Preferred Unit holders to sell their Units and Preferred Units to the Company will be subordinate to the rights of the Class 1 and 2 Unit holders, except in the case of hardship.

Factors our Board of Managers considered as potentially negative for all Unaffiliated Unit holders and Preferred Unit holders included:

For all holders continuing as Members of the Company:

•	The Call Option will require the Company to redeem a limited number of Class 1 and 2 Units earlier than the Class 2 Put Right for which exercises can be made in 2010 for redemption in 2012;

•	The Class 3 Call Option will require the Company to redeem a limited number of Class 3 Units at a higher price than at which it has historically been repurchasing Units at a time when it is not otherwise obligated to repurchase such Class 3 Units and when there are very limited opportunities for holders of Class 3 Units to sell their Units;

•	Our Members will have reduced access to Company financial and other information once we are no longer an SEC reporting company, although we do intend to continue to provide all Members with audited annual and unaudited semi-annual financial information and other information about JCM Partners;

•	Once our SEC reporting obligations are terminated, we will not be subject to the provisions of Sarbanes-Oxley or certain of the liability provisions of the 1934 Act, and our officers will not be required to certify the accuracy of our financial statements under SEC rules;

•	Our Members will lose certain protections currently provided under the 1934 Act, such as the reporting requirements under which we must file annual, quarterly and other reports;

•	The fact that future business partners might require more information from us before entering into a business relationship due to the lack of publicly available information about us; and

•	Unit holders who do not believe that this Rule 13e-3 transaction is fair to them do not have the right to dissent from it.

For holders subject to the Call Options:

•	Unit holders who do not believe that this Rule 13e-3 transaction or the Call Option price of $3.67 per Unit is fair to them do not have the right to dissent from it.

Our Board of Managers believes these potentially countervailing factors did not, individually or in the aggregate, outweigh the overall substantive fairness of this Rule 13e-3 transaction to our Unaffiliated Unit holders and Preferred Unit holders, whether they be Class 1, 2 or 3 Unit holders (either as continuing Members or being cashed out pursuant to the Call Options) or Series B Preferred Unit holders, and that, on balance, the foregoing factors are outweighed by the positive factors previously described. In particular, our Board believes this transaction is substantively fair because Class 1 and 2 Unit holders can choose to remain Class 1 or 2 Unit holders or convert into Class 3 Units through December 31, 2007. In addition, our Board believes this transaction is substantively fair to our continuing Class 1 and 2 Unit holders because they will receive an increase in their annual mandatory distribution and permanent priority in any Company repurchase program in exchange for having their voting rights become limited. Finally, our Board believes the transaction is substantively fair to the holders who become subject to the Call Options because they will receive $3.67 per Unit, which the Board has determined will be the fair value of a Unit at a projected December 31, 2007 valuation date.

3.2.2.2  Procedural Fairness

We believe this Rule 13e-3 transaction is procedurally fair to our Unaffiliated Unit holders and Preferred Unit holders, including those who are Class 1 and 2 Unit holders and those who are Class 3 Unit or Series B Preferred Unit holders. In concluding this Rule 13e-3 transaction is procedurally fair to our Unaffiliated Unit holders and Preferred Unit holders, our Board of Managers considered a number of factors. The factors our Board of Managers considered positive for all Unaffiliated Unit holders and Preferred Unit holders include:

•	This transaction requires the vote of holders of a majority of each of the Class 1, 2 and 3 Units present (in person or by proxy) at the Special Meeting and the amendments to the Class 1, 2 and 3 CODs will affect all holders of Class 1, 2 and 3 Units equally, regardless of the size of their holdings, except for holders subject to the Call Options. Accordingly, unlike some other possible forms of reclassification transactions, this transaction does not pit the interests of the larger Class 1, 2 and 3 holders against the smaller Class 1, 2 and 3 holders;

•	Our Board determined there was no need to form an independent committee or retain any unaffiliated representative(s) to represent the Unaffiliated Unit holders or Preferred Unit holders because our Board believed it was able to consider the competing interests of the Class 1 and 2 Unit holders, the Class 3 Unit holders and the Series B Preferred Unit holders. We have Board members who own Class 2 and 3 Units and Series B Preferred Units. In addition, four of our nine Managers, including the Chairman of the Reclassification Committee, do not own any Units or Preferred Units and are each independent from our other Managers and executive officers. Accordingly, our Board believes that it was able to balance the rights of the holders of all Units and Preferred Units. Our Board did not believe the structure of this transaction created any material potential conflict of interest, and the Board members will not be entitled to any special benefits in this Rule 13e-3 transaction based on their status as a Board member(4); therefore, our Board did not believe that any additional protections that may be afforded by an independent committee would be significant;

•	Management and our Board considered alternative methods of effecting a transaction that would result in our becoming a non-SEC reporting company, each of which was determined to be less democratic or impractical, would subject our Members to adverse tax consequences, and/or would be more expensive than this reclassification transaction and thus not possible based on our available funds;

•	This Rule 13e-3 transaction must be approved by the affirmative vote of a majority of: (i) each of the Class 1, 2 and 3 Units present at the Special Meeting (in person or by proxy); and (ii) the Class 1, 2 and 3 Units and Series B Preferred Units, voting together as a single class, present at the Special Meeting (in person or by proxy). As of the record date, our Managers and management own no Class 1 Units, 15.8% of the Class 2 Units, 7.7% of the Class 3 Units, 27.2% of the Series B Preferred Units and 11.8% of the Class 1, 2 and 3 Units and Series B Preferred Units together (percentages refer to voting power). Accordingly, the Unaffiliated Class 1 Unit holders effectively have veto power over this transaction because a class vote of the Class 1 Units is required and our Managers and management do not own any Class 1 Units. In addition, our Managers and management do not control a sufficient number of votes to control the outcome of the class vote of the Class 2 or 3 Units or of all of the Units and Preferred Units voting together; and

•	The transaction was unanimously approved by our Board, including all of our independent Managers.

Our Board of Managers considered each of the foregoing factors to weigh in favor of the procedural fairness of this Rule 13e-3 transaction to our Unaffiliated Unit holders and Preferred Unit holders.

Our Board is aware of, and has considered, the impact of the following potentially countervailing factors, which affect Class 1 and 2 Unit holders as well as Class 3 Unit holders and Series B Preferred Unit holders to the same degree, on the procedural fairness of this Rule 13e-3 transaction:

•	Although the interests of the Class 1 and 2 Unit holders are different from the interests of the Class 3 Unit holders and Series B Preferred Unit holders and the interests of the Class 3 Units holders are different from the interests of the Series B Preferred Unit holders and may create actual or potential conflicts of interest in connection with this Rule 13e-3 transaction, neither the Board nor any of the Managers retained an independent, unaffiliated representative to act solely on behalf of the Class 1 and 2 Unit holders or the Class 3 Unit holders for the purpose of negotiating the terms of this transaction or preparing a report concerning the fairness of this transaction;

•	This transaction is not structured to require approval of at least a majority of Unaffiliated Unit holders and Preferred Unit holders as a group, although the class vote of the Class 1 Units effectively gives a majority of Unaffiliated Class 1 Unit holders veto power over this transaction, since none of our Board members or management own any Class 1 Units; and

•	We did not solicit any outside expressions of interest in acquiring the Company.

Our Board of Managers believes that, on balance, the foregoing potentially countervailing factors did not, individually or in the aggregate, outweigh the overall procedural fairness of this Rule 13e-3 transaction to our Unaffiliated Unit holders and Preferred Unit holders, and the foregoing factors are outweighed by the procedural safeguards previously described. In particular, with reference to the lack of an independent committee, our Board felt that the consideration of this transaction by the full Board, who had no conflict of interest (and may have its total voting power decreased as a result of this transaction), was a sufficient

(4)	Based on the size of the Unit holdings of Board members, no Board member who owns Units is expected to be subject to the Call Options. However, the Board members who own Units are being treated the same as all other Members who own Units. Accordingly, the Board did not believe that Board members were subject to any special treatment in the transaction as a result of their status as Board members.

procedural safeguard which made it unnecessary to form an independent committee or retain an independent fairness advisor.

We therefore believe that this Rule 13e-3 transaction is substantively and procedurally fair to our Unaffiliated Unit holders and Preferred Unit holders, including those who are Class 1 and 2 Unit holders (whether continuing as Members or being cashed out pursuant to the Call Option), those who are Class 3 Unit holders (whether continuing as Members or being cashed out pursuant to the Class 3 Call Option) and those who are Series B Preferred Unit holders. In reaching this determination, we have not assigned specific weights to particular factors, and we considered all factors as a whole.

In reaching its conclusion that this Rule 13e-3 transaction is fair to each of the Class 1 and 2 Unit holders (whether continuing as Members or being cashed out pursuant to the Call Option), Class 3 Unit holders (whether continuing as Members or being cashed out pursuant to the Class 3 Call Option) and Series B Preferred Unit holders, the Board did not consider the current or historical market price of our Units or Preferred Units, our going concern value, our net book value or the liquidation value of our assets to be material, except in the case of setting the price for the Call Options. Our Board did not believe these figures to be material because our Unit holders are not being cashed out in connection with this Rule 13e-3 transaction, other than approximately 5 holders of record of Class 1 and 2 Units who will become subject to the Call Option and approximately 7 holders of record of Class 3 Units who will become subject to the Class 3 Call Option, and after this Rule 13e-3 transaction, we will continue to have over 99.9% of our Units and Preferred Units outstanding, other than those owned by our subsidiary, with the same or better material economic rights and preferences. As a result, Class 1 and 2 Unit holders (other than those subject to the Call Option) will continue to hold an equity interest in JCM Partners and will therefore participate equally, and on the same basis that they would have participated absent this transaction, with the holders of our Class 3 Units (other than those subject to the Class 3 Call Option) and Series B Preferred Units in our profits and losses, the receipt of distributions (plus their increased distributions as a result of this transaction), and the benefits resulting from any sale of JCM Partners. See Section 7 for the current and historical market price of our Units and information on our distributions to Members.

In reaching its conclusion that the Call Option price was fair to the affected Class 1 and 2 Unit holders, our Board considered the involuntary nature of the Call Option and that the price of the Call Option was intended to reflect fair value principles determined by reference to Delaware case law interpreting the Delaware corporate appraisal laws so that the Call Option price approximates what a Class 1 and 2 Unit holder would have received under those provisions. The Board applied this same analysis to the price of the Class 3 Call Option, which is the same price as the Call Option. Since the differences between the classes of Units would not have factored into the determination of the value of an individual Unit under the Delaware appraisal statute, and because of the ability of a Class 1 or 2 Unit holder to control whether they held non-voting and redeemable Units or voting and non-redeemable Units either before or after the proposed transaction, the Board did not further consider the differences among the different classes of Units in making its fairness determination with respect to the price of the Call Options.

Additionally, our Board considered the collective advantages of the Class 1 and 2 Units with respect to an increased annual mandatory distribution (approximately 3% per year per Unit) and a permanent preference in any Company repurchase program, as compared to the collective benefits of the Class 3 Units and Series B Preferred Units, including the continuing right to vote and otherwise act with respect to Managers and our Operating Agreement and the increased percentage of voting power that the Class 3 Unit holders and Series B Preferred Unit holders will have following this Rule 13e-3 transaction. Our Board also considered the relative disadvantages of the Class 1 and 2 Units compared to the Class 3 Units and Series B Preferred Units, including the limitations on voting and decision-making in the case of the Class 1 and 2 Units and the Call Option, applicable to approximately 5 holders of record of Class 1 and 2 Units and the increased annual mandatory distribution provided to the Class 1 and 2 Unit holders, the subordination of the Class 3 Units and Series B Preferred Units to the Class 1 and 2 Units under any Company repurchase program and the Class 3 Call Option, applicable to approximately 7 holders of record of Class 3 Units.

In addition, our Board also evaluated the benefits shared by the continuing Class 1 and 2 Unit holders as well as the continuing Class 3 Unit holders and Series B Preferred Unit holders, such as the ability to vote upon certain events, such as proposals for merger, consolidation or dissolution of the Company, the ability to benefit from the anticipated cost savings associated with this Rule 13e-3 transaction and the opportunity to share in our future growth and earnings. Finally, our Board considered the choices that Class 1 and 2 Unit holders had with respect to their investment in the Company. As a result of the analysis described above, our Board determined, in its business judgment, that our Unit and Preferred Unit holders may find the overall rights, preferences and limitations of either or each of the Class 1 and 2 Units and the Class 3 Units attractive. Depending on the preference as to the type of Unit each of our Class 1 and 2 Unit holders would like to hold, our Class 1 and 2 Unit holders may, as described in this proxy statement, control whether they ultimately have Class 1, 2 or 3 Units after the reclassification. For the foregoing reasons, our Board also did not request or receive any reports, opinions or appraisals from any outside party relating to this Rule 13e-3 transaction or the monetary value of the Class 1, 2 or 3 Units. In addition, because of the ability of the Class 1 and 2 holders to control whether they held Class 1 or 2 (as applicable) or Class 3 Units after the transaction, the Board believed that the terms of the Class 1, 2 and 3 Units after the transaction were fair to all holders, particularly in light of the Class 3 Unit holders’ current voting control over the Company.

A summary of the differences considered by our Board among the Class 1, 2 and 3 Units after giving effect to the transaction, including the use of the Call Options, is set forth on the next page:

Provision	Class 3	Class 1 and 2
Voting Rights	Entitled to vote on all matters that require the consent of Members, including the election and removal of Managers for cause.	Will not have any voting rights, except with respect to the merger, consolidation or dissolution of the Company, or the amendment of the Class 1 or Class 2 COD, as applicable.
Calling Special Meeting of the Members	Can vote and be counted in determining the number of Units and Preferred Units outstanding for determining the 10% of Units and Preferred Units needed to call a Special Meeting of the Members.	Cannot be voted to call for a Special Meeting of the Members, but will continue to be counted in determining the number of Units and Preferred Units outstanding for determining the 10% requirement.
Amendments to the Operating Agreement	May participate with the other Units in voting on amendments to our Operating Agreement.	May not vote with the other Units in voting on amendments to our Operating Agreement.
Convertibility	Not convertible.	Conversion of Class 1 and 2 Units into Class 3 Units prohibited after December 31, 2007; and Class 1 Units remain convertible into Class 2 Units.
Mandatory Distributions	Class 3 Units receive $0.0825 per Unit, per year, paid monthly.	Class 1 Units receive $0.08 per Unit, per year, paid monthly. Class 2 Units receive $0.0825 per Unit per year, paid monthly.
Repurchase Program Priority	Subordinate to Class 1 and 2 Units, except in the case of hardship.	Repurchase priority in the Company’s repurchase of Units, except in the case of hardship.
Other Distributions	Entitled to other distributions as set forth in the applicable COD.	Entitled to other distributions as set forth in the applicable COD.

Put Rights	None.	Class 2 Unit Holders have the right to put their Class 2 Units to us in 2010 for payment by us in 2012 for a price to be determined in 2010 based on current appraisals of our properties.

During the last four years, we have not received proposals from unaffiliated persons regarding our merger or consolidation with or into such person, for the sale or other transfer of all or any substantial part of our assets, or for the purchase of a controlling number of our Units and Preferred Units. In April 2007, our Class 1 and 2 Unit holders received a tender offer from a third party to acquire up to 2,750,469 Class 1 and 2 Units at a price of $1.40 per Unit (i.e., an offer for 9.93% of the Class 1 and 2 Units owned by our Members, other than our wholly-owned subsidiary). In May 2007, the third-party terminated the tender offer after no Units were tendered.

We have not made any provision in connection with this Rule 13e-3 transaction to grant Unaffiliated Unit and Preferred Unit holders access to our Company files beyond the access granted generally under our Operating Agreement, which is described below, or to obtain counsel or appraisal services at our expense. With respect to Unaffiliated Unit or Preferred Unit holders’ access to our Company files, our Board determined that this proxy statement, together with our other SEC filings and information they may obtain pursuant to our Operating Agreement, provide adequate information for Unaffiliated Unit or Preferred Unit holders. With respect to obtaining counsel or appraisal services solely for Unaffiliated Unit or Preferred Unit holders at our expense, our Board did not consider these actions necessary or customary. Under Delaware limited liability company law and our Operating Agreement, subject to compliance with our safety, security and confidentiality procedures and guidelines, our Members have rights to review lists of our Members and Managers, copies of our certificate of formation, tax returns, financial statements, operating agreements, our books and records of account for the current and past fiscal years and certain other information. Subject to the procedures and protections in Section 3.13(b) of our Bylaws, any Member may inspect and copy these records if they have a proper purpose reasonably related to their interest as a Member of JCM Partners. In deciding not to adopt these additional procedures for access to our Company files or to obtain counsel or appraisal services for our Members at our expense, our Board also took into account factors such as JCM Partners’ size and the cost of such procedures.

3.2.3  Board Recommendations

Our Board of Managers believes the terms of this Rule 13e-3 transaction are fair to and in the best interests of our Unaffiliated Unit and Preferred Unit holders and unanimously recommends that you vote “FOR” Proposals 1A-1E, 2A-2E and 3 (the proposed amendments to the Class 1, 2 and 3 CODs) which will allow us to effect this Rule 13e-3 transaction.

3.3	Purpose of and Reasons for the Structure of this Rule 13e-3 Transaction

The primary purpose of this Rule 13e-3 transaction is to enable us to terminate the registration of our Units under Section 12(g) of the 1934 Act. This transaction, if approved, will make our Class 1 and 2 Units (taken together) a separate legal class of securities from our Class 3 Units under Section 12(g)(5) of the 1934 Act and allow us to reduce the number of record holders of both our Class 1 and 2 Units (taken together) and Class 3 Units to under 300, which will allow us to file a Form 15 with the SEC to deregister our Class 1 and 2 Units (as one registered Class) and our Class 3 Units (as a registered Class) and terminate our 1934 Act reporting obligations. We believe that this will allow us to achieve significant cost savings. We estimate that we will be able to reallocate resources and eliminate costs and avoid anticipated future annual costs of approximately $480,000 in 2008 and $465,000 thereafter, by eliminating the requirement to file periodic reports and reducing the expenses of being an SEC reporting company. In addition, we believe this will:

•	Help protect sensitive business information from required or inadvertent disclosure that might benefit our competitors; and

•	Allow our Board, management and employees to refocus time spent on SEC reporting obligations and related Member administrative duties onto our business.

One main reason for the structure of this transaction is we believe that the proposed changes to the terms of the Class 1 and Class 2 Units will make them a separate class of securities from our Class 3 Units. Currently, we believe that all of the Units may be considered one class. Ensuring that our Class 1 and 2 Units are considered a different class from our Class 3 Units will facilitate our ability to deregister our Units.

In addition, the structure of this Rule 13e-3 transaction will give all our Members, other than the approximately 12 Members who become subject to the Call Options, the opportunity to retain an equity interest in JCM Partners. Because the Call Options collectively only requires us to cash out less than 1/10th of 1% of our Units and Preferred Units other than those owned by our subsidiary, this structure minimizes the costs of our becoming a non-SEC reporting company while achieving the goals outlined in this proxy statement.

Our Board elected to structure this transaction to take effect at the record Unit holder level, meaning that JCM Partners will look at the number of Class 1 and 2 Units registered in the name of a single holder to determine if that holder’s Units will be subject to the Call Option and the number of Class 3 Units registered in the name of a single holder to determine if that holder’s Units will be subject to the Class 3 Call Option. Our Board did so in order to ensure that the Company reduced the number of record holders of Class 1 and 2 Units (taken together) to below 300 and the number of record holders of Class 3 Units to below 300, which will enable the Company to deregister the Units and terminate its SEC reporting obligations. See Sections 3.1 and 3.2. Other than the holders of Class 1, 2 and

3 Units subject to the Call Options and holders of Class 1 and 2 Units who convert their Class 1 and 2 Units into Class 3 Units, all other holders of Class 1, 2 and 3 Units and Series B Preferred Units will continue to own their same Class 1, 2 and 3 Units and Series B Preferred Units after this transaction, except that the terms of the Class 1 and 2 Units will have been modified by the amendments described herein.

3.4	Effects of this Proposed Transaction; Plans or Proposals after this Rule 13e-3 Transaction

3.4.1  Capitalization

Our Operating Agreement currently authorizes the Board to issue up to 300,000,000 Units and Preferred Units, of which 25,000,000 may be designated Preferred Units, without Member approval, subject to certain conditions set forth in the Operating Agreement. The number of authorized Units and Preferred Units will remain unchanged after completion of this Rule 13e-3 transaction. As of the record date for the Special Meeting, the number of Units and Preferred Units outstanding were as follows:

Class of
Unit/Series of	Owned by	Owned by	Total
Preferred Unit	Members	Subsidiary	Outstanding

Class 1	2,788,328	1,708,553	4,496,881
Class 2	14,336,363	8,784,633	23,120,996
Class 3	32,670,503	20,018,912	52,689,415
Series B Preferred	7,192,000	0	7,192,000

Total	56,987,194	30,512,098	87,499,292

We estimate that if this Rule 13e-3 transaction had been consummated as of the record date, no Class 1 and 2 Unit holders converted into Class 3 Units and no Class 1, 2 or 3 Unit holders took any action to become subject to or to avoid the Call Options, the number of outstanding Class 1 Units would have been reduced from 4,496,881 to approximately 4,494,227, the number of outstanding Class 2 Units would have been reduced from 23,120,996 to approximately 23,116,929, the number of outstanding Class 3 Units would have been reduced from 52,689,415 to approximately 52,654,429 and there would have been no change in the number of outstanding Series B Preferred Units. However, given the ability of the holders of Class 1 and 2 Units to convert their Class 1 and 2 Units into Class 3 Units through December 31, 2007, we do not know how many Class 1, 2 and 3 Units will be outstanding after the December 31, 2007 conversion deadline and the exercise of the Call Options. Under any scenario after this transaction, the Class 3 Units will represent at least 66% of the outstanding Class 1, 2 and 3 Units and 66% of the voting power of the Class 1, 2 and 3 Units. We have no other current plans, arrangements or understandings to issue any Units, other than to certain of our employees under our 2006 Long-Term Incentive Unit Award Plan.

Unless otherwise stated in this proxy statement, outstanding Units include Units held by our wholly-owned subsidiary. Further, unless otherwise stated in this proxy statement, the effects of the Call Options on the number of Units outstanding and the number of Members whose Units are redeemed are based on the assumption that there are no additional conversions of Class 1 Units into Class 2 or Class 3 Units or of Class 2 Units into Class 3 Units after the date of this proxy statement.

3.4.2  Effects of this Rule 13e-3 Transaction on Class 1 and 2 Unit Holders

This Rule 13e-3 transaction will have both positive and negative effects on the Class 1 and 2 Unit holders.

Benefits

As a result of this Rule 13e-3 transaction, the Class 1 and 2 Unit holders will:

•	Receive a 1/4th of one cent increase in their annual mandatory distribution per Unit (approximately a 3% increase); and

•	Receive a permanent preference in any Company repurchase program.

Detriments

As a result of this Rule 13e-3 transaction, the Class 1 and 2 Unit holders will:

•	Have had the terms of their Class 1 and 2 Units amended, for which they will receive no additional consideration, other than the modifications to the terms of the Class 1 and 2 Units;

•	Be entitled to vote only upon: (i) a proposed merger, consolidation or dissolution of the Company; or (ii) an amendment to the Class 1 COD or Class 2 COD, as applicable;

•	Have no rights to nominate, elect or remove Managers, call a special meeting of the Members or amend our Operating Agreement;

•	Hold an unregistered class of securities and therefore lose the benefits of holding Section 12 registered securities, such as access to the information concerning the Company required to be contained in the Company’s periodic and other reports filed with the SEC and which the Company chooses not to otherwise distribute to Members, the requirement that our officers certify the accuracy of our financial statements and the benefits derived by the imposition of the requirements of Sarbanes-Oxley;

•	Bear the risk of a decrease in the value of the Class 1 and 2 Units due to their limited voting rights and the reduction in public information concerning the Company as a result of us not having to file reports under the 1934 Act, which may adversely affect the already limited liquidity of the Class 1 and 2 Units; and

•	Be forced to sell their Class 1 and 2 Units to us for $3.67 per Unit if they are subject to the Call Options (up to 5 Unit holders will be affected).

3.4.3	Effects on Class 3 Unit Holders and Series B Preferred Unit Holders

3.4.3.1  Effects on Class 3 Unit Holders

This Rule 13e-3 transaction will have both benefits and detriments to the Class 3 Unit holders.

Benefits

As a result of this Rule 13e-3 transaction:

•	Continuing Class 3 Unit holders with the Series B Preferred Unit holders will exercise the sole voting control over JCM Partners, other than in connection with: (i) a proposed merger, consolidation or dissolution of the Company; or (ii) an amendment to the Class 1 COD or the Class 2 COD.

Detriments

As a result of this Rule 13e-3 transaction the Class 3 Unit holders will:

•	Hold an unregistered class of securities and therefore lose the benefit of holding Section 12 registered securities, such as access to information and a potential decrease in the value of their Units, as further discussed in Section 3.4.2 above; and

•	Be forced to sell their Class 3 Units to us for $3.67 per Unit if they are subject to the Class 3 Call Option (up to 7 Unit holders will be affected).

3.4.3.2  Effects on Series B Preferred Unit Holders

This Rule 13e-3 transaction will have both benefits and detriments to the Series B Preferred Unit holders.

Benefits

As a result of this Rule 13e-3 transaction:

•	Continuing Series B Preferred Unit holders with Class 3 Unit holders will exercise the sole voting control over JCM Partners, other than in connection with: (i) a proposed merger, consolidation or dissolution of the Company; or (ii) an amendment to the Class 1 COD or the Class 2 COD.

Detriments

As a result of this Rule 13e-3 transaction:

•	The Series B Preferred Unit Holders will lose the benefit of holding securities in a company with a class of securities registered under the 1934 Act, including loss of access to information and a potential decrease in the value of their Preferred Units, as further discussed in Section 3.4.2 above.

3.4.4	Effects of this Rule 13e-3 Transaction on Affiliated Unit Holders and Preferred Unit Holders

The executive officers and Managers of JCM Partners (“affiliates”) who hold Units and Preferred Units will participate in this Rule 13e-3 transaction in the same manner and to the same extent as all of the other Unit holders and Preferred Unit holders. All of our Managers and executive officers who own Units and/or Preferred Units have indicated to us that they intend to vote their Units and Preferred Units in favor of Proposals 1A-1E, 2A-2E and 3. Messrs. Conversano and Rein are the only Managers and executive officers who own any Class 1 or 2 Units. We believe Messrs. Conversano and Rein will each own a sufficient number of Class 1 and 2 Units so as not to be subject to the Call Option. Two of our Managers own Class 3 Units, Messrs. Deppe and Helder. They own a sufficient number of Class 3 Units so as not to be subject to the Class 3 Call Option. Two of our executive officers, Messrs. Rein and Toovey, also own Class 3 Units. However, since they acquired their Class 3 Units as awards under our Long Term Incentive Unit Award Plan, these Units will not be subject to the Class 3 Call Option.

Both Messrs. Conversano and Rein have indicated to the Company that they do not intend to convert their Class 2 Units into Class 3 Units.

3.4.5  Termination of 1934 Act Registration and Reporting Requirements

Upon the completion of this Rule 13e-3 transaction and the exercise of the Call Options, we expect that our Class 1 and 2 Units (taken together) will be held by fewer than 300 holders of record and that our Class 3 Units will also be held by fewer than 300 holders of record. Since we currently view our Units as our registered class of securities, after the transaction, we believe that we will have two registered classes of Units: (i) Class 1 and 2 Units (taken together) and (ii) Class 3 Units. We intend to file a Form 15 to deregister both classes of Units after completion of the proposed recapitalization transaction. Accordingly, the registration of our Class 1 and 2 Units (as a registered Class of Units) and our Class 3 Units (as a registered Class of Units) under the 1934 Act will be terminated pursuant to Rule 12g-4(a) of the 1934 Act 90 days, or such shorter period determined by the SEC, after we file a Form 15 with the SEC. Pursuant to Rule 12g-4(b) of the Act, our duty to file periodic and current reports with the SEC will be immediately suspended upon filing the Form 15 unless we withdraw the Form 15 or the SEC denies our certification on Form 15, and our duty to file proxy statements will terminate when the classes of Units are deregistered.

We will apply for termination of the registration of our classes of Units and suspension of our periodic reporting obligations with the SEC as soon as practicable following completion of this Rule 13e-3 transaction and the exercise of the Call Options in January 2008.

Once our reporting obligations are suspended, and then terminated, we will eliminate our costs of complying with the filing requirements and sending the reports to our Members.

Once our classes of Units are deregistered, our executive officers, Managers and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the 1934 Act, and information about their compensation and Unit and Preferred Unit ownership will not be publicly available.

3.4.6	Potential Registration of the Series B Preferred Units, Class 1 and 2 Units and/or Class 3 Units

As of the record date, there were 26 Series B Preferred Unit holders of record. If the number of record holders of our Series B Preferred Units exceeds 500 on the last day of any given fiscal year, JCM Partners will be required to register the Series B Preferred Units under Section 12(g) of the 1934 Act. As a result, JCM Partners would be subject to all of the reporting and disclosure obligations under the 1934 Act and Sarbanes-Oxley to which it is currently subject. After we deregister our Units under the 1934 Act, registration of our Class 1 and 2 Units and/or our Class 3 Units would also be required if we had 500 holders of record of our Class 1 and 2 Units

(taken together) and/or our Class 3 Units on the last day of any fiscal year. We believe that our Preferred Units are a separate class of securities under Section 12(g) than our Units.

On March 21, 2007, our Board adopted amendments to our Transfer Application requiring that transfers only be made on a 1:1 record holder basis, unless an application is made to our Board and a waiver granted. These transfer restrictions will allow our Board to ensure that none of: (i) our Class 1 and 2 Units (taken together); (ii) our Class 3 Units; nor (iii) our Preferred Units exceed 500 holders of record on the last day of any given fiscal year.

3.4.7  Effect on Trading of Units

Our Units are not publicly traded. Our Units occasionally are sold between Members. Most sales of Units have been to us, either as the result of a put option in our charter documents or through our repurchase of Units. All of our Units, other than our Series B Preferred Units and the 19,440 Class 3 Units issued to certain of our employees under our Long-Term Incentive Unit Award Plan, were issued pursuant to an exemption from the registration requirements of the 1933 Act under Section 1145(a)(1) of the Bankruptcy Code and may be freely resold by our Members, other than our affiliates.(5)Accordingly, the lack of our being a public company and no longer maintaining current public information by filing reports with the SEC will not affect the ability of our Members, other than our affiliates, to freely resell their Units, provided such Members can find buyers.

3.4.8  Financial Effects of this Rule 13e-3 Transaction

We expect that the professional fees and other expenses related to this Rule 13e-3 transaction of approximately $300,000 will not have any material adverse effect on our liquidity, results of operations or cash flow. See Section 3.9 for a description of the fees and expenses we expect to incur in connection with this Rule 13e-3 transaction. See Section 3.5 for a description of how this Rule 13e-3 transaction will be financed.

3.4.9  Effect on Conduct of Business after this Transaction

We expect our business and operations to continue as they are currently being conducted and, except as disclosed below, this transaction is not anticipated to have any effect upon the conduct of our business.

3.4.10  Plans or Proposals

Other than as described in this proxy statement and in connection with this Rule 13e-3 transaction, neither we nor our management have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation, to sell or transfer any material amount of our assets, to change our Board of Managers or officers, other than due to the resignations of our Managers or officers in the ordinary course, to change materially our indebtedness or capitalization or otherwise to effect any material change in our corporate structure or business. Although our management does not presently have any intent to enter into any transaction described above, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our Units or Preferred Units or entering into any other arrangement or transaction we may deem appropriate.

3.4.11  Cancellation of Units Redeemed

Class 1, 2 and 3 Units redeemed pursuant to the Call Options will be deemed cancelled and returned to the status of authorized but unissued Units under Section 2.1.8 of our Operating Agreement.

3.5	Financing of this Rule 13e-3 Transaction

We estimate this Rule 13e-3 transaction will cost approximately $300,000, consisting of professional fees and other expenses payable by or related to this Rule 13e-3 transaction. See Section 3.9 for a breakdown of the expenses associated with this Rule 13e-3 transaction. We intend to pay the expenses of this Rule 13e-3 transaction with working capital. We estimate the redemption costs of the Call Options to be approximately $175,000. The actual amount of the Call Options will depend on how many Class 1 and 2 Units we are required to call in order to reduce

(5)	Our Units that were converted into Class 2 or Class 3 Units were issued under the Section 3(a)(9) exemption from the registration requirements of the 1933 Act. Accordingly, the Class 2 and 3 Units may be freely resold by our Members, other than our affiliates.

the number of Class 1 and 2 Unit record holders from 300 to 295 and the number of Class 3 Units we are required to call in order to reduce the number of Class 3 Unit record holders from 302 to 295. We have sufficient working capital to fund the Call Options.

3.6	Material Tax Consequences of the Reclassification

The following sets forth a summary of the material United States federal income tax consequences to Members whose Class 1, 2 or 3 Units are redeemed by us pursuant to the Call Options (hereinafter referred to as “Called Units”), Members who convert their Class 1 or 2 Units into Class 3 Units and Members who do not have their Units called or do not convert their Units. This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that may be relevant to holders of Units or Called Units. This discussion is based on current provisions of the Internal Revenue Code, Treasury Regulations issued thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Accordingly, tax consequences with respect to the Called Units will be determined at the time the Called Units are actually redeemed.

Except as specifically noted below, no opinion of counsel or ruling from the Internal Revenue Service has been or will be sought or obtained with respect to the tax consequences of the reclassification and redemption transactions, and the conclusions contained in this summary are not binding on the Internal Revenue Service. Accordingly, the Internal Revenue Service or ultimately a court of law could disagree with the following discussion.

In addition, set forth in Section 3.6.5 below is a discussion of California withholding requirements.

3.6.1  Federal Income Tax Consequences to JCM Partners

We believe that the reclassification will not have any material federal income tax consequences to us.

3.6.2	Federal Income Tax Consequences to Unit Holders and Preferred Unit Holders Who Are Not Subject to the Call Options

All holders of Units and Preferred Units who do not become subject to the Call Options will continue to own the same number of the same class and series of Units or Preferred Units after the amendments to the Class 1, 2 and 3 CODs are effected. Accordingly, you will not recognize any gain or loss as a result of the reclassification. You will have the same adjusted tax basis and holding period in your Units or Preferred Units as you had in such Units or Preferred Units immediately prior to the reclassification.

3.6.3	Federal Income Tax Consequences to Unit Holders Who Convert Class 1 or 2 Units into Class 3 Units

In August 2003, JCM Partners received a private letter ruling from the IRS confirming that the conversion from Class 1 Units to Class 2 or Class 3 Units is a non-taxable event. As such, converting Members do not recognize gain or loss on the conversion and JCM Partners disregards the conversion for tax purposes.

3.6.4	Federal Income Tax Consequences to Unit Holders Who Become Subject to the Call Options

3.6.4.1	Discussion Limited to Holders of Capital Assets, United States Residents and United States Federal Tax Laws

The following discussion applies only to holders of Called Units in whose hand the Called Units are capital assets — generally property held for investment — and may not apply to Called Units held by certain types of holders including, but not limited to, tax-exempt organizations, pension plans, profit sharing plans and individual retirement accounts (“IRAs”) who may be subject to special rules under the United States federal income tax laws. This discussion does not discuss the United States federal income tax consequences to a holder of Called Units who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation or foreign estate or trust, nor does it consider the effect of any state, local or foreign income or other tax laws except as set forth in Section 3.6.5 below with respect to California withholding requirements for certain non-resident Members.

3.6.4.2	Consult Own Tax Advisors

Because individual circumstances will differ, each holder of Called Units should consult his or her own tax advisor to determine the applicability of the rules discussed in Sections 3.6.4.3 and 3.6.4.4 below and the particular tax effects to such holder of Called Units, including the application and effect of any state, local or foreign income or other tax laws, and the possible effect of any changes in tax laws.

3.6.4.3	Members’ Income

In the year the Company redeems the Members’ Called Units, those Members will be allocated a pro rata portion of the Company’s income, gain, loss, deductions and credits for that year. This proration is based on the portion of the Company’s taxable year that elapses prior to the redemption of the Called Units. To the extent that a Member receives an allocation of income or gain in this final year, the Member would receive an increase in the basis on his or her Called Units, which would reduce the capital gain (or increase the capital loss) on disposition of the Called Units.

3.6.4.4	Taxable Transaction for Holders of Called Units

The Class 1, 2 and 3 Unit holders who become subject to the Call Options and have their Class 1, 2 or 3 Units redeemed by us will have a taxable transaction. Those holders will have a gain or loss equal to the difference between the amount of cash they receive from us upon the redemption of their Units and their taxable basis in the Units. The gain or loss will most likely be a capital gain or loss. Because the Company is purchasing the Units, the holders will not be subject to the 25% tax rate for “unrecaptured gain” for real property on which we have taken depreciation. We have structured the Call Options to exclude Tax Disadvantaged Holders.

3.6.5	California Withholding

The discussion below does not apply to tax-exempt entities, such as charitable organizations, pension plans, profit sharing plans and individual retirement accounts (IRAs).

JCM generates California source income to its Members. The gain or loss resulting from the transfer of Units may be deemed California source income or loss. Therefore, Members who are non-residents of California may be subject to California income tax with respect to the gain realized on the redemption of their Units, in addition to their share of JCM’s income, and may be required to file California tax returns.

California law requires JCM to withhold taxes from non-resident Members who:

•	Have not consented to California’s authority to tax their JCM income by completing a Limited Liability Company Nonresident Members’ Consent (Form 3832), or

•	Have not provided withholding waivers; or

•	Have more than $1,500 in California taxable source income during a tax year.

JCM must remit the withheld taxes to the California Franchise Tax Board (“FTB”). Members can obtain waivers and related forms from their tax advisors or the FTB’s website at www.ftb.ca.gov.

Members may be entitled to obtain a refund of such withheld taxes to some extent depending on the Member’s particular circumstances, if they file a California income tax return to claim a refund of the excess of withheld taxes over actual California income tax liability. It is the responsibility of non-resident Members to consult with their tax advisors regarding their California income tax return filing requirements. Non-resident Members whose Units are redeemed by JCM may be required to file California income tax returns because of their JCM California source income.

3.7	No Appraisal or “Dissenters’ ” Rights

Under Delaware law, you do not have appraisal or “dissenters’ ” rights in connection with this Rule 13e-3 transaction. There may be other rights or actions under Delaware law or federal or state securities laws for Members who can demonstrate that they have been damaged by this transaction. Although the nature and extent of these rights or actions are uncertain and may vary depending upon the facts or circumstances, Member challenges to actions of the Company in general are related to the fiduciary responsibilities of limited liability company officers and Managers and to the fairness of limited liability company transactions.

3.8	Reports, Opinions, Appraisals and Negotiations

We receive property appraisals in the ordinary course of our business in connection with financing transactions and for other reasons. We also received property appraisals in June 2005 in connection with determining the exercise price for the Class 1 Put Rights as required by the U.S. Bankruptcy Court and set forth in our charter documents, as discussed in Section 3.1.5.

PGP Valuation Inc. (“PGP”) performed the Appraisals, dated June 29, 2005, on each of our real properties, except our undeveloped land in Vallejo, California, which was then subject to an option agreement. PGP is a West coast-based appraisal and valuation company established in 1978, which had 17 members of the Appraisal Institute (“MAI Appraisers”) and 72 professional appraisers in June 2005.

PGP had been engaged by the IRM Entities and the official investors committee, with the approval of the bankruptcy court, to prepare limited appraisals of the properties in connection with the IRM bankruptcy proceedings in 2000. PGP has had no material relationship with JCM or any of its affiliates within the past two years (or the two years prior to the Appraisals) and no such relationship is contemplated.

Prior to selecting PGP to perform the Appraisals, management met with representatives from five real estate appraisal firms and conducted extensive due diligence on such firms. Management then prepared a written report on all five firms to the Board of Managers. The Board then reviewed the report with management. The Board selected PGP based primarily on its belief that PGP was the firm most likely to meet JCM’s required completion date for the Appraisals of June 29, 2005, due to (i) the number of appraisers being assigned to the project (eight) and the availability of back-up appraisers for the project, (ii) all appraiser staff being located in Sacramento, California, (iii) its familiarity with all of JCM’s properties at that time, except one, because PGP did the limited appraisals during IRM’s bankruptcy proceedings, and (iv) PGP’s ability to complete an assignment as large as the one being contemplated (44 properties). The Board also considered that PGP’s form of appraisal report was easy to read and had comprehensive location specific information, that PGP had been responsive to JCM’s inquiries, and PGP’s fee for conducting the Appraisals.

PGP appraised each of the Company’s 44 properties on an individual stand-alone basis. PGP valued the properties using generally accepted appraisal principles and theory, and as intended to comply with the Uniform Standards of Professional Practice (USPAP) guidelines and requirements of the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA), which defines the appraisal requirements for all federally regulated real estate transactions. JCM did not provide any other instructions regarding the performance of the Appraisals or impose any limitations on PGP with respect thereto.

The Appraisals were conducted as follows:

•	Available data was analyzed in February, March and April of 2005. These items included January 2005 rent rolls, 2001 through 2004 historical operating statements, 2005 budgets, comparable sales, comparable rents and other market data.

•	Draft reports were then prepared and delivered to JCM for review in March, April and May 2005.

•	Each property was then re-analyzed at the beginning of June utilizing May 2005 rent rolls and year-to-date April 2005 operating statements. Any changes in market conditions, including updated comparable sales, were researched and used. The properties were not re-inspected.

•	All “refreshing and updating” of the Appraisals was completed in June and the Appraisals were delivered on June 29, 2005.

The Appraisals taken together equaled an aggregate value of $398,230,000.

Copies of the Appraisals will be available for inspection and copying at the Company’s principal executive offices during regular business hours by any interested Unit or Preferred Unit holder or any representative of such holder who has been so designated in writing.

3.9	Fees and Expenses

We will be responsible for paying this Rule 13e-3 transaction’s related fees and expenses, consisting primarily of fees and expenses of our attorneys, and other related charges. We estimate that our expenses will total approximately $300,000, assuming this Rule 13e-3 transaction is completed. This amount consists of the following estimated fees:

Legal fees and expenses	$275,000
Printing, SEC filing and mailing costs	$15,000
Miscellaneous expenses	$10,000

Total	$300,000

4  COMPARISON OF CLASS 1 AND 2 UNITS BEFORE AND AFTER THE FIRST AMENDMENTS

The table below sets forth a comparison of the features of the Class 1 and 2 Units currently and after giving effect to the amendments to the Class 1, 2 and 3 CODs. The terms of the Class 3 Units are being amended solely to prohibit the conversion of Class 1 and 2 Units to Class 3 Units after December 31, 2007 and to add the Class 3 Call Option. For a description of our current capital structure and the current terms of our Units and Preferred Units, please refer to our current “Description of Securities,” filed as Exhibit 99.1 to our Current Report on Form 8-K dated and filed February 10, 2006. The rights of our Members are governed by the Delaware Limited Liability Company Act and our Operating Agreement, of which our Bylaws, CODs and Transfer Application(6) are exhibits and deemed a part. Please refer to our “Summary of Operating Agreement” filed as Exhibit 99.2 to our Current Report on Form 8-K dated and filed February 10, 2006.

Comparison of Class 1 and Class 2 Unit Features
After Amendments
Provision	Current Features	(Section References in Italics are to the Amended Provisions of the CODs)
Voting Rights	Entitled to vote on all matters that require the consent of Members, including the election and removal of Managers for cause.	Will not have any voting rights, except with respect to the merger, consolidation or dissolution of the Company, or the amendment of the Class 1 or Class 2 COD, as applicable. (Section 6)
Calling Special Meeting of the Members	Can vote and be counted in determining the number of Units and Preferred Units outstanding for determining the 10% of Units and Preferred Units needed to call a Special Meeting of the Members. (Section 2.2.1.4 of our Operating Agreement).	Cannot be voted to call for a Special Meeting of the Members, but will continue to be counted in determining the number of Units and Preferred Units outstanding for determining the 10% requirement.
(Definition of Units and Preferred Units in Sections 2.1.1.1 and 2.1.1.2 in our Operating Agreement and Section 6)
Amendments to the Operating Agreement	May participate with the other Units in voting on amendments to our Operating Agreement.	May not vote with the other Units in voting on amendments to our Operating Agreement. (Section 6)
Convertibility	Class 1 and 2 Units can currently convert their Units into Class 3 Units; and Class 1 Units can convert their Units into Class 2 Units.	Conversion of Class 1 and 2 Units into Class 3 Units prohibited after December 31, 2007;
and
Class 1 Units remain convertible into Class 2 Units.
(Section 7.1.1 Class 1 CODs; Sections 7.1.1 and 7.1.2 Class 3 COD)

(6)	Our Transfer Application was amended on March 21, 2007. See Exhibit 99.1 to our Current Report on Form 8-K filed on March 27, 2007.

Comparison of Class 1 and Class 2 Unit Features
After Amendments
Provision	Current Features	(Section References in Italics are to the Amended Provisions of the CODs)
Mandatory Distributions	Class 1 Units receive $0.0775 per Unit, per year, paid monthly; and Class 2 Units receive $0.08 per Unit, per year, paid monthly.	Class 1 Units receive $0.08 per Unit, per year, paid monthly; and Class 2 Units receive $0.0825 per Unit, per year, paid monthly, for an increase of $0.0025 (1/4th of one cent) per Unit, per year, paid monthly (approximately a 3% increase). (Section 4.2)
Company’s Call Option	n/a	In January 2008, the Company has the right to redeem or call, at the price of $3.67 per Unit, all the Class 1 and 2 Units held by the holders of Class 1 and 2 Units who hold the fewest number of Class 1 and 2 Units (taken together) who are not Tax Disadvantaged Holders in order to reduce the number of record holders of Class 1 and 2 Units to 295. (Section 11)
Repurchase Program Priority	Repurchase priority in any Company repurchase of Units while subject to put right, except in the case of hardship, pursuant to the guidelines for Company repurchases, which may be modified by the Board at any time.	Repurchase priority in the Company’s repurchase of Units, except in the case of hardship, added to the Class 1 and 2 Units’ CODs. (Section 10)
Other Distributions	Entitled to other distributions as set forth in the applicable COD.	No change.
Class 2 Put Right	Class 2 Unit Holders have the right to put their Class 2 Units to us in 2010 for payment by us in 2012 for a price to be determined in 2010 based on current appraisals of our properties.	No change.

Comparison of Class 1 and Class 2 Unit Features
After Amendments
Provision	Current Features	(Section References in Italics are to the Amended Provisions of the CODs)
Transferability	The transfer of Class 1 and 2 Units are restricted. Class 1 and 2 Units may only be transferred in accordance with the terms of our Transfer Restrictions. These restrictions generally provide for:
  • A 30-day waiting period;
  • A 10% ownership limitation; and
	• A 1:1 record holder to record holder transfer.	No change.
Ownership Limit	Unit and Preferred Unit holders are subject to the 10% beneficial ownership limitation in Section 6.10(b) of our Bylaws.	No change.
Sharing of Profits and Losses	Entitled to participate in the profits and losses of the Company as set forth in our Operating Agreement and their respective CODs.	No change.
Dissolution	Entitled to participate in the dissolution of the Company as set forth in Section 4.3 of our Operating Agreement.	No change.
Information Rights	Entitled to receive financial reports and to access and copy certain information regarding the Company’s business. (Section 3.13(b) of our Bylaws)	No change.

5	ABOUT THE SPECIAL MEETING

5.1	Date, Time and Place of Special Meeting; Proposals to be Considered at the Special Meeting

Our Board of Managers is asking for your proxy for use at a Special Meeting of Members to be held on November 15, 2007, at 6:00 p.m., local time, at the offices of Salem & Green, 1610 Arden Way, Suite 295, Sacramento, California, and at any adjournments or postponements of that meeting.

Our Board of Managers has authorized, and unanimously recommends for your approval at the Special Meeting, the adoption of the following proposed amendments to our Class 1, 2 and 3 CODs:

5.1.1	Proposals 1A-1E

Amendments to Sections 4.2, 6 and 7 and the addition of new Sections 10 and 11 to the Class 1 COD to effect a Rule 13e-3 transaction by reclassification of all of our Class 1 Units, as further described below. (In addition, a technical amendment to Section 7.1.1 of the Class 3 COD is also required.) Immediately after giving effect to the amendments, each holder of record of Class 1 Units will own the same number of Class 1 Units. In particular, the amendments under Proposals 1A-1E would:

1.	Amend Section 7.1.1 of the Class 1 COD and Section 7.1.1 of the Class 3 COD so that the Class 1 Units may not be converted into Class 3 Units after December 31, 2007 (Proposal 1A);

2.	Amend Section 6 of the Class 1 COD so that the Class 1 Units will not have any voting rights, except the right to vote on a merger, consolidation or dissolution of the Company or an amendment to the Class 1 COD (Proposal 1B);

3.	Amend Section 4.2 of the Class 1 COD so that the Class 1 Units will have the right to receive a mandatory monthly distribution in an amount equal to 1/12th of $0.08 per Class 1 Unit, representing an increase of 1/12th of $0.0025 per Class 1 Unit over the current Class 1 mandatory monthly distribution (i.e., a 3 1/8% increase) (Proposal 1C);

4.	Add a new Section 10 to the Class 1 COD so that the Class 1 Units will have a priority on an equal basis with the Class 2 Units under the terms of any Company repurchase program then in effect, prior to any other Units or Preferred Units, except in the case of hardship (Proposal 1D); and

5.	Add a new Section 11 to the Class 1 COD so that the Company will have the right to call in January 2008, at the price of $3.67 per Class 1 Unit, all of the Class 1 Units held by the record holders of Class 1 and 2 Units with the fewest number of Class 1 and 2 Units (after aggregating Class 1 and 2 Units held by a record holder), excluding record holders of Class 1 and 2 Units who are Tax Disadvantaged Holders, in order to reduce the number of record holders of Class 1 and 2 Units (taken together) to 295, at which point, the Company’s call right will automatically expire (Proposal 1E).

5.1.2	Proposals 2A-2E

Amendments to Sections 4.2, 6 and 7 and the addition of new Sections 10 and 11 to the Class 2 COD to effect a Rule 13e-3 transaction by reclassification of all of our Class 2 Units. (In addition, a technical amendment to Section 7.1.2 of the Class 3 COD is also required.) Immediately after giving effect to the amendments, each holder of record of Class 2 Units will own the same number of Class 2 Units. In particular, the amendments under Proposals 2A-2E would:

1.	Amend Section 7.1.1 of the Class 2 COD and Section 7.1.2 of the Class 3 COD so that the Class 2 Units may not be converted into Class 3 Units after December 31, 2007 (Proposal 2A);

2.	Amend Section 6 of the Class 2 COD so that the Class 2 Units will not have any voting rights, except the right to vote on a merger, consolidation or dissolution of the Company or an amendment to the Class 2 COD (Proposal 2B);

3.	Amend Section 4.2 of the Class 2 COD so that the Class 2 Units will have the right to receive a mandatory monthly distribution in an amount equal to 1/12th of $0.0825 per Class 2 Unit, representing an increase of 1/12th of $0.0025 per Class 2 Unit over the current Class 2 mandatory monthly distribution (i.e., a 3% increase) (Proposal 2C);

4.	Add a new Section 10 to the Class 2 COD so that the Class 2 Units will have a priority on an equal basis with the Class 1 Units under the terms of any Company repurchase program then in effect, prior to any other Units or Preferred Units, except in the case of hardship (Proposal 2D); and

5.	Add a new Section 11 to the Class 2 COD so that the Company will have the right to call in January 2008, at the price of $3.67 per Class 2 Unit, all of the Class 2 Units held by the record holders of Class 1 and 2 Units with the fewest number of Class 1 and 2 Units (after aggregating Class 1 and 2 Units held by a record holder), excluding record holders of Class 1 and 2 Units who are Tax Disadvantaged Holders, in order to reduce the number of record holders of Class 1 and 2 Units (taken together) to 295, at which point the Company’s call right will automatically expire (Proposal 2E).

5.1.3	Proposal 3

Addition of a new Section 10 to the Class 3 COD to effect a Rule 13e-3 transaction by reclassification of all of our Class 3 Units. Immediately after giving effect to the amendments, each holder of record of Class 3 Units will own the same number of Class 3 Units. In particular, the amendments under Proposal 3 would add a new Section 10 to the Class 3 COD so that the Company will have the right to call in January 2008, at the price of $3.67 per Class 3 Unit, all of the Class 3 Units held by the record holders of Class 3 Units with the fewest number of Class 3 Units skipping record holders of Class 3 Units who are: (i) Tax Disadvantaged Holders; or (ii) holders of Class 3 Units who acquired their Class 3 Units as awards under the Company’s Long-Term Incentive Unit Award Plan in order to reduce the number of record holders of Class 3 Units to 295, at which point the Company’s call right will automatically expire.

If the Members approve the amendments to each of our Class 1, Class 2 and Class 3 CODs, the amendments will become effective immediately following the Member vote.

Members are also being asked to consider and vote upon any other matters that may properly be submitted to a vote at the meeting or any adjournment or postponement of the Special Meeting. The Board is not aware of any other business to be conducted at the Special Meeting.

5.2	Record Date

You may vote at the Special Meeting if you were the record owner of Class 1, 2 or 3 Units or Series B Preferred Units at the close of business on October 1, 2007, which has been set as the record date. At the close of business on the record date, there were 4,496,881 Class 1 Units outstanding held by approximately 98 Class 1 Unit holders of record, 23,120,996 Class 2 Units outstanding held by approximately 202 Class 2 Unit holders of record, 52,689,415 Class 3 Units outstanding held by approximately 302 Class 3 Unit holders of record and 7,192,000 Series B Preferred Units outstanding held by approximately 26 Series B Preferred Unit holders of record. Members entitled to vote have one vote on each matter considered and voted upon at the Special Meeting for each Class 1, 2 and 3 Unit and Series B Preferred Unit held of record by such member at the close of business on the record date.

Holders of Units and Preferred Units who have not yet been admitted as Substitute Members in accordance with Section 1.4.2 of our Operating Agreement are referred to as “Assignees.” Assignees are not entitled to vote their Units and Preferred Units directly and, therefore, may not authorize proxies to vote their Units and Preferred Units. Pursuant to Section 2.3.7 of our Operating Agreement and Section 6.3(c) of our Third Restated Bylaws, our Board has the authority to exercise the voting rights of the Units and Preferred Units held by Assignees in accordance with such Assignees’ written instructions. Therefore, Assignees who execute and return a proxy form will be deemed to be authorizing the Board to vote their Units and Preferred Units in the manner instructed. Our Board will appoint a proxy to vote the Units and Preferred Units for which the Board has been given authority to vote. If no proxy or other written instructions are received from an Assignee that Assignee’s Units and Preferred Units will not be voted at the Special Meeting.

5.3	Issued and Outstanding Units and Preferred Units; Holders of Record

As of the record date, we had the following Units and Preferred Units issued and outstanding, held by a total of approximately 628 holders of record:

	Number	Holders of
Class/Series	Outstanding	Record

Class 1 Units	4,496,881	98
Class 2 Units	23,120,996	202
Class 3 Units	52,689,415	302
Series B Preferred Units	7,192,000	26

Total	87,499,292	628

When our Class 1 and 2 Units are viewed together, we have a total of 27,617,877 Class 1 and 2 Units together outstanding with approximately 300 holders of record. See Section 3.4.1 for a table showing the number of Units held by our wholly-owned subsidiary.

5.4	Quorum; Vote Required for Approval

The presence, in person or by proxy, of a majority of the Company’s outstanding Units and Preferred Units as of the record date, or 43,749,647 Units and Preferred Units, must be present (in person or by proxy) to constitute a quorum at the Special Meeting. Units and Preferred Units held by our subsidiary, JCM Properties, LLC, are counted in determining a quorum.

Proposals 1A-1E, 2A-2E and 3, however, require a separate class vote of the Class 1, 2 and 3 Units, respectively. In addition, each of Proposals 1A-1E and 2A-2E requires the separate class vote of the Class 3 Units. For purposes of these class votes, the determination of a quorum will be by reference to the class of Units entitled to the separate class vote only. Therefore, a majority of each of the Class 1 and Class 3 Units must be present (in person or by proxy) at the Special Meeting in order for us to hold a valid vote on each of Proposals 1A-1E; a majority of each of the Class 2 and Class 3 Units must be present (in person or by proxy) at the Special Meeting in order for us to hold a valid vote on each of Proposals 2A-2E; and a majority of the Class 3 Units must be present (in person or by proxy) at the Special Meeting in order for us to hold a valid vote on Proposal 3.

Accordingly, 2,248,441 of our Class 1 Units, 11,560,499 of our Class 2 Units and 26,344,708 of our Class 3 Units must attend the meeting (in person or by proxy) for us to have a quorum of our Class 1, 2 and 3 Units, respectively. Class 1, 2 and 3 Units held by our subsidiary are counted for determining a quorum.

With respect to each of Proposals 1A-1E, approval will require the affirmative vote of a majority (over 50%) of: (i) each of the Class 1 and 3 Units present (either in person or by proxy) and entitled to vote at the Special Meeting; and (ii) all the Units and Preferred Units present (either in person or by proxy) and entitled to vote at the Special Meeting voting together as a single group.

With respect to each of Proposals 2A-2E, approval will require the affirmative vote of a majority (over 50%) of: (i) each of the Class 2 and 3 Units present (either in person or by proxy) and entitled to vote at the Special Meeting; and (ii) all the Units and Preferred Units present (either in person or by proxy) and entitled to vote at the Special Meeting voting together as a single group.

With respect to Proposal 3, approval will require the affirmative vote of a majority (over 50%) of: (i) the Class 3 Units present (either in person or by proxy) and entitled to vote at the Special Meeting; and (ii) all the Units and Preferred Units present (either in person or by proxy) and entitled to vote at the Special Meeting voting together as a single group.

Of the 4,496,881 Class 1, 23,120,996 Class 2, 52,689,415 Class 3 and 7,192,000 Series B Preferred Units outstanding, 1,708,553 Class 1, 8,784,633 Class 2, and 20,018,912 Class 3 Units are held by our subsidiary, JCM Properties. Units held by JCM Properties are considered outstanding for quorum and voting purposes, and will be voted by the Board in the same proportion for and against Proposals 1A-1E, 2A-2E and 3 as Units and Preferred Units held by Members who are not our subsidiaries (without regard to abstentions).

The executive officers and Managers of JCM Partners own no Class 1 Units, 2,271,226 Class 2 Units, 2,509,545 Class 3 Units and 1,957,000 Series B Preferred Units, for a total of 6,737,771 Units and Preferred Units. Because we believe that all of the executive officers and Managers will vote in favor of this transaction, this means that the 2,509,545 Class 3 Units will vote in favor of Proposals 1A-1E and 3 and the 2,271,226 Class 2 Units and 2,509,545 Class 3 Units will be voted by executive officers and Managers in favor of Proposals 2A-2E. Because our executive officers and Managers hold none of the voting power of our Class 1 Units, 15.8% of the voting power of the Class 2 Units, 7.7% of the voting power of the Class 3 Units and 11.8% of the voting power of all of the Units and Preferred Units together, there is no assurance that the amendments to our Class 1, 2 and 3 CODs will be approved.

Abstentions and broker non-votes will be treated as “present” and “entitled to vote” on the proposals. Therefore, abstentions and broker non-votes will count for purposes of establishing a quorum at the Special Meeting and have the effect of a vote “AGAINST” the amendments to our Class 1, 2 and 3 CODs. A failure to vote, including the failure to return an executed proxy card, however, will not have any effect on the outcome of the vote on Proposals 1A-1E, 2A-2E and 3, since the results are based on obtaining the approval of a majority of the votes “present” and “entitled to vote” at the meeting.

Units owned by our subsidiary, JCM Properties, LLC, are voted in proportion to the affirmative and negative votes cast for Proposals 1A-1E, 2A-2E and 3. Accordingly, if you abstain, you will have no influence over how the Units owned by our subsidiary will be voted on Proposals 1A-1E, 2A-2E and 3.

5.5	Voting and Revocation of Proxies

You may vote your Units and Preferred Units in person by attending the Special Meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. Any proxy card submitted by mail without instructions will be voted “FOR” Proposals 1A-1E, 2A-2E and 3 and any proposal to adjourn or postpone the meeting, if necessary.

You can revoke your proxy at any time before JCM Partners takes a vote at the meeting by:

•	Delivering to Gayle M. Ing, our Secretary, at our corporate offices on or before the business day prior to the Special Meeting, a later-dated and signed proxy card or a written revocation of the proxy;

•	Delivering to us at the Special Meeting prior to the taking of the vote on the proposed amendments, a later-dated and signed proxy card or a written revocation;

•	Attending the Special Meeting and voting in person; or

•	If you have instructed a broker to vote your Units or Preferred Units, following the directions received from your broker to change those instructions.

Revoking a proxy will not affect a vote once it has been taken. Attendance at the Special Meeting will not, in itself, constitute revocation of a proxy. If you plan to attend the Special Meeting to change a vote that you have previously made by submitting a signed proxy, you must vote in person at the Special Meeting.

Our Board of Managers is not currently aware of any business to be brought before the Special Meeting other than that described in this proxy statement. However, if other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

5.6	Solicitation of Proxies; Expenses of Solicitation

The enclosed proxy is solicited on behalf of our Board of Managers. Solicitation of proxies will be made primarily by mail. Proxies may also be solicited in person or by telephone, facsimile or other means by our Managers, officers and regular employees. These individuals will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the Units and Preferred Units that those persons hold of record.

6	FINANCIAL INFORMATION; SELECTED HISTORICAL FINANCIAL DATA

Set forth below is our selected historical consolidated financial information. The historical financial information was derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, from the unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, and from other information and data contained in the Annual Report and Quarterly Report. The financial information that follows should be read in conjunction with the Annual Report and the Quarterly Report. The financial statements and related notes contained in the Annual Report and the Quarterly Report are incorporated herein by reference and are included as Appendix D to this proxy statement.

JCM PARTNERS, LLC

Summary of Historical Consolidated Financial Information

CONSOLIDATED BALANCE SHEET (000’s)

	(Unaudited)		(Audited)
	At June 30,		At December 31,
	2007	2006	2006	2005

ASSETS
Cash and Cash Equivalents	$2,552	$33,690	$32,563	$28,426
Real Estate Investments, net	247,431	239,835	245,889	235,389
Real Estate Investments held for sale	6,396	2,475	0	5,646
Other Assets	4,118	5,389	4,462	9,885

Total Assets	$260,497	$281,389	$282,914	$279,346

LIABILITIES
Mortgages Payable	$211,544	$217,558	$216,309	$211,396
Mortgages Payable on real estate investments held for sale	3,326	1,895	0	4,691
Mandatorily Redeemable Liability	—	24,391	24,977	23,621
Other Liabilities	14,224	6,382	6,967	7,755

Total Liabilities	$229,094	$250,226	$248,253	$247,463
MEMBERS EQUITY
Total Redeemable Units	$2,958	$4,731	$3,811	$5,871
Total Members’ Equity, including Retained Earnings	28,445	26,432	30,850	26,012

Total Liabilities and Members’ Equity	$260,497	$281,389	$282,914	$279,346

JCM PARTNERS, LLC

Summary of Historical Consolidated Financial Information

CONSOLIDATED INCOME STATEMENT (000’s)

	(Unaudited)		(Audited)
	For the		For the
	Six Months		Year Ended
	Ended June 30,		December 31,
	2007	2006	2006	2005

REVENUES
Rental Revenue	$25,380	$24,049	$50,902	$46,686
Other Revenues	868	751	4,064	550

Total Revenues	$26,248	$24,800	$54,966	$47,236

EXPENSES
Interest Expense	$6,357	$6,461	$13,175	$11,011
Operating Expense	$16,899	16,732	35,308	31,834
General administrative & other	$3,404	3,236	6,616	5,272

Total expenses	$26,660	$26,429	$55,099	$48,117
Income (loss) from discontinued operations	137	3,643	8,273	17,234

Net Income (loss)	$(275)	$2,014	$8,140	$16,353

PER UNIT DATA AND RATIOS

	(Unaudited)		(Audited)
	At June 30,		At December 31,
	2007	2006	2006	2005

Basic and Diluted Earnings per Unit from Continuing Operations	$(.01)	$(0.03)	$0.00	$(0.02)
Basic and Diluted Earnings per Unit Consolidated	$(.01)	$0.03	$0.14	$0.25
Basic and Diluted Weighted Average Units Outstanding	50,790,000	51,084,000	50,946,000	58,507,000
Ratio of Earnings to Fixed Charges	n/a	n/a	n/a	n/a
Net Book Value per Unit Outstanding	$0.54	—	—	—

Note:	Pro forma data of summarized financial information disclosing the effect of the transaction has been omitted due to immateriality. Ratio of Earnings to Fixed Charges does not apply per Item 503(d) of Regulation S-K since JCM does not register debt securities. Net book value per Unit is presented as of the most recent balance sheet date.

7	MARKET PRICE OF JCM PARTNERS, LLC UNITS AND PREFERRED UNITS AND DISTRIBUTION INFORMATION

7.1	Comparative Market Price Data; Repurchases

There is no established trading market for any of our classes of Units or series of Preferred Units and there can be no assurance that a market will ever develop for any of our classes of Units or series of Preferred Units.

We have been repurchasing Class 1 Units through our wholly-owned subsidiary since January 2002 and Class 2 and 3 Units since February 2004. We have never repurchased Series B Preferred Units. The weighted average price paid for Class 1, 2 and 3 Units, the range of prices paid and number of Units repurchased for the past eight quarterly periods is set forth below:

CLASS 1 UNITS

	Weighted Average		No. of Class 1
	Price Paid per	Range of	Units
Quarter Ending	Class 1 Unit	Prices	Repurchased

September 30, 2005	0	0	0
December 31, 2005	0	0	0
March 31, 2006	$1.75	$1.75	17,473
June 30, 2006	0	0	0
September 30, 2006	$1.81	$1.80 - $1.82	24,781
December 31, 2006	$1.83	$1.83 - $1.84	15,071
March 31, 2007	$1.85	$1.85	17,863
June 30, 2007	$1.89	$1.87 - $1.90	65,669

Total	$1.85	$1.75 - $1.90	140,857

CLASS 2 UNITS

	Weighted Average		No. of Class 2
	Price Paid per	Range of	Units
Quarter Ending	Class 2 Unit	Prices	Repurchased

September 30, 2005	$1.70	$1.70	4,605
December 31, 2005	$1.75	$1.75	15,398
March 31, 2006	$1.75	$1.75	15,398
June 30, 2006	$1.80	$1.79 - $1.80	83,029
September 30, 2006	$1.82	$1.80 - $1.83	16,209
December 31, 2006	$1.84	$1.84	20,967
March 31, 2007	0	0	0
June 30, 2007	$1.89	$1.88 - $1.91	45,470

Total	$1.82	$1.70 - $1.91	201,076

CLASS 3 UNITS

	Weighted Average		No. of Class 3
	Price Paid per	Range of	Units
Quarter Ending	Class 3 Unit	Prices	Repurchased

September 30, 2005	0	0	0
December 31, 2005	$1.74	$1.74 - $1.75	38,726
March 31, 2006	0	0	0
June 30, 2006	$1.78	$1.78 - $1.80	29,485
September 30, 2006	$1.80	$1.80	3,000
December 31, 2006	$1.83	$1.83	36,380
March 31, 2007	$1.86	$1.85 - $1.86	48,840
June 30, 2007	$1.87	$1.85 - $1.90	74,032

Total	$1.83	$1.74 - $1.90	230,463

In addition, during the past eight quarters, the Company purchased the following Class 1 Units pursuant to redemptions for the Class 1 Unit Put Rights:

	Total Number of	Redemption
	Class 1 Units	Price per	Total
Quarter Ending	Redeemed	Class 1 Unit*	Amount

September 30, 2005	0	$2.76	$0
December 31, 2005	247,466	$2.75	$680,000
March 31, 2006	0	$2.73	$0
June 30, 2006	0	$2.71	$0
September 30, 2006	35,004	$2.69	$94,000
December 31, 2006	48,809	$2.70	$132,000
March 31, 2007	0	—	$0
June 30, 2007	9,533,020	$2.70	$26,000,000

Total	9,864,299		$26,906,000

*	Reflects the offset for distributions paid from July 1, 2005 through June 30, 2006, as required by the Class 1 COD.

During the two-year period prior to the record date, our executive officers and Managers have not purchased any Units or Preferred Units from us or from any Member, although our executive officers did receive awards of Class 3 Units in 2007 under our LTI Plan. In addition, since August 2, 2007, none of JCM Partners, its affiliates, Managers or executive officers has purchased, sold or engaged in any transaction related to any of our Units and Preferred Units.

7.2	Distributions

During the first six months of 2007, and the years ending December 31, 2006 and 2005, we made distributions to holders of Units and Preferred Units required by the Certificates of Designations of the Class 1, Class 2, Class 3 and Series B Preferred Units, respectively, plus voluntary distributions, as follows:

	6 Months	12 Months
	Ended	Ended
Class of Unit/Series of	June 30,	December 31,
Preferred Unit	2007	2006	2005
	(Amounts in thousands)

Class 1*	$129	$294	$801
Class 2	615	1,210	1,213
Class 3	1,388	2,775	2,700
Series B Preferred	306	612	494

Total Distributions*	$2,438	$4,891	$5,208

*	Distributions exclude distributions to Class 1 Put Units for the period July 1, 2005 to June 30, 2007.

All of the distributions in 2007, 2006 and 2005 were made from cash from operations and available cash.

In March 2007, 2006 and 2005, the Company accrued or paid $175,000, $42,000 and $101,000, respectively, to the California Franchise Tax Board on behalf of our non-California Unit holders who had been allocated income for 2006, 2005 and 2004 deemed taxable by the State of California. For affected non-resident Members, the Company began withholding 1/9th of the total withholding amount paid on each Member’s behalf, starting with the April 2007, 2006 and 2005 monthly distribution, so that each Member will have repaid the Company by the end of the respective year. If the Company repurchases or redeems Units from one of these Members prior to the end of the year, the amount paid to that Member will be reduced by any remaining amount advanced by the Company. If such a Member sells, transfers or gifts any Units to another investor, the Company will require payment of the remaining withholding amount advanced by the Company as part of the transfer. The Company did not pay the amounts above on behalf of Managers of the Company who are non-resident Members, due to the limitations created by Sarbanes-Oxley, should these amounts be treated as “loans” to the Company’s Managers. Instead, Managers who are non-resident Members paid the Company these amounts on or before the Company’s payment of these amounts to the FTB.

We do not anticipate that this Rule 13e-3 transaction will have any effect on our ability to pay distributions to our Members required by the terms of our CODs.

8	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, as of the record date, the number and percentage of Units and Preferred Units owned of record and beneficially by each person known by us to own beneficially more than 5% of the outstanding Units of any Class of Units or Series B Preferred Units, each of our executive officers and Managers, and by all of our Managers and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC computing the number of Units and Preferred Units beneficially owned by a person and the percentage ownership of that person. Except as otherwise noted in the footnotes to the table, each individual has sole investment and voting power with respect to the Units and Preferred Units set forth opposite his name.

							Units
							(Consisting of
							Class 1, 2 and		Series B Preferred
	Class 1 Units		Class 2 Units		Class 3 Units		3 Units)		Units		All Units and
		% of		% of		% of		% of		% of	Preferred Units
Name of Beneficial	Number	Class	Number	Class	Number	Class	Number	Class	Units	Class	Number	%
Owner	Owned	Owned	Owned	Owned	Owned	Owned	Owned	Owned	Owned	Owned	Owned	Owned

Henry Converano(1)			2,219,603	15.5%			2,219,603	4.5%			2,219,603	3.9%
Ken C. Dawson											0	0.0%
Frank Deppe(2)					2,121,265	6.5%	2,121,265	4.3%	300,000	4.2%	2,421,265	4.2%
Henry Doorn, Jr.											0	0.0%
Marvin J. Helder(3)					381,100	1.2%	381,100	0.8%			381,100	0.7%
Kenneth J. Horjus											0	0.0%
Gayle M. Ing(4)									1,657,000	23.0%	1,657,000	2.9%
Deborah K. Jansen											0	0.0%
Michael W. Vanni(4)									1,657,000	23.0%	1,657,000	2.9%
Brian Rein(5)			51,623	0.4%	5,760	0.0%	57,383	0.1%			57,383	0.1%
Douglas W. Toovey					1,420	0.0%	1,420	0.0%			1,420	0.0%
Lois Mol(6)					3,162,301	9.7%	3,162,301	6.4%			3,162,301	5.5%
Ted Greidanus(7)					769,300	2.4%	769,300	1.5%	1,930,700	26.8%	2,700,000	4.7%
Donna Greidanus(7)					769,300	2.4%	769,300	1.5%	1,930,700	26.8%	2,700,000	4.7%
Cynthia Morren(8)					460,805	1.4%	460,805	0.9%	550,000	7.6%	1,010,805	1.8%
Arthur den Dulk(9)									547,600	7.6%	547,600	1.0%
All Managers and executive officers as a group (11 persons)	0	0.0%	2,271,226	15.8%	2,509,545	7.7%	4,780,771	9.6%	1,957,000	27.2%	6,737,771	11.8%

(1)	Mr. Conversano owns 1,848,413 Class 2 Units through his 100% ownership of HC Designs, Inc., 124,494 Class 2 Units in an IRA, and 246,696 Class 2 Units subject to his spouse’s community property interest.

(2)	Mr. Deppe owns 729,272 Class 3 Units through the Frank Deppe Restated Trust UAD 12/8/93 and 1,391,993 Class 3 Units and 300,000 Series B Preferred Units through the Bernice G. Deppe Restated Trust UAD 12/8/93.

(3)	Mr. Helder owns 21,659 Class 3 Units in an IRA and 359,441 Class 3 Units in joint tenancy with his spouse.

(4)	Ms. Ing and Mr. Vanni hold 582,000 Series B Preferred Units as community property, through Mr. Vanni’s ownership of Computer Management Corp. Money Purchase Pension & Trust and 1,075,000 Series B Preferred Units through the Michael W. Vanni and Gayle M. Ing, Trustees UDT Dated 5/18/93.

(5)	Includes 35,897 Class 2 Units in an IRA owned by Mr. Rein’s spouse.

(6)	Mrs. Mol owns 3,162,301 Class 3 Units through the Jacob C. & Lois B. Mol Trust Dated 4/13/93.

(7)	Through Mr. and Mrs. Greidanus’ interest in the Ted and Donna Greidanus Family Trust Dated 4/18/01.

(8)	Through the Cynthia Morren Living Trust dated 8/16/91.

(9)	Mr. den Dulk owns 547,600 Series B Preferred Units in an IRA.

9	RELATED TRANSACTIONS

During this year and the past two years, we have engaged in several transactions with related parties, including compensation arrangements with our executive officers and paying a company owned by a relative of our Chief Operating Officer $34,000, $135,000 and $64,000 for landscaping and repair services in 2007 (January 1, 2007 through August, 2007), 2006 and 2005, respectively, and redeeming on June 1, 2007 the Class 1 Units put to us that are beneficially owned by Ms. Ing and Mr. Vanni on the same terms and conditions made available to all of our Class 1 Unit holders. Management believes that these transactions were as favorable to the Company as those that could have been obtained in an arms length transaction.

10	OTHER MATTERS

10.1	Agreements Involving JCM Partners’ Securities

There are no agreements relating to our Units and Preferred Units other than our Operating Agreement, Certificate of Designations for our Class 1, 2 and 3 Units and Series B Preferred Units, our Bylaws and our Transfer Application. When we repurchase Units, we enter into a standard form purchase agreement with each Seller. In addition, when we make awards under our LTI Plan, we enter into a Long-Term Incentive Unit Award Agreement with the recipient.

10.2	Forward Looking Statements

Statements contained or incorporated by reference herein that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our plans to execute the Call Option and the Class 3 Call Option, deregister our Units under the 1934 Act and terminate our 1934 Act reporting obligations, as well as our expectations, hopes, beliefs, intentions or strategies regarding the future. We caution you not to place undo reliance on any forward-looking statements made by, or on behalf of us in this proxy statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause our results to differ materially from those contemplated by forward-looking statements is and will be included in our current and subsequent filings with the SEC.

10.3	Where You Can Find More Information

We are subject to the information requirements of the 1934 Act, and in accordance therewith we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C., 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C., 20549. You may obtain information on the operations of the SEC’s public reference room in Washington, DC by calling the SEC at 1-800-SEC-0330. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the SEC’s Internet Website (http://www.sec.gov).

We will provide to you, without charge, by first class mail or other equally prompt means within one business day of any written or oral request by you, a copy of any report or other information incorporated by reference into this document. You should direct your request to: JCM Partners, LLC, P.O. Box 3000, Concord, CA 94522-3000 (Phone: 888 880-1966) Attention: Investor Relations.

10.4	Financial and Other Information After SEC Deregistration

Following completion of this transaction and the deregistration of our Class 1 and 2 Units (as one registered class of Units) and our Class 3 Units (as our other registered class of Units) and termination of our reporting requirements under the 1934 Act, we intend to continue to provide to our Members audited annual and unaudited semi-annual financial and other information about JCM Partners and any other additional information required by applicable law.

By order of the Board of Managers

October 5, 2007

APPENDIX A

First Amendment to Class 1 COD

FIRST AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS
OF
CLASS 1 UNITS OF
JCM PARTNERS, LLC
(a Delaware limited liability company)

This First Amendment (the “First Amendment”) to the Amended and Restated Certificate of Designations of Class 1 Units (“Class 1 COD”) of JCM Partners, LLC (As Created Under the Amended and Restated Limited Liability Company Agreement, dated as of June 25, 2003, as superseded by the Second Amended and Restated Operating Agreement dated as of March 21, 2007 (herein, the “Second Amended and Restated Operating Agreement”)), is made and entered into as of          , 2007 by the Members of the Company and those Persons who hereafter become Members pursuant to the terms of the Second Amended and Restated Operating Agreement.

WHEREAS, as of the date of this First Amendment, there are           Class 1 Units issued and outstanding;           Class 2 Units issued and outstanding;           Class 3 Units issued and outstanding;           Series B Preferred Units issued and outstanding; and no options or rights outstanding to purchase or acquire any Units or Preferred Units of the Company, other than pursuant to the Company’s 2006 Long Term Incentive Unit Award Plan;

WHEREAS, Section 6 of the Class 1 COD permits the amendment of the Class 1 COD upon the approval of the amendment by the Company’s Board of Managers and the receipt of the affirmative vote of a majority of the Class 1 Units who are present (by person or proxy) at a duly called and held meeting at which a quorum is present (or if no meeting is held, upon the written consent executed by a majority in interest of the Class 1 Units);

WHEREAS, pursuant to Section 2.1.6 of the Second Amended and Restated Operating Agreement, the Class 1 COD is deemed part of the Second Amended and Restated Operating Agreement;

WHEREAS, Section 2.2.1.3 of the Second Amended and Restated Operating Agreement provides that an amendment to the Second Amended and Restated Operating Agreement, other than when amending provisions which may be modified by the Board of Managers alone, shall require a vote of the Members of the Company;

WHEREAS, Section 2.3.4.1 of the Second Amended and Restated Operating Agreement provides that when the Board of Managers has first approved an action to which the consent of the Members is required, the consent of the Members shall be deemed obtained upon obtaining the vote of a majority, or a greater percentage as specified in the Second Amended and Restated Operating Agreement or Bylaws, of the Units or Preferred Units entitled to vote on such action and who are present in person or by proxy at a duly called and held meeting (or if no meeting is held, upon the written consent executed by a majority of the outstanding Units or Preferred Units entitled to vote thereon);

WHEREAS, Section 2.3.1 of the Second Amended and Restated Operating Agreement provides that, subject to the class voting rights set forth in Sections 2.2.2 and 2.2.3 of the Second Amended and Restated Operating Agreement, all Units and Preferred Units shall vote together as one group;

WHEREAS, Section 2.2.2.4 of the Second Amended and Restated Operating Agreement provides that Members who are holders of Units or Preferred Units whose rights are not affected by the amendment shall not have any voting rights on the amendment;

WHEREAS, Section 2.2.3 of the Second Amended and Restated Operating Agreement provides that where a class of Units would be adversely affected in a different manner than other classes of Units by an amendment, the class of Units that is adversely affected in a different manner shall have the additional right to vote as a separate class on such amendment;

WHEREAS, Members evidencing an affirmative vote of a majority of the Class 1 Units who were present (by person or proxy) at a duly called and held meeting at which a quorum was present of the Company have approved this First Amendment at a meeting of the Members held on          , 2007;

WHEREAS, Members evidencing an affirmative vote of a majority of the Class 1 Units, Class 2 Units, Class 3 Units and Series B Preferred Units voting together as one group who were present (by person or proxy) at a duly called and

held meeting at which a quorum was present of the Company have approved this First Amendment at a meeting of the Members held on          , 2007;

WHEREAS, pursuant to Section 9.3 of the Second Amended and Restated Operating Agreement, the Members have granted the Secretary of the Company a special power of attorney to execute certain documents on their behalf after the necessary vote, consent or approval;

WHEREAS, this First Amendment amends Section 4.2 of the Class 1 COD to increase the Mandatory Monthly Distribution per Class 1 Unit to 1/12th of $0.08 (eight cents) from 1/12th of $0.0775 (seven and 3/4 cents);

WHEREAS, this First Amendment amends Section 6 of the Class 1 COD to provide that the holders of Class 1 Units shall not have any voting rights, except the right to vote on the matters set forth in Section 2.2.1.6, 2.2.2.1 and 2.2.2.5 of the Second Amended and Restated Operating Agreement or an amendment to the Class 1 COD, as set forth in Section 6;

WHEREAS, this First Amendment amends Section 7.1.1 of the Class 1 COD to provide that the Class 1 Units may not be converted into Class 3 Units after December 31, 2007;

WHEREAS, this First Amendment amends the Class 1 COD by adding a new Section 10 which provides that the Class 1 Units along with the Class 2 Units shall have a priority in any repurchase program of the Company, other than in the case of hardship;

WHEREAS, this First Amendment amends the Class 1 COD by adding a new Section 11 to provide that the Company shall have the right to call for redemption Class 1 Units on the terms set forth therein for a price of $3.67 per Class 1 Unit;

WHEREAS, prior to this First Amendment being approved by the Members, the Company mailed to the Members a Proxy Statement, dated October 5, 2007, a copy of which the Company also filed with the Securities and Exchange Commission; and

WHEREAS, the Secretary desires to carry out the desires of the Members approving this First Amendment by signing this First Amendment on behalf of all of the Members.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this First Amendment, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
MISCELLANEOUS PROVISIONS

1.1	Inconsistencies. To the extent of any inconsistencies between the terms of this First Amendment, the Class 1 COD, any other Certificates of Designations and the terms of the Second Amended and Restated Operating Agreement, the terms of this First Amendment shall control.

1.2	Full Force and Effect. The Class 1 COD, as modified herein, remains in full force and effect as the agreement of the parties. The Second Amended and Restated Operating Agreement, as modified by the amendment to the Class 1 COD, remains in full force and effect as the agreement of the parties.

1.3	Defined Terms. Terms not defined in this First Amendment shall have the meanings set forth in the Class 1 COD or the Second Amended and Restated Operating Agreement, as applicable.

ARTICLE II
AMENDMENTS

2.1  Section 4.2 of the Class 1 COD is hereby amended as follows:

The phrase “$0.0775 (seven and 3/4 cents)” shall be replaced by the phrase “$0.08 (eight cents)”.

2.2  Section 6 of the Class 1 COD is hereby amended to read in its entirety as follows:

6.   Voting Rights.

6.1    General — No Right to Vote.

The holders of the Class 1 Units shall have none of the voting rights granted to Units in the Agreement (except as set forth herein).

6.2    Limited Voting Rights.

The holders of Class 1 Units shall have the right to vote (with the other Units with voting rights, when applicable) on the following matters:

6.2.1	on Sections 2.2.1.6 (vote of the Members on mergers, consolidation and dissolution), 2.2.2.1 (class vote of the Units on mergers, consolidation and dissolution) and 2.2.2.5 (class vote of the Units where required by applicable law) of the Agreement; provided however, the holders of Class 1 Units shall not have the right to vote on the matters set forth in Section 2.2.2.5 of the Agreement, unless applicable law would require the Class 1 Units to have voting rights with the other classes of Units; and

6.2.2	on an amendment to this Certificate of Designations, provided that the Board has approved the amendment. Any amendment to this Certificate of Designations shall require that a majority of the Class 1 Units who are present (by person or proxy) at a duly called and held meeting at which a quorum is present shall be required to approve such amendment (or if no meeting is to be held, then upon the written consent executed by a majority in interest of the outstanding Class 1 Units).

2.3  Section 7.1.1 of the Class 1 COD is hereby amended as follows:

After “May 30, 2005,” the following phrase shall be added: “; provided however, that the Class 1 Units may not be converted into Class 3 Units after December 31, 2007”

2.4  The Class 1 COD is hereby amended by adding a new Section 10 as follows:

10.  Priority Participation in any Company Unit and Preferred Unit Repurchase Program.

10.1   General.

Class 1 Units shall be repurchased by the Company pursuant to the terms of any repurchase program then in effect.

10.2   Priority.

The Class 1 Units, together with the Class 2 Units, shall have a priority under any repurchase program prior to any Class 3 or Series B Preferred Units, or any other classes of Units or series of Preferred Units, which may come into existence, except in the case of a hardship. Class 1 and Class 2 Units shall have the same priority under any repurchase program.

10.3   Hardship.

Notwithstanding the priority in Section 10.2, the Company may repurchase Class 3, Series B Preferred Units or any other classes of Units or series of Preferred Units, which may come into existence, prior to Class 1 Units if the holder of such Units or Preferred Units has a hardship. The existence of a hardship shall be determined on a case-by-case basis by the Company.

10.4   No Requirement to Maintain a Repurchase Program.

Nothing herein shall require the Company to maintain a repurchase program or to repurchase any amount of the Company’s Units or Preferred Units over any given period of time.

2.5  The Class 1 COD is hereby amended by adding a new Section 11 as follows:

11.  Class 1 and 2 Call Option.

11.1   Class 1 and 2 Units Subject to Call Option.

The Company shall call for redemption that number of Class 1 and Class 2 Units necessary in order for the Company to have 295 holders of record of Class 1 Units and Class 2 Units (the “295 Remaining Holders of Record”) after the redemption.

All record holders of Class 1 and Class 2 Units who are Tax Disadvantaged Holders (as defined below) shall not be subject to the Call Option (as defined below). The Company shall exercise the Call Option by calling for redemption Class 1 and Class 2 Units held by the record holders of Class 1 and Class 2 Units owning the fewest number of Class 1 and Class 2 Units (taken together) until the Company has reached 295 Remaining Holders of Record.

As used herein, the holders of record of Class 1 and 2 Units subject to the Call Option are referred to herein as the “Holders Subject to the Call Option.”

As used herein, a “Tax Disadvantaged Holder” means each holder of Class 1 or Class 2 Units who has a negative Capital Account balance that is greater than two times the number of Class 1 and 2 Units owned by such holder (e.g., a holder of 4,000 Class 1 Units and 6,000 Class 2 Units who has a Capital Account that is equal to or more negative than a negative $20,001 would be a Tax Disadvantaged Holder and that same holder would not be a Tax Disadvantaged Holder if the holder’s Capital Account was between negative $20,000 and any positive amount). A holder’s Capital Account balance shall be determined as of the end of the month immediately prior to the Company’s invocation of the Call Option as set forth in Section 11.2 below based on the holder’s Capital Accounts for Class 1 and Class 2 Units maintained by the Company under Section 7.2 of the Second Amended and Restated Operating Agreement. Determination of Tax Disadvantaged Holder status shall be determined at the record holder level.

The Company’s Call Option set forth in this Section 11 is referred to as the “Call Option.”

11.2   Timing of Call Option; Timing of Payment for Call Option.

The Company shall invoke the Call Option on any business day in January 2008 for $3.67 per Class 1 Unit or Class 2 Unit (the “Call Option Price”) by sending a written notice to the Holders Subject to the Call Option (the “Call Option Notice”) in the form set forth in Section 11.3 below along with payment for the Class 1 and 2 Units subject to the Call Option.

11.3   Call Option Notice.

The Call Option Notice shall be sent by first class mail to all of the Holders Subject to the Call Option on the day the Company invokes the Call Option. The Call Option Notice shall be in substantially the same form for each Holder Subject to the Call Option, but shall be customized for each holder and shall contain the following information:

11.3.1	The number of Class 1 and 2 Units of the Holder Subject to the Call Option; and

11.3.2	The total amount of the Call Option for the holder (i.e., $3.67 multiplied by the number of Class 1 and 2 Units subject to the Call Option).

11.4   Distributions.

The Holders Subject to the Call Option shall not receive any distributions on the Class 1 and 2 Units subject to the Call Option for any period of time on or after the Call Option Record Date.

11.5   Expiration of Call Option.

After the Company has redeemed the Class 1 and 2 Units subject to the Call Option, the Call Option shall expire.

IN WITNESS WHEREOF, this First Amendment has been duly executed by the Members, all Persons thereafter who become Additional Members, all Transferees who become Assignees, and all Persons who become a party hereto in accordance with Section 1.4.3 of the Second Amended and Restated Operating Agreement.

JCM PARTNERS, LLC
a Delaware limited liability company

By
Gayle M. Ing
Secretary/Attorney-In-Fact

APPENDIX B

First Amendment to Class 2 COD

FIRST AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS
OF
CLASS 2 UNITS OF
JCM PARTNERS, LLC
(a Delaware limited liability company)

This First Amendment (the “First Amendment”) to the Amended and Restated Certificate of Designations of Class 2 Units (“Class 2 COD”) of JCM Partners, LLC (As Created by the Board of Managers pursuant to Section 2.1.6 of the Amended and Restated Limited Liability Company Agreement, dated as of June 25, 2003, as superseded by the Second Amended and Restated Operating Agreement dated as of March 21, 2007 (herein, the “Second Amended and Restated Operating Agreement”)), is made and entered into as of          , 2007 by the Members of the Company and those Persons who hereafter become Members pursuant to the terms of the Second Amended and Restated Operating Agreement.

WHEREAS, as of the date of this First Amendment, there are           Class 1 Units issued and outstanding;          Class 2 Units issued and outstanding;          Class 3 Units issued and outstanding;           Series B Preferred Units issued and outstanding; and no options or rights outstanding to purchase or acquire any Units or Preferred Units of the Company, other than pursuant to the Company’s 2006 Long Term Incentive Unit Award Plan;

WHEREAS, Section 6 of the Class 2 COD permits the amendment of the Class 2 COD upon the approval of the amendment by the Company’s Board of Managers and the receipt of the affirmative vote of a majority of the Class 2 Units who are present (by person or proxy) at a duly called and held meeting at which a quorum is present (or if no meeting is held, upon the written consent executed by a majority in interest of the Class 2 Units);

WHEREAS, pursuant to Section 2.1.6 of the Second Amended and Restated Operating Agreement, the Class 2 COD is deemed part of the Second Amended and Restated Operating Agreement;

WHEREAS, Section 2.2.1.3 of the Second Amended and Restated Operating Agreement provides that an amendment to the Second Amended and Restated Operating Agreement, other than when amending provisions which may be modified by the Board of Managers alone, shall require a vote of the Members of the Company;

WHEREAS, Section 2.3.4.1 of the Second Amended and Restated Operating Agreement provides that when the Board of Managers has first approved an action to which the consent of the Members is required, the consent of the Members shall be deemed obtained upon obtaining the vote of a majority, or a greater percentage as specified in the Second Amended and Restated Operating Agreement or Bylaws, of the Units or Preferred Units entitled to vote on such action and who are present in person or by proxy at a duly called and held meeting (or if no meeting is held, upon the written consent executed by a majority of the outstanding Units or Preferred Units entitled to vote thereon);

WHEREAS, Section 2.3.1 of the Second Amended and Restated Operating Agreement provides that, subject to the class voting rights set forth in Sections 2.2.2 and 2.2.3 of the Second Amended and Restated Operating Agreement, all Units and Preferred Units shall vote together as one group;

WHEREAS, Section 2.2.2.4 of the Second Amended and Restated Operating Agreement provides that Members who are holders of Units or Preferred Units whose rights are not affected by the amendment shall not have any voting rights on the amendment;

WHEREAS, Section 2.2.3 of the Second Amended and Restated Operating Agreement provides that where a class of Units would be adversely affected in a different manner than other classes of Units by an amendment, the class of Units that is adversely affected in a different manner shall have the additional right to vote as a separate class on such amendment;

WHEREAS, Members evidencing an affirmative vote of a majority of the Class 2 Units who were present (by person or proxy) at a duly called and held meeting at which a quorum was present of the Company have approved this First Amendment at a meeting of the Members held on          , 2007;

WHEREAS, Members evidencing an affirmative vote of a majority of the Class 1 Units, Class 2 Units, Class 3 Units and Series B Preferred Units voting together as one group who were present (by person or proxy) at a duly called and held meeting at which a quorum was present of the Company have approved this First Amendment at a meeting of the Members held on          , 2007;

WHEREAS, pursuant to Section 9.3 of the Second Amended and Restated Operating Agreement, the Members have granted the Secretary of the Company a special power of attorney to execute certain documents on their behalf after the necessary vote, consent or approval;

WHEREAS, this First Amendment amends Section 4.2 of the Class 2 COD to increase the Mandatory Monthly Distribution per Class 2 Unit to 1/12th of $0.0825 (eight and 1/4 cents) from 1/12th of $0.08 (eight cents);

WHEREAS, this First Amendment amends Section 6 of the Class 2 COD to provide that the holders of Class 2 Units shall not have any voting rights, except the right to vote on the matters set forth in Section 2.2.1.6, 2.2.2.1 and 2.2.2.5 of the Second Amended and Restated Operating Agreement or an amendment to the Class 2 COD, as set forth in Section 6;

WHEREAS, this First Amendment amends the Class 2 COD by adding a new Section 10 which provides that the Class 1 Units along with the Class 2 Units shall have a priority in any repurchase program of the Company, other than in the case of hardship;

WHEREAS, this First Amendment amends the Class 2 COD by adding a new Section 11 to provide that the Company shall have the right to call for redemption Class 2 Units on the terms set forth therein for a price of $3.67 per Class 2 Unit;

WHEREAS, prior to this First Amendment being approved by the Members, the Company mailed to the Members a Proxy Statement, dated October 5, 2007, a copy of which the Company also filed with the Securities and Exchange Commission; and

WHEREAS, the Secretary desires to carry out the desires of the Members approving this First Amendment by signing this First Amendment on behalf of all of the Members.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this First Amendment, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
MISCELLANEOUS PROVISIONS

1.1	Inconsistencies. To the extent of any inconsistencies between the terms of this First Amendment, the Class 2 COD, any other Certificates of Designations and the terms of the Second Amended and Restated Operating Agreement, the terms of this First Amendment shall control.

1.2	Full Force and Effect. The Class 2 COD, as modified herein, remains in full force and effect as the agreement of the parties. The Second Amended and Restated Operating Agreement, as modified by the amendment to the Class 2 COD, remains in full force and effect as the agreement of the parties.

1.3	Defined Terms. Terms not defined in this First Amendment shall have the meanings set forth in the Class 2 COD or the Second Amended and Restated Operating Agreement, as applicable.

ARTICLE II
AMENDMENTS

2.1	Section 4.2 of the Class 2 COD is hereby amended as follows:

The phrase “$0.08 (eight cents)” shall be replaced by the phrase “$0.0825 (eight and 1/4 cents)”.

2.2  Section 6 of the Class 2 COD is hereby amended to read in its entirety as follows:

6.   Voting Rights.

6.1    General — No Right to Vote.

The holders of the Class 2 Units shall have none of the voting rights granted to Units in the Agreement (except as set forth herein).

6.2    Limited Voting Rights.

The holders of Class 2 Units shall have the right to vote (with the other Units with voting rights, when applicable) on the following matters:

6.2.1	on Sections 2.2.1.6 (vote of the Members on mergers, consolidation and dissolution), 2.2.2.1 (class vote of the Units on mergers, consolidation and dissolution) and 2.2.2.5 (class vote of the Units where required by applicable law) of the Agreement; provided however, the holders of Class 2 Units shall not have the right to vote on the matters set forth in Section 2.2.2.5 of the Agreement, unless applicable law would require the Class 2 Units to have voting rights with the other classes of Units; and

6.2.2	on an amendment to this Certificate of Designations, provided that the Board has approved the amendment. Any amendment to this Certificate of Designations shall require that a majority of the Class 2 Units who are present (by person or proxy) at a duly called and held meeting at which a quorum is present shall be required to approve such amendment (or if no meeting is to be held, then upon the written consent executed by a majority in interest of the outstanding Class 2 Units).

2.3  The Class 2 COD is hereby amended by adding a new Section 10 as follows:

10.  Priority Participation in any Company Unit and Preferred Unit Repurchase Program.

10.1   General.

Class 2 Units shall be repurchased by the Company pursuant to the terms of any repurchase program then in effect.

10.2   Priority.

The Class 2 Units, together with the Class 1 Units, shall have a priority under any repurchase program prior to any Class 3 or Series B Preferred Units, or any other classes of Units or series of Preferred Units, which may come into existence, except in the case of a hardship. Class 1 and Class 2 Units shall have the same priority under any repurchase program.

10.3   Hardship.

Notwithstanding the priority in Section 10.2, the Company may repurchase Class 3, Series B Preferred Units or any other classes of Units or series of Preferred Units, which may come into existence, prior to Class 2 Units if the holder of such Units or Preferred Units has a hardship. The existence of a hardship shall be determined on a case-by-case basis by the Company.

10.4   No Requirement to Maintain a Repurchase Program.

Nothing herein shall require the Company to maintain a repurchase program or to repurchase any amount of the Company’s Units or Preferred Units over any given period of time.

2.4	The Class 2 COD is hereby amended by adding a new Section 11 as follows:

11.  Class 1 and 2 Call Option.

11.1   Class 1 and 2 Units Subject to Call Option.

The Company shall call for redemption that number of Class 1 and Class 2 Units necessary in order for the Company to have 295 holders of record of Class 1 Units and Class 2 Units (the “295 Remaining Holders of Record”) after the redemption.

All record holders of Class 1 and Class 2 Units who are Tax Disadvantaged Holders (as defined below) shall not be subject to the Call Option (as defined below). The Company shall exercise the Call Option by calling for redemption Class 1 and Class 2 Units held by the record holders of Class 1 and Class 2 Units owning the fewest number of Class 1 and Class 2 Units (taken together) until the Company has reached 295 Remaining Holders of Record.

As used herein, the holders of record of Class 1 and 2 Units subject to the Call Option are referred to herein as the “Holders Subject to the Call Option.”

As used herein, a “Tax Disadvantaged Holder” means each holder of Class 1 or Class 2 Units who has a negative Capital Account balance that is greater than two times the number of Class 1 and 2 Units owned by such holder (e.g., a holder of 4,000 Class 1 Units and 6,000 Class 2 Units who has a Capital Account that is equal to or more negative than a negative $20,001 would be a Tax Disadvantaged Holder and that same holder would not be a Tax Disadvantaged Holder if the holder’s Capital Account was between negative $20,000 and any positive amount). A holder’s Capital Account balance shall be determined as of the end of the month immediately prior to the Company’s invocation of the Call Option as set forth in Section 11.2 below based on the holder’s Capital Accounts for Class 1 and Class 2 Units maintained by the Company under Section 7.2 of the Second Amended and Restated Operating Agreement. Determination of Tax Disadvantaged Holder status shall be determined at the record holder level.

The Company’s Call Option set forth in this Section 11 is referred to as the “Call Option.”

11.2   Timing of Call Option; Timing of Payment for Call Option.

The Company shall invoke the Call Option on any business day in January 2008 for $3.67 per Class 1 Unit or Class 2 Unit (the “Call Option Price”) by sending a written notice to the Holders Subject to the Call Option (the “Call Option Notice”) in the form set forth in Section 11.3 below along with payment for the Class 1 and 2 Units subject to the Call Option.

11.3   Call Option Notice.

The Call Option Notice shall be sent by first class mail to all of the Holders Subject to the Call Option on the day the Company invokes the Call Option. The Call Option Notice shall be in substantially the same form for each Holder Subject to the Call Option, but shall be customized for each holder and shall contain the following information:

11.3.1	The number of Class 1 and 2 Units of the Holder Subject to the Call Option; and

11.3.2	The total amount of the Call Option for the holder (i.e., $3.67 multiplied by the number of Class 1 and 2 Units subject to the Call Option).

11.4   Distributions.

The Holders Subject to the Call Option shall not receive any distributions on the Class 1 and 2 Units subject to the Call Option for any period of time on or after the Call Option Record Date.

11.5   Expiration of Call Option.

After the Company has redeemed the Class 1 and 2 Units subject to the Call Option, the Call Option shall expire.

IN WITNESS WHEREOF, this First Amendment has been duly executed by the Members, all Persons thereafter who become Additional Members, all Transferees who become Assignees, and all Persons who become a party hereto in accordance with Section 1.4.3 of the Second Amended and Restated Operating Agreement.

JCM PARTNERS, LLC
a Delaware limited liability company

By
Gayle M. Ing
Secretary/Attorney-In-Fact

APPENDIX C

First Amendment to Class 3 COD

FIRST AMENDMENT TO
CERTIFICATE OF DESIGNATIONS
OF
CLASS 3 UNITS OF
JCM PARTNERS, LLC
(a Delaware limited liability company)

This First Amendment (the “First Amendment”) to the Certificate of Designations of Class 3 Units (“Class 3 COD”) of JCM Partners, LLC (As Created by the Board of Managers pursuant to Section 2.1.6 of the Amended and Restated Limited Liability Company Agreement, dated as of June 25, 2003, as superseded by the Second Amended and Restated Operating Agreement dated as of March 21, 2007 (herein, the “Second Amended and Restated Operating Agreement”)), is made and entered into as of          , 2007 by the Members of the Company and those Persons who hereafter become Members pursuant to the terms of the Second Amended and Restated Operating Agreement.

WHEREAS, as of the date of this First Amendment, there are          Class 1 Units issued and outstanding;          Class 2 Units issued and outstanding;          Class 3 Units issued and outstanding;          Series B Preferred Units issued and outstanding; and no options or rights outstanding to purchase or acquire any Units or Preferred Units of the Company, other than pursuant to the Company’s 2006 Long Term Incentive Unit Award Plan;

WHEREAS, Section 6 of the Class 3 COD permits the amendment of the Class 3 COD upon the approval of the amendment by the Company’s Board of Managers and the receipt of the affirmative vote of a majority of the Class 3 Units who are present (by person or proxy) at a duly called and held meeting at which a quorum is present (or if no meeting is held, upon the written consent executed by a majority in interest of the Class 3 Units);

WHEREAS, pursuant to Section 2.1.6 of the Second Amended and Restated Operating Agreement, the Class 3 COD is deemed part of the Second Amended and Restated Operating Agreement;

WHEREAS, Section 2.2.1.3 of the Second Amended and Restated Operating Agreement provides that an amendment to the Second Amended and Restated Operating Agreement, other than when amending provisions which may be modified by the Board of Managers alone, shall require a vote of the Members of the Company;

WHEREAS, Section 2.3.4.1 of the Second Amended and Restated Operating Agreement provides that when the Board of Managers has first approved an action to which the consent of the Members is required, the consent of the Members shall be deemed obtained upon obtaining the vote of a majority, or a greater percentage as specified in the Second Amended and Restated Operating Agreement or Bylaws, of the Units or Preferred Units entitled to vote on such action and who are present in person or by proxy at a duly called and held meeting (or if no meeting is held, upon the written consent executed by a majority of the outstanding Units or Preferred Units entitled to vote thereon);

WHEREAS, Section 2.3.1 of the Second Amended and Restated Operating Agreement provides that, subject to the class voting rights set forth in Sections 2.2.2 and 2.2.3 of the Second Amended and Restated Operating Agreement, all Units and Preferred Units shall vote together as one group;

WHEREAS, Section 2.2.2.4 of the Second Amended and Restated Operating Agreement provides that Members who are holders of Units or Preferred Units whose rights are not affected by the amendment shall not have any voting rights on the amendment;

WHEREAS, Section 2.2.3 of the Second Amended and Restated Operating Agreement provides that where a class of Units would be adversely affected in a different manner than other classes of Units by an amendment, the class of Units that is adversely affected in a different manner shall have the additional right to vote as a separate class on such amendment;

WHEREAS, Members evidencing an affirmative vote of a majority of the Class 3 Units who were present (by person or proxy) at a duly called and held meeting at which a quorum was present of the Company have approved this First Amendment at a meeting of the Members held on          , 2007;

WHEREAS, Members evidencing an affirmative vote of a majority of the Class 1 Units, Class 2 Units, Class 3 Units and Series B Preferred Units voting together as one group who were present (by person or proxy) at a duly called and

held meeting at which a quorum was present of the Company have approved this First Amendment at a meeting of the Members held on          , 2007;

WHEREAS, pursuant to Section 9.3 of the Second Amended and Restated Operating Agreement, the Members have granted the Secretary of the Company a special power of attorney to execute certain documents on their behalf after the necessary vote, consent or approval;

WHEREAS, this First Amendment amends Sections 7.1.1 and 7.1.2 of the Class 3 COD to provide that the Class 1 and 2 Units may not be converted into Class 3 Units after December 31, 2007;

WHEREAS, this First Amendment amends the Class 3 COD by adding a new Section 10 to provide that the Company shall have the right to call for redemption Class 3 Units on the terms set forth therein for a price of $3.67 per Class 3 Unit.

WHEREAS, prior to this First Amendment being approved by the Members, the Company mailed to the Members a Proxy Statement, dated October 5, 2007, a copy of which the Company also filed with the Securities and Exchange Commission; and

WHEREAS, the Secretary desires to carry out the desires of the Members approving this First Amendment by signing this First Amendment on behalf of all of the Members.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this First Amendment, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
MISCELLANEOUS PROVISIONS

1.1	Inconsistencies. To the extent of any inconsistencies between the terms of this First Amendment, the Class 3 COD, any other Certificates of Designations and the terms of the Second Amended and Restated Operating Agreement, the terms of this First Amendment shall control.

1.2	Full Force and Effect. The Class 3 COD, as modified herein, remains in full force and effect as the agreement of the parties. The Second Amended and Restated Operating Agreement, as modified by the amendment to the Class 3 COD, remains in full force and effect as the agreement of the parties.

1.3	Defined Terms. Terms not defined in this First Amendment shall have the meanings set forth in the Class 3 COD or the Second Amended and Restated Operating Agreement, as applicable.

ARTICLE II
AMENDMENTS

2.1	Section 7.1.1 of the Class 3 COD is hereby amended in its entirety as follows:

“7.1.1	Any holder of Class 1 Units may convert the holder’s Class 1 Units into Class 3 Units at any time on or before December 31, 2007, by complying with the procedures herein (from January 1, 2008 and thereafter Class 1 Units may not be converted into Class 3 Units).”

2.2	Section 7.1.2 of the Class 3 COD is hereby amended in its entirety as follows:

“7.1.2	Any holder of Class 2 Units may convert the holder’s Class 2 Units into Class 3 Units at any time on or before December 31, 2007, by complying with the procedures herein (from January 1, 2008 and thereafter Class 2 Units may not be converted into Class 3 Units).”

2.3	The Class 3 COD is hereby amended by adding a new Section 10 as follows:

10.  Class 3 Call Option.

10.1   Class 3 Units subject to Class 3 Call Option.

The Company shall call for redemption that number of Class 3 Units necessary in order for the Company to have 295 holders of record of Class 3 Units (the “295 Remaining Holders of Record”) after the redemption.

All record holders of Class 3 Units who are either (a) Tax Disadvantaged Holders (as defined below) or (b) LTI Members (as defined below) shall not be subject to the Class 3 Call Option (as defined below). The Company shall exercise the Class 3 Call Option by calling for redemption Class 3 Units held by the record holders of Class 3 Units owning the fewest number of Class 3 Units until the Company has reached 295 Remaining Holders of Record.

As used herein, the holders of record of Class 3 Units subject to the Call Option are referred to herein as the “Holders Subject to the Class 3 Call Option.”

As used herein, a “Tax Disadvantaged Holder” means each holder of Class 3 Units who has a negative Capital Account balance that is greater than two times the number of Class 3 Units owed by such holder (e.g., a holder of 10,000 Class 3 Units who has a Capital Account that is equal to or more negative than a negative $20,001 would be a Tax Disadvantaged Holder and that same holder would not be a Tax Disadvantaged Holder if the holder’s Capital Account was between negative $20,000 and any positive amount). A holder’s Capital Account balance shall be determined as of the end of the month immediately prior to the Company’s invocation of the Class 3 Call Option as set forth in Section 10.2 below based on the holder’s Capital Account for Class 3 Units maintained by the Company under Section 7.2 of the Second Amended and Restated Operating Agreement. Determination of Tax Disadvantaged Holder status shall be determined at the record holder level.

As used herein, “LTI Members” means holders of Class 3 Units who acquired any of their Class 3 Units as awards under the Company’s Long Term Incentive Plan.

The Company’s Call Option set forth in this Section 10 is referred to as the “Class 3 Call Option.”

10.2   Timing of Class 3 Call Option; Timing of Payment for Class 3 Call Option.

The Company shall invoke the Class 3 Call Option on any business day in January 2008 for $3.67 per Class 3 Unit (the “Class 3 Call Option Price”) by sending a written notice to the Holders Subject to the Class 3 Call Option (the “Class 3 Call Option Notice”) in the form set forth in Section 10.3 below along with payment for the Class 3 Units subject to the Class 3 Call Option.

10.3   Class 3 Call Option Notice.

The Class 3 Call Option Notice shall be sent by first class mail to all of the Holders Subject to the Class 3 Call Option on the day the Company invokes the Class 3 Call Option. The Class 3 Call Option Notice shall be in substantially the same form for each Holder Subject to the Class 3 Call Option, but shall be customized for each holder and shall contain the following information:

10.3.1	The number of Class 3 Units of the Holder Subject to the Class 3 Call Option; and

10.3.2	The total amount of the Class 3 Call Option for the holder (i.e., $3.67 multiplied by the number of Class 3 Units subject to the Class 3 Call Option).

10.4   Distributions.

The Holders Subject to the Class 3 Call Option shall not receive any distributions on the Class 3 Units subject to the Class 3 Call Option for any period of time on or after the Class 3 Call Option Record Date.

10.5   Expiration of Class 3 Call Option.

After the Company has redeemed the Class 3 Units subject to the Class 3 Call Option, the Class 3 Call Option shall expire.

IN WITNESS WHEREOF, this First Amendment has been duly executed by the Members, all Persons thereafter who become Additional Members, all Transferees who become Assignees, and all Persons who become a party hereto in accordance with Section 1.4.3 of the Second Amended and Restated Operating Agreement.

JCM PARTNERS, LLC
a Delaware limited liability company

By
Gayle M. Ing
Secretary/Attorney-In-Fact

APPENDIX D

Historical Financial Information

JCM Partners, LLC Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2006.

JCM Partners, LLC Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2007.

JCM PARTNERS, LLC

Annual Financial Information
Year Ended December 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers of JCM Partners, LLC:

We have audited the accompanying consolidated balance sheet of JCM Partners, LLC and its subsidiaries (the “Company”), as of December 31, 2006 and 2005 and the related consolidated statements of operations, members’ units and retained earnings and cash flows for the years ended December 31, 2006, 2005 and 2004. Our audit also included the financial statement Schedule III — Real Estate and Accumulated Depreciation. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JCM Partners, LLC and its subsidiaries as of December 31, 2006 and 2005 and the results of their operations and their cash flows for the years ended December 31, 2006, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement Schedule III, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/  Moss Adams LLP
San Francisco, California

March 30, 2007

JCM PARTNERS, LLC
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per unit data)

	December 31,
	2006	2005

ASSETS
Real estate investments, net	$245,889	$235,389
Real estate investments held for sale, net	—	5,646
Cash and cash equivalents	32,563	28,426
Restricted cash	1,215	1,478
Notes receivable	—	3,834
Rents receivable	117	186
Prepaid expenses	738	879
Deferred costs, net	1,774	2,134
Other assets	618	1,374

Total Assets	$282,914	$279,346

LIABILITIES, REDEEMABLE UNITS, MEMBERS’ EQUITY AND RETAINED EARNINGS
LIABILITIES:
Mortgages payable	$216,309	$211,396
Mortgages payable on real estate investments held for sale	—	4,691
Tenants’ security deposits	2,990	2,850
Accounts payable and accrued expenses	2,648	3,687
Accrued interest	1,096	1,028
Unearned rental revenue	233	190
Mandatorily redeemable liability (See Note 9)	24,977	23,621

Total liabilities	248,253	247,463

REDEEMABLE UNITS (See Note 9):
Convertible Class 1 Units, $1 par value — 3,292,525 and 4,043,240 outstanding at December 31, 2006 and 2005, respectively	197	1,059
Redeemable Class 2 Units, $1 par value — 14,885,230 and 14,649,718 outstanding at December 31, 2006 and 2005, respectively	3,614	4,812

Total redeemable units	3,811	5,871

MEMBERS’ EQUITY (See Note 10):
Non-redeemable Class 3 Units, $1 par value — 32,704,379 and 32,450,969 outstanding at December 31, 2006 and 2005, respectively	7,809	10,499
Preferred Units
Series B Preferred Units, 25,000,000 units authorized; 7,192,000 Series B Preferred Units outstanding at December 31, 2006 and 2005	6,775	7,387
Retained earnings	16,266	8,126

Total members’ equity	30,850	26,012

Total liabilities, redeemable units and members’ equity	$282,914	$279,346

See Accompanying Notes to Consolidated Financial Statements

JCM PARTNERS, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per unit data)

	Years Ended December 31,
	2006	2005	2004

REVENUES:
Rental	$50,902	$46,686	$45,086
Interest	1,856	550	86
Rental Settlement	2,208	—	—

Total revenues	54,966	47,236	45,172

OPERATING EXPENSES:
Interest expense	13,175	11,011	9,996
Operating and maintenance	15,810	14,055	14,333
Depreciation and amortization	10,179	8,905	8,388
General and administrative	4,035	4,442	3,657
Real estate taxes and insurance	4,883	4,829	5,023
Utilities	4,436	4,045	3,675
Amortization of discount on mandatorily redeemable liability	2,350	695	—
Prepayment penalty	—	82	—
Write off of deferred debt issuance costs	231	53	3

Total expenses	55,099	48,117	45,075

Income (loss) before discontinued operations	(133)	(881)	97

Discontinued operations:
Gain on sale	8,737	17,830	5,406
Loss on impairment of assets	—	—	(250)
Discontinued operations, net	(464)	(596)	659

Income from discontinued operations	8,273	17,234	5,815

Net Income	8,140	16,353	5,912
Distributions paid to preferred unit holders	(612)	(494)	—

Net Income Applicable to Class 1, 2 and 3 Units	$7,528	$15,859	$5,912

Income (loss) per outstanding Class 1, 2 and 3 Units:
From continuing operations — Class 1	$—	$—	$—
From discontinued operations — Class 1.14		.27	.08

Basic and diluted — Class 1 Units	$.14	$.27	$.08

From continuing operations — Class 2	$—	$(.02)	$—
From discontinued operations — Class 2.14		.27	.07

Basic and diluted — Class 2 Units	$.14	$.25	$.07

From continuing operations — Class 3	$—	$(.02)	$—
From discontinued operations — Class 3.14		.27	.08

Basic and diluted — Class 3 Units	$.14	$.25	$.08

WEIGHTED AVERAGE CLASS 1, 2 AND 3 UNITS OUTSTANDING:
Basic and diluted — Class 1	3,623	12,050	34,359
Basic and diluted — Class 2	14,670	14,702	11,217
Basic and diluted — Class 3	32,653	31,755	28,792
Income (loss) per outstanding Preferred Units:
From continuing operations	$—	$(.02)	$—
From discontinued operations	.14	.27	—

Basic and diluted — Preferred Units	$.14	$.25	$—

WEIGHTED AVERAGE PREFERRED UNITS OUTSTANDING
Basic and diluted	7,192	5,837	—

See Accompanying Notes to Consolidated Financial Statements.

JCM PARTNERS, LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ UNITS AND RETAINED EARNINGS
(Amounts in thousands)

							Subscription
							Proceeds
							Received
							Prior To
	Redeemable Units				Non-Redeemable Units		Issuance	Series B Preferred
	Class 1		Class 2		Class 3		of Series B	Units		Retained
	Units	Amount	Units	Amount	Units	Amount	Preferred Units	Units	Amount	Earnings

BALANCE, DECEMBER 31, 2003	79,804	$63,624	—	$—	—	$—	$—	—	—	$3,079
Unit conversions	(46,544)	(27,112)	14,680	8,454	31,864	18,658	—	—	—	—
Distributions	—	(3,135)	—	(925)	—	(2,447)	—	—	—	—
Repurchase of redeemable Class 1 and 2 Units	(16,234)	(25,263)	(399)	(622)	—	—	—	—	—	—
Repurchase of non-redeemable Class 3 Units	—	—	—	—	(830)	(1,278)	—	—	—	—
Subscription proceeds received prior to issuance of Series B Preferred Units	—	—	—	—	—	—	2,605	—	—	—
Net Income	—	—	—	—	—	—	—	—	—	5,912

BALANCE, DECEMBER 31, 2004	17,026	8,114	14,281	6,907	31,034	14,933	2,605	—	—	8,991
Unit conversions	(2,121)	2,084	509	(660)	1,612	(1,424)	(2,605)	—	2,605	—
Distributions	—	(801)	—	(1,213)	—	(2,700)	—	—	(494)	—
Repurchase of redeemable Class 1 and 2 Units	(997)	(1,556)	(140)	(222)	—	—	—	—	—	—
Repurchase of non-redeemable Class 3 Units	—	—	—	—	(195)	(310)	—	—	—	—
Series B Preferred Units	—	—	—	—	—	—	—	7,192	5,276	—
Class 1 Put Units	(9,865)	(6,782)	—	—	—	—	—	—	—	(17,218)
Net Income	—	—	—	—	—	—	—	—	—	16,353

BALANCE, DECEMBER 31, 2005	4,043	1,059	14,650	4,812	32,451	10,499	—	7,192	7,387	8,126
Unit conversions	(693)	(465)	371	256	322	209	—	—		—
Distributions	—	(294)	—	(1,210)	—	(2,775)	—	—	(612)	—
Repurchase of redeemable Class 1 and 2 Units	(57)	(103)	(136)	(244)	—	—	—	—	—	—
Repurchase of non-redeemable Class 3 Units	—	—	—	—	(69)	(124)	—	—	—	—
Series B Preferred Units	—	—	—	—	—	—	—	—	—	—
Class 1 Put Units	—	—	—	—	—	—	—	—	—	—
Net Income	—	—	—	—	—	—	—	—	—	8,140
BALANCE, DECEMBER 31, 2006	3,293	$197	14,885	$3,614	32,704	$7,809	$—	7,192	$6,775	$16,266

See Accompanying Notes to Consolidated Financial Statements.

JCM PARTNERS, LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
(Amounts in thousands)

	Years Ended December 31,
	2006	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,140	$16,353	$5,912
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of property	(8,737)	(17,733)	(5,406)
Loss on disposal of assets	180	140	93
Loss on impairment of assets	—	—	250
Depreciation and amortization	10,179	9,665	9,681
Amortization of discount on mandatorily redeemable liability	2,350	695	—
Write off of deferred debt issuance costs	275	455	65
Effect of changes in:
Restricted cash	262	(243)	1,226
Rent receivables	69	39	(24)
Prepaid expenses	135	65	197
Deferred costs	(209)	(26)	(174)
Other assets	706	(750)	715
Tenants’ security deposits	140	(43)	6
Accounts payable and accrued expenses	(1,039)	981	(446)
Accrued interest	69	60	6
Unearned rental revenue	42	11	14

Net cash provided by operating activities	12,562	9,669	12,115

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to real estate investments	(20,434)	(39,585)	(3,619)
Proceeds from disposal of assets	14,460	34,472	12,804
Payments received on notes receivable 3,	3,834	357	—

Net cash provided by (used in) investing activities	(2,140)	(4,756)	9,185

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of Class 1, Class 2 and Class 3 Units	(471)	(2,088)	(27,164)
Redemption of Class 1 Put Units	(226)	(680)	—
New mortgage on acquired property	4,200	26,500	—
Payments on mortgages payable	(2,560)	(2,928)	(2,633)
Payoff of mortgage loans	(4,666)	(24,565)	(4,238)
Line of Credit:
Advances	—	—	4,300
Payments	—	—	(4,300)
Deferred financing costs	(153)	(792)	(434)
Proceeds from refinance of mortgages payable	3,250	21,822	16,668
Member distributions to Class 1, 2 and 3 and Series B Preferred Unit holders	(4,891)	(5,208)	(6,507)
Member distributions to Class 1 Put Units (which offset the Aggregate Exercise Price)	(385)	(393)	—
Member distributions to Class 1 Put Units (which do not offset the Aggregate Exercise Price)	(383)	—	—
Proceeds from issuance of Series B Preferred Units	—	5,276	2,605

Net cash provided by (used in) financing activities	(6,285)	16,944	(21,703)

Net increase (decrease) in cash	4,137	21,857	(403)
Cash and cash equivalents, beginning of year	28,426	6,569	6,972

Cash and cash equivalents, end of year	$32,563	$28,426	$6,569

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$12,835	$12,081	$11,580

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
Mandatorily redeemable liability related to the exercise of put rights by the holders of 9,864,299 Class 1 Units including interest expense (See Note 9)	$—	$23,889	$—

Note receivable from disposal of assets	$—	$—	$4,300

See Accompanying Notes to Consolidated Financial Statements.

JCM PARTNERS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	FORMATION AND DESCRIPTION OF BUSINESS

JCM Partners, LLC (the “Company”), a Delaware limited liability company, was organized on May 15, 2000. The Company is the reorganized entity which emerged from the bankruptcy proceedings in the United States Bankruptcy Court for the Eastern District of California of IRM Corporation, et al. (“the IRM entities”). Pursuant to a plan of reorganization confirmed on June 5, 2000, all assets of the IRM entities were vested in the Company. The Company commenced operations on June 30, 2000 pursuant to the confirmation order and the plan of reorganization.

The Company owns, operates and manages 38 apartment complexes and 7 commercial income properties. All of the properties are located in northern California. The Company holds its real estate assets through 44 wholly-owned subsidiaries as of December 31, 2006, 43 of which are single-asset limited liability companies and one that owns two properties.

2.	SIGNIFICANT ACCOUNTING POLICIES

Fresh Start Accounting - In accounting for the effects of the reorganization, the Company implemented fresh start accounting in accordance with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.” Accordingly, all of the Company’s assets and liabilities were restated to reflect their reorganization value, which approximated fair value at the date of the reorganization, June 30, 2000.

Basis of Consolidation - The financial statements include the accounts of the Company and its subsidiaries on a consolidated basis. All significant intercompany balances have been eliminated in consolidation.

Cash Equivalents and Short-Term Investments - The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. Cash equivalents consist of money market funds and preferred stock issues of closed-end exchange traded mutual funds.

Restricted Cash consists of lender impound accounts (see Note 8).

Real Estate Investments consist principally of rental properties which are carried at reorganization value as of June 30, 2000, or at cost if acquired after June 30, 2000, plus improvements less accumulated depreciation, which is calculated using the straight-line method. The estimated useful lives for the properties range from 20 to 40 years for buildings and from 5 to 15 years for improvements, all of which are judgmental determinations made by management.

The estimated fair value of the properties as of the date of reorganization was determined based on appraisal reports prepared by independent M.A.I. (“Member of the Appraisal Institute”) appraisers. Determination of estimated fair values involves subjective judgment because the actual fair value of the real estate can be determined only by negotiation between the parties in a sales transaction.

The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the expected undiscounted cash flows to be generated by those assets are less than the related carrying amounts. If a rental property is determined to be impaired, the impairment would be measured based upon the excess of the asset’s carrying value over the fair value. The Company reports assets to be disposed of at the lower of carrying amount or fair value less cost to sell.

Expenditures for ordinary maintenance and repairs are expensed as incurred. Amounts paid for new buildings or for permanent improvements made to increase the value of the property or substantially prolong its life are capitalized. These expenditures are depreciated over estimated useful lives determined by management. Tenant improvements and leasing commissions paid in operating our commercial properties are capitalized and amortized over the life of the lease. The Company expenses certain improvements related to the operation of apartment communities, including appliance replacements, window coverings, major carpentry repairs, repairs to balconies, siding and fencing, exterior painting as well as those expenditures necessary to maintain its properties in ordinary operating condition. The determination as to whether expenditures should be capitalized or expensed, and the period over which depreciation is recognized, requires management’s judgment.

Deferred Costs include financing costs which are amortized over the term of the related debt using the straight-line method and leasing commissions which are amortized over the term of the related leases using the straight-line method.

Other assets consist primarily of refundable deposits and other receivables.

Rents receivable are carried net of any allowance for uncollectible amounts.

Rental Income Recognition - Apartment communities are generally leased under operating leases with terms of six to twelve months. Rental income is recognized according to the terms of the underlying leases, which approximates the revenue which would be recognized if recognized evenly over the lease term. Rental revenue on commercial properties is recognized over the term of the related lease.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes - Federal and state income taxes are the responsibility of the members. Accordingly, no provision for federal and state income taxes is included in the Company’s financial statements.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to significant concentrations of credit risk consists principally of cash and cash equivalents. The Company invests its cash in demand deposit accounts in banks, preferred stock issues of closed-end exchange traded mutual funds, and money market funds. The Company limits the credit exposure to any one financial institution or instrument and is exposed to credit risk in the event of default by these institutions, to the extent of the amounts recorded on the Consolidated Balance Sheet. To date, the Company has not experienced losses on these investments.

Segment Reporting - The Company has two reportable operating segments: residential real estate (apartment communities) and commercial real estate which excludes discontinued operations. Residential real estate includes the Company’s 38 apartment communities. Commercial real estate includes the Company’s seven commercial properties. (See Note 14).

Reclassifications - Reclassifications were made to the 2005 and 2004 consolidated financial statements to conform to the 2006 presentation. Certain items were reclassified related to discontinued operations as presented in Note 3.

3.	DISCONTINUED OPERATIONS

For properties accounted for under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144), the results for properties sold during the period or designated as held for sale at the end of the period are required to be classified as discontinued operations. The property-specific components of net earnings that are classified as discontinued operations include all property-related revenues and operating expenses, depreciation expense recognized prior to the classification as held for sale, property specific interest expense to the extent there is secured debt on the property and net gain or loss on disposal.

The following is a breakdown of the results of operations and gains and losses that are included in discontinued operations:

	Years Ended December 31,
	2006	2005	2004
	(Amounts in thousands)

Rental revenues	$665	$5,710	$7,427
Interest and other	—	2	1
Interest expense	(111)	(1,130)	(1,590)
Operating and maintenance	(384)	(2,064)	(2,339)
Depreciation and amortization	—	(760)	(1,293)
Real estate taxes and insurance	(114)	(535)	(874)
Utilities	(73)	(467)	(592)
Prepayment penalty	(403)	(949)	—
Write off of deferred debt issuance costs	(44)	(403)	(81)
Loss on impairment of assets	—	—	(250)
Gain on sales	8,737	17,830	5,406

Total discontinued operations	$8,273	$17,234	$5,815

Property Sales in 2006 -

In February 2006, the Company sold an 84 unit property in Carmichael, California for $7,400,000 resulting in a gain on sale of $3,900,000. The Company paid off the remaining $2,776,000 balance on the mortgage loan secured by the property and an additional $360,000 for prepayment penalties. These proceeds were placed in a Section 1031-exchange account. The Company did not locate an acceptable exchange property. The sale will result in approximately $5,600,000 in taxable gain to the Company’s members.

In August 2006, the Company sold a 100 unit property in Sacramento, California for $7,600,000 resulting in a gain on sale of $4,843,000. The Company received net proceeds of approximately $5,313,000. These proceeds were placed in a section 1031-exchange account. The Company paid off the remaining $1,891,000 balance on the mortgage loan secured by the property and an additional $39,000 for prepayment penalties. This property was part of a Section 1031 exchange described in Note 4.

Property Sales in 2005 -

In January 2005, the Company sold a 25 unit property in Concord, California for $2,550,000 resulting in a gain on sale of $1,072,000. In February 2005, the Company sold a 14,920 square foot light industrial building in Napa, California for $1,750,000 resulting in a gain on sale of $815,000.

In July 2005, the Company sold undeveloped land in Vallejo, California for $500,000 resulting in no gain on sale as the carrying amount of the property (real estate investments held for sale) was $500,000. There was no debt on the property. In March 2004, the Company recorded a $250,000 charge for loss on impairment of assets so the carrying value reflected the sale price as negotiated in the Option Agreement signed in May 2004.

In September 2005, the Company sold a 26,984 square foot light industrial building in Napa, California for $2,350,000 resulting in a gain on sale of $374,000 and a 53 unit property in Modesto, California for $3,700,000 resulting in a gain on sale of $1,322,000. Both of these properties were part of a Section 1031 exchange described in Note 4.

In December 2005, the Company sold three properties in the Sacramento area. An 80 unit property was sold for $7,500,000 resulting in a gain on sale of $3,802,000 and a 120 unit property was sold for $9,034,000 resulting in a gain on sale of $4,799,000. Both of these properties were also part of the Section 1031 reverse exchange described in Note 4. Additionally, a 130 unit property was sold for $9,786,000 resulting in a gain on sale of $5,550,000. This 130 unit property was also part of a 1031 exchange as described in Note 4 below.

Property Sales in 2004 -

In August 2004, the Company sold a 48 unit property in Modesto, California for $3,300,000 resulting in a gain on sale of approximately $1,692,000. As part of the sales transaction, the Company carried back a promissory note in the amount of $1,300,000 with interest at 8.0% per annum as more fully described in Note 5.

In October 2004, the Company sold a 14 unit property in Stockton, California for $1,200,000 resulting in a gain on sale of $647,000.

In December 2004, the Company sold an office building in San Francisco, California for $4,900,000 realizing a gain on sale of $3,000. As part of the sale transaction, the Company carried back a promissory note in the amount of $3,000,000 with monthly interest only payments at 6.0% per annum as more fully described in Note 5. Also in December 2004, the Company sold an 84 unit property in Antioch, California for $7,325,000 resulting in a gain on sale of $3,065,000.

4.	REAL ESTATE INVESTMENTS

In May 2006, the Company acquired a 30,000 square foot multi-tenant commercial property located in Concord, California for $4,800,000 and a 19,200 square foot single-tenant commercial property located in Concord, California for $3,600,000 as part of a tax deferred Section 1031 exchange.

In December 2006, as part of a Section 1031 exchange transaction, the Company purchased an apartment property consisting of 89 units located in Sacramento, California for $8,900,000.

In September 2005, as part of a Section 1031 exchange transaction, the Company purchased an apartment property consisting of 272 units located in Sacramento, California for $37,500,000 plus $648,000 of purchase related transaction costs. The purchase was financed with a $26,500,000 bridge mortgage loan with the remainder coming from available cash, approximately $2,700,000 of escrow exchange proceeds from two properties sold in September 2005 and approximately $8,300,000 from two properties sold in December 2005 as described in Note 3.

Real estate investments, including investments held for sale, are comprised of the following at December 31, 2006 and 2005:

	December 31,
	2006	2005
	(Amounts in thousands)

Apartment communities	$266,581	$263,020
Commercial properties	29,902	20,647

	296,483	283,667
Less: accumulated depreciation	(50,594)	(42,632)

	$245,889	$241,035

Included in the accompanying Consolidated Balance Sheet as:

	December 31,
	2006	2005
	(Amounts in thousands)

Real estate investments, net	$245,889	$235,389
Real estate investment held for sale, net	—	5,646

	$245,889	$241,035

5.	NOTES RECEIVABLE

In August 2004, the Company sold a property consisting of 48 individual condominiums in Modesto, California for $3,300,000. As part of the sales transaction, the Company carried back a promissory note in the amount of $1,300,000. The note was paid in full on November 27, 2006.

In December 2004, the Company sold an office building in San Francisco, California for $4,900,000. As part of the sale transaction, the Company carried back a promissory note in the amount of $3,000,000. The note was paid in full on June 1, 2006.

6.	TENANT OPERATING LEASES

Minimum future rental revenues to be received on noncancellable tenant operating leases for more than one year in effect at December 31, 2006, excluding discontinued operations, are as follows (amounts in thousands):

2007	$4,380
2008	3,707
2009	2,997
2010	2,140
2011	1,588
Thereafter	1,215

Total	$16,027

7.	SECURED LINE OF CREDIT

In June 2004, the Company obtained a revolving line of credit with a general corporate borrowing capacity of $6,000,000, secured by one of our previously debt-free properties. The Company renewed the line of credit on July 1, 2005 for two years for a cost of $15,000. The annual interest rate was lowered to the “Prime Rate” index, from the “Prime Rate” plus 1.0%, with a minimum rate of 5.0% on the amount borrowed. In November 2005, the Company increased the line of credit to $11,000,000, extended the maturity to November 1, 2007 and secured it with an additional debt-free property for a cost of $23,000.

The Company did not use the line of credit during 2005 and 2006 except in connection with the bridge loan discussed in Note 8. The availability of the line of credit was reduced to accommodate a letter of credit in the amount of $2,750,000 provided by the Company as additional collateral for the bridge loan lender. Upon the repayment of the bridge loan, the letter of credit was cancelled and the amount available under the line of credit was restored to $11,000,000. The line of credit contains a financial covenant as to debt service coverage ratio with which the Company was in compliance.

8.	MORTGAGES PAYABLE

The Company’s mortgages payable generally require monthly interest and principal payments. The obligations include 26 fixed rate loans and 15 variable rate loans which are secured by deeds of trust on the Company’s real estate investments. The Company is required by the terms of certain of the mortgage loans to maintain lender impound accounts for insurance, property taxes, reserves for property improvements and a bond account which are recorded as restricted cash. A summary of the Company’s mortgages payable outstanding is as follows:

	December 31,
	2006	2005
	(Amounts in thousands)

Mortgage loans with fixed rates ranging from 5.21% to 7.13% maturing through July 2016	$154,232	$118,662
Mortgage loans with rates ranging from 4.60% to 5.63% that become variable between August 2007 and January 2010 maturing through 2033	56,645	39,868
Mortgage loans with variable rates ranging from 6.12% to 6.78% at December 31, 2006 maturing through 2020	5,432	57,557

Total	$216,309	$216,087

Aggregate maturities of all mortgage loans payable subsequent to December 31, 2006 are as follows (amounts in thousands):

2007	$2,967
2008	3,175
2009	23,804
2010	12,364
2011	34,144
Thereafter	139,855

Total	$216,309

Mortgage Activity 2006

In connection with the property sold in February 2006, the Company paid off one mortgage loan in the amount of $2,776,000.

In April 2006, under the terms of the variable rate mortgage loan on the Company’s headquarters in Concord, California, the Company borrowed an additional $3,250,000 and converted the loan to a 6.41% fixed interest rate through the September 1, 2014 maturity date. The variable interest rate was 7.09% on March 31, 2006. The loan provides for interest only payments through April 30, 2007. From May 1, 2007, the loan is amortized over 23.5 years during the remaining term of the loan.

In May 2006, the Company obtained a $2,400,000 mortgage loan on the commercial property located in Concord, California. The loan matures on May 1, 2016 and is at an annual fixed interest rate of 6.41%. The loan requires interest only payments during the first two years and interest and principal payments, amortized over 336 months, during the remaining eight years.

In June 2006, the Company obtained a $1,800,000 mortgage loan on the commercial property in Concord, California acquired in May 2006. The loan matures on July 1, 2016 and is at an annual fixed interest rate of 6.56%. The loan requires interest only payments during the first two years and interest and principal payments, amortized over 336 months, during the remaining eight years.

In July 2006, the Company refinanced the $26,500,000 bridge loan on the 272 unit apartment property located in Sacramento, California with permanent financing with the same lender. The permanent loan matures on August 1, 2016 and is at an annual fixed interest rate of 5.51%. The loan requires interest only payments during the first two years and interest and principal payments amortized over 120 months during the remaining eight years. The $530,000 good faith deposit paid to lock in the interest rate was returned to the Company on August 14, 2006.

In connection with the property sold in August 2006, the Company paid off one mortgage loan in the amount of $1,890,000.

Mortgage Activity 2005

During the year ended December 31, 2005, the Company completed the refinancing of four loans. For one property, the balance of the mortgage loan and second deed of trust retired was $7,688,000, and the Company received net proceeds from the issuance of a new mortgage loan of approximately $17,371,000. The Company also completed the financing of one mortgage loan for $4,300,000 secured by three properties located in Napa, California. The loan is for ten years with a fixed annual interest rate of 5.4% for the first five years and converting to a variable rate for the remaining five years. The loan requires monthly payments of principal and interest. The loan is partially amortizing and will require payment of the remaining balance on February 1, 2015. The lender has recourse to the Company for up to 25% of the highest unpaid principal balance of the loan. One of the properties was debt free and the Company used $1,625,000 of the loan proceeds to pay off the mortgage loans on the other two properties.

The Company modified an existing variable rate mortgage loan with a remaining balance of $935,000 effective March 1, 2005. The Company (i) reduced the annual interest rate from 8.5% to 4.8% with adjustments every six months not to exceed 1%; (ii) reduced the maximum annual interest rate to be charged from 14.5% to 10.5%,

(iii) reduced the minimum annual interest rate to be charged from 8.5% to 4.5% and (iv) received $8,000 in loan proceeds. The final payment date for the remaining balance was also extended from July 1, 2007 to March 1, 2015.

The Company modified an existing variable rate mortgage loan with a remaining balance of $2,650,000 effective June 24, 2005 and (i) reduced the annual interest rate from 6.9% to 5.0% with adjustments every six months not to exceed 1%, (ii) reduced the maximum annual interest rate to be charged from 14.9% to 10.0%, (iii) reduced the minimum annual interest rate to be charged from 6.9% to 4.0% and (iv) received $14,000 in loan proceeds. The final payment date for the remaining balance was also extended from July 1, 2007 to July 1, 2015.

In connection with seven properties sold during 2005, the Company paid off seven mortgage loans in the amount of $13,106,000 and one buyer assumed the other mortgage loan with a remaining balance of $2,147,000. In connection with the assumption, the lender released the Company from any liabilities on the assumed loan. In connection with the early retirement of the old mortgage loans from discontinued operations, the Company recorded prepayment penalties of $949,000 and a write off of deferred debt issuance costs of $403,000 (See Note 3).

Mortgage Activity 2004

During the year ended December 31, 2004, the Company completed the refinancing of five loans. The balance of the mortgage loans retired was $7,264,000, and the Company received net proceeds, including funds held by the lender for required repairs, from the issuance of the new mortgage loans of approximately $16,668,000. The Company also paid off two mortgage loans totaling $4,238,000. In connection with the early retirement of the old mortgage loans from discontinued operations, the Company recorded prepayment penalties of $19,000 and a write off of deferred debt issuance costs of $62,000 (See Note 3).

9.	MANDATORILY REDEEMABLE AND REDEEMABLE UNITS

The Company has authorized 300,000,000 Units and Preferred Units, of which 25,000,000 may be designated as Preferred Units. There are two classes of redeemable units authorized and outstanding: Class 1 and Class 2. The redeemable Units are accounted for under EITF D-98 “Classification and Measurement of Redeemable Securities” and Accounting Series Release No. 268, “Presentation in Financial Statements of Redeemable Preferred Stocks.” Under these standards the redeemable units are presented separately from the non-redeemable units and preferred units on the Consolidated Balance Sheet. These standards do not affect the accounting for the redemption and distributions with respect to the redeemable units.

On September 28, 2005, the rights of the holders of Class 1 Units to exercise their Class 1 Put Rights expired. The holders of Class 2 Units will have the option to exercise their Class 2 Put Rights in 2010. The Company is required to redeem all Put Class 2 Units by June 30, 2012. Holders of Class 1 Units who did not exercise their Class 1 Put Rights may convert their Class 1 Units into Class 2 or Class 3 Units; accordingly, unexercised Class 1 Units remain classified as redeemable units on the Consolidated Balance Sheet. Holders of 9,864,299 Class 1 Units have exercised their Class 1 Put Rights at a price of $2.78 per Class 1 Unit, for an aggregate amount of $27,422,751 (the “Aggregate Exercise Price”). The Aggregate Exercise Price has been reduced by an amount equal to all distributions paid (on a per Class 1 Unit basis) to the holders of Put Class 1 Units from July 1, 2005 through June 30, 2006, which was $778,000. The Company is obligated to purchase all of the Put Class 1 Units by June 30, 2007. However, the Company may purchase any Put Class 1 Units any time prior thereto at its sole discretion. The Company is not required to make purchases on a pro-rata basis or pursuant to any other procedure. There are no conditions to the Company’s obligation to pay for the Put Class 1 Units.

Under SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, the Company did the following:

•	Upon receipt of the exercise notifications by Class 1 Unit holders, the Company accounted for these Units as a liability (“Mandatorily Redeemable Liability”);

•	The Company aggregated the receipt of the exercise notifications together and recorded the initial liability based on the weighted average exercise date of September 16, 2005;

•	Upon the reclassification of the Put Class 1 Units from Redeemable Units to a liability there was an associated reduction of Redeemable Class 1 Units value, based on “par” value of Class 1 Redeemable Units, with the difference charged to Retained Earnings. The Company made no initial charge to operations; and

•	Using a discounted cash flow approach, an initial liability of $23,802,000 was determined using a 9.6% discount factor based on obligations of similar risk and with similar payment terms with a non-related party.

In 2006, the Company redeemed 83,813 Put Class 1 Units for a net cash amount of $226,000, representing gross redemptions of $234,000 less $8,000 of distributions from July 2005 through June 2006.

In 2005, the Company redeemed 247,466 Put Class 1 Units for a net cash amount of $680,000, representing gross redemptions of $688,000 less $8,000 of distributions from July though November 2005. These units were included in the mandatorily redeemable liability and the net amount paid for these units reduced the balance of the liability.

At December 31, 2006, there were 9,533,020 units remaining to be purchased under the mandatorily redeemable liability. Amortized interest expense for 2006 and 2005 totaled $2,350,000 and $695,000, respectively.

The Put Class 1 Units will remain outstanding and will continue to vote and receive distributions until redeemed by the Company. Under the Company’s Operating Agreement, holders of the Put Class 1 Units will not acquire the status of creditors. Class 1 Units redeemed by the Company will be deemed cancelled and returned to the status of authorized but unissued Units.

The following is a reconciliation of the Mandatorily Redeemable Liability balance (in thousands):

Aggregate Exercise Price	$27,422
Member distributions from July to September 2005	(197)

Adjusted Aggregate Exercise Price	27,225
Distributions July 2006 to May 2007(1)	724
Initial discount	(4,147)

Initial liability	23,802
Member distributions for fourth quarter 2005	(196)
Amortization of discount for fourth quarter 2005	695
Redemption of 247,466 Put Class 1 Units in December 2005	(680)

Balance at December 31, 2005	23,621
Member distributions for the twelve months ended December 31, 2006(2)	(768)
Redemption of 83,313 Put Class 1 Units in 2006(3)	(226)
Amortization of discount for the twelve months ended December 31, 2006	2,350

Balance at December 31, 2006	$24,977

(1)	Member distributions which do not offset the Aggregate Exercise Price.

(2)	Member distributions that offset the Aggregate Exercise Price ceased as of June 30, 2006 as required by Section 5.5.1 of the Certificate of Designations for the Class 1 Units.

(3)	Consisting of 35,004 Put Class 1 Units and 48,809 Put Class 1 Units redeemed in July and December, 2006, respectively.

10.	NON-REDEEMABLE UNITS AND MEMBERS’ EQUITY

The Company, as previously indicated, has authorized 300,000,000 Units and Preferred Units, of which 25,000,000 may be designated as Preferred Units.

The Company has one class of non-redeemable Units: Class 3 Units. The Class 3 Units are not redeemable at the option of the Unit holder.

The Series B Preferred Units are redeemable by the holder upon a change of control of the Company. The Series B Preferred Units are classified within permanent equity within the guidance of EITF D-98 since the holders of the Series B Preferred Units do not have the ability to cause the Company to engage in a change of control transaction.

The non-redeemable units and preferred units outstanding are accounted for under EITF D-98 “Classification and Measurement of Redeemable Securities” and Accounting Series Release No. 268, “Presentation in Financial Statements of Redeemable Preferred Stocks.” Under these standards the non-redeemable Units and Preferred Units are presented separately from the redeemable Units.

11.	UNIT REPURCHASES, DISTRIBUTIONS, CONVERSIONS AND REDEMPTION RIGHTS

Repurchase of Redeemable Class 1 and 2 Units and Non-Redeemable Class 3 Units

During the year ended December 31, 2006, the Company voluntarily repurchased the following Units through a wholly-owned subsidiary (dollar amounts in thousands):

Class of Unit	# of Units	Amount

Class 1	57,325	$103
Class 2	135,603	244
Class 3	68,865	124

Total	261,793	$471

All Units owned by the subsidiary are considered outstanding under the Company’s Operating Agreement for all purposes, except as noted below, including voting and participation in mandatory and other distributions paid by the Company. However, for financial reporting purposes, these Units are not considered outstanding and any distributions paid to the subsidiary are eliminated in consolidation. Accordingly, for financial reporting purposes, the number of Units outstanding at December 31, 2006 is the number of Units outstanding minus the Units owned by the Company’s subsidiary. However, for all other purposes, the Company has 89,820,872 Units outstanding. Repurchases of Units were recorded against the members’ equity balance.

From January 2007 and through March 30, 2007, the Company, through its wholly-owned subsidiary, voluntarily repurchased an additional 66,703 Units as follows:

Class of Unit	# of Units	Amount

Class 1	17,863	$33,047
Class 2	—	—
Class 3	48,840	90,619

Total	66,703	$123,665

As of March 30, 2007, the Company’s wholly-owned subsidiary owned the following number of Units:

Class of Unit	# of Units(1)

Class 1	6,260,409
Class 2	7,245,051
Class 3	15,966,961

Total	29,472,421

(1)	Units owned by the Company’s subsidiary are periodically allocated into Class 1, 2 and 3 Units in proportion to the Units held by all members in order to implement Section 2.3.5 of the Company’s Operating Agreement.

In 2006, in addition to the voluntary repurchases above, the Company repurchased 83,813 of the Put Class 1 Units for an aggregate net price of $226,000. The Put Class 1 Units repurchased are required to be cancelled and returned to the status as authorized but unissued Units.

Distributions to Members

If the Company’s Board of Managers declares any additional distributions from available cash, subject to any applicable Certificates of Designations granting any Class of Units or Series of Preferred Units with preferential, participating or subordinate rights, then the holders of Units as of the record date are entitled to receive all such distributions which the Board has declared, with each Unit entitled to receive a pro-rata portion of such available distributions on a per Unit basis.

During 2006 and 2005, we made distributions to holders of Units and Preferred Units required by the Certificates of Designations of the Class 1, Class 2, Class 3 and Series B Preferred Units, respectively, plus voluntary distributions, as follows:

Class of Unit/Series of Preferred Units	2006	2005
	(Amounts in thousands)

Class 1(1)	$294	$998
Class 2	1,210	1,213
Class 3	2,775	2,699
Series B Preferred	612	495

Total Distributions	$4,891	$5,405

(1)	Excludes distributions of $768,000 in 2006 and $393,000 in 2005 of which $385,000 and $393,000 offset the Aggregate Exercise Price in 2006 and 2005, respectively.

All of the distributions in 2006 and 2005 were made from cash from operations and available cash.

In March 2006 and 2005, the Company paid $45,000 and $101,000, respectively to the California Franchise Tax Board (FTB) on behalf of our non-California Unit holders who had been allocated income for 2005 and 2004 deemed taxable by the State of California. For affected non-resident members, the Company began withholding one-ninth of the total withholding amount paid on each members’ behalf, starting with the April 2006 and 2005 monthly distribution, so that each member will have repaid the Company by the end of the respective year. If the Company repurchases or redeems Units from one of these members prior to the end of the year, the amount paid to that member will be reduced by any remaining amount advanced by the Company. If such a member sells, transfers or gifts any Units to another investor, the Company will require payment of the remaining withholding amount advanced by the Company as part of the transfer. The Company did not pay the amounts above on behalf of Managers of the Company who are non-resident members, due to the limitations created by the Sarbanes-Oxley Act of 2002, should these amounts be treated as “loans” to the Company’s Managers. Instead, Managers who are non-resident members paid the Company these amounts on or before the Company’s payment of these amounts to the FTB.

Mandatory Distributions to Unit Holders

Class 1 Units

Beginning in July 2002, the Company was required under the terms of its Operating Agreement to make mandatory monthly distributions to the holders of Class 1 Units in an amount equal to 1/12 of $0.0775 (seven and3/4 cents) per Class 1 Unit (the “Mandatory Monthly Distributions”). When the Company amended and restated its Operating Agreement as of June 25, 2003, the obligation to pay the Mandatory Monthly Distributions was placed in the Class 1 COD (Certificate of Designations). The Class 1 Mandatory Monthly Distributions may be from cash from operations or cash from sales, or both. If the Company fails, for any reason, to pay any Class 1 Mandatory Monthly Distribution(s) in a timely manner, it must begin liquidating its assets as quickly as commercially reasonable and must pay the Class 1 Unit holders interest on any overdue Mandatory Monthly Distributions at the rate of ten percent per year. Once the Company no longer has any overdue Mandatory Monthly Distributions, it may cease liquidating its assets.

The 2006 distributions included $385,000 paid to Put Class 1 Units from January through June, which is required to be offset against the Aggregate Exercise Price for the Put Class 1 Units. In connection with the redemption of 83,813 Put Class 1 Units, approximately $8,000 of such distributions were offset against the Aggregate Exercise Price.

The 2005 distributions included $393,000 paid to Put Class 1 Units from July through December which is required to be offset against the Aggregate Exercise Price for the Put Class 1 Units. In connection with the redemption of 247,466 Put Class 1 Units in December 2005, $8,000 of such distributions were offset against the Aggregate Exercise Price.

Class 2 Units

Beginning in January 2004, the Company was required under the terms of its Certificate of Designations of Class 2 Units to make mandatory monthly distributions to the holders of Class 2 Units in an amount equal to 1/12 of $0.08 (eight cents) per Class 2 Unit (the “Class 2 Mandatory Monthly Distributions”). The Class 2 Mandatory Monthly Distributions may be from cash from operations or cash from sales, or both. If the Company fails, for any reason, to pay any Class 2 Mandatory Monthly Distribution(s) in a timely manner, it must begin liquidating its assets as quickly as commercially reasonable and must pay the Class 2 Unit holders interest on any overdue Class 2 Mandatory Monthly Distribution(s) at the rate of ten percent per year. Once the Company no longer has any overdue Class 2 Mandatory Monthly Distribution, it may cease liquidating its assets.

Class 3 Units

Beginning in January 2004, the Company was required under the terms of its Certificate of Designations of Class 3 Units to make mandatory monthly distributions to the holders of Class 3 Units in an amount equal to 1/12 of $0.0825 (eight and 1/4 cents) per Class 3 Unit (the “Class 3 Mandatory Monthly Distributions”). The Class 3 Mandatory Monthly Distributions may be from cash from operations or cash from sales, or both. If the Company fails, for any reason, to pay any Class 3 Mandatory Monthly Distribution(s) in a timely manner, it must begin liquidating its assets as quickly as commercially reasonable and must pay the Class 3 Unit holders interest on any overdue Class 3 Mandatory Monthly Distribution(s) at the rate of ten percent per year. Once the Company no longer has any overdue Class 3 Mandatory Monthly Distribution, it may cease liquidating its assets.

Series B Preferred Units

Beginning in January 2005, the Company was required under the terms of its Certificate of Designations of Series B Preferred Units (“Series B COD”) to make mandatory monthly distributions to the holders of Series B Preferred Units in an amount equal to 1/12 of $0.0825 (eight and 1/4 cents) per Series B Preferred Units (the “Series B Mandatory Monthly Distributions”). The Series B Mandatory Monthly Distributions may be from cash from operations or cash from sales, or both. If the Company fails, for any reason, to pay any Series B Mandatory Monthly Distribution(s) in a timely manner, it must begin liquidating its assets as quickly as commercially reasonable and must pay the Series B Preferred Unit holders interest on any overdue Series B Mandatory Monthly Distribution(s) at the rate of ten percent per year. Once the Company no longer has any overdue Series B Mandatory Monthly Distribution, it may cease liquidating its assets. The rights of the holders of Series B Preferred Units to receive any distributions is subordinate to the rights of the holders of Class 1, 2 and 3 Units and may become subordinate to other class(es) of Units created with a priority senior to the Series B Preferred Units to receive payment in full of Mandatory Distributions owed to such classes.

Conversions of Units

Our Class 1 Units are convertible into Class 2 and Class 3 Units on the terms set forth in the Class 1 COD. Our Class 2 Units are convertible into Class 3 Units on the terms set forth in the Class 2 COD. No Units were converted in any year prior to 2004. For the years ended December 31, 2006 and 2005, the following Units were converted on a 1-to-1 basis including conversions by our wholly owned subsidiary:

	2006	2005

Class 1 to Class 2	689,530	4,996,532
Class 1 to Class 3	455,848	8,712,824
Class 2 to Class 3	418,358	671,162

During, 2006, Unit holders other than our wholly owned subsidiary converted 503,472 Class 1 Units to Class 2 Units and 189,918 Class 1 Units to Class 3 Units; and 132,357 Class 2 Units to Class 3 Units.

Redemption Rights of Unit Holders

Class 1 Units

Our Class 1 COD provided that, except as set forth below, each holder of Class 1 Units as of June 30, 2005 had the right to require the Company to redeem all or, if so elected by the holder, a portion, of his or her Class 1 Units by June 30, 2007. The exercise price for each Class 1 Unit of $2.78 was determined by the Company’s Board of Managers pursuant to the procedures in the Class 1 COD. All distributions paid after June 30, 2005 and through June 30, 2006 to the holders of Class 1 Units who exercise their Put Rights will be credited against the Exercise Price.

If a sufficient number of Class 1 Unit holders had exercised their right to have their Class 1 Units redeemed, the Company’s continued operation beyond June 30, 2007 may not have been reasonably feasible. Accordingly, the Class 1 COD required the Company’s Board of Managers to meet no later than June 30, 2006 to determine whether JCM should continue operations beyond June 30, 2007. On July 13, 2005 the Company’s Board of Managers determined that our operations should continue beyond June 30, 2007.

Class 2 Units

Our Class 2 COD provides that, except as set forth below, each holder of Class 2 Units as of June 30, 2010, will have the right to require the Company to redeem all, or, if so elected by the holder, a portion, of his or her Class 2 Units by June 30, 2012. The exercise price for each Class 2 Unit will be calculated as primarily based on the appraised value of the Company’s real properties in accordance with its Operating Agreement minus the allowance provided in Section 5.4.2 of the Class 2 COD. The amount of this allowance has not yet been established. All distributions paid after June 30, 2010 and through June 30, 2011 to the holders of Class 2 Units who exercise their Class 2 Put Rights will be credited against the Exercise Price.

If a sufficient number of Class 2 Unit holders exercise their Class 2 Put Rights, the Company’s continued operations may not be feasible. Accordingly, the Class 2 COD requires the Company’s Board of Managers to meet no later than December 27, 2010 to determine whether it should continue to operate past June 30, 2012. If the Company’s Board of Managers determines, in its sole discretion, that the Company cannot continue customary operations beyond June 30, 2012, the following will occur under Section 5.6 of the Class 2 COD:

•	If the Board determines that the Company can maintain its existence as a going concern and prudently satisfy its obligations to the holders of Class 2 Units who exercised their Class 2 Put Rights through one or more of the following methods: use of available cash and cash equivalents, the issuance of new Units or Preferred Units in capital raising transactions, other financing transactions, or a partial liquidation of assets, then the Company will not be liquidated, and it will satisfy its obligations to the holders of Class 2 Units who exercised their Put Right in a timely manner. It is the Company’s intent to remain a going concern and not to be liquidated, even if substantially all of its assets are sold in order to satisfy its obligations.

•	If the Board determines that the Company cannot meet the test set forth above, then the following will occur: the Class 2 Put Rights will be null and void and no holder of Class 2 Units will be entitled to receive the Exercise Price; all of the Company’s assets will be sold as soon as practicable; all owners of Units, and Preferred Units, if any, will receive the liquidation distributions to which they are entitled under the

Agreement; and the Company will inform all owners of Units and Preferred Units of this decision before January 27, 2011.

Class 3 Units

The holders of Class 3 Units do not have a Put Right similar to the Class 1 or Class 2 Units, or any other right to require JCM to redeem their Class 3 Units.

Series B Preferred Units

Change in Control Put Right

If there is a proposed Change of Control (as defined in the Series B COD) of the Company, each holder of Series B Preferred Units will have the right (the “Change of Control Put Right”) to have the Company, or the Company’s designee, redeem or repurchase some or all of the holder’s Series B Preferred Units for a price (the “Change of Control Put Price”) equal to 120% of the price that Series B Preferred Unit was originally sold by the Company (the “Original Series B Preferred Unit Price”). All distributions paid to the holders of Series B Preferred Units after the record date for the Change of Control Put Right will not be deducted from the Change of Control Put Price.

If the proposed Change of Control transaction does not occur for any reason, all exercised Change of Control Put Rights shall be automatically voided as provided in the Series B COD. If another Change of Control transaction is later proposed, all of the procedures related to exercising the Change of Control Put Rights shall be repeated.

Redemption of Series B Preferred Units upon Liquidation Events

After the effective date of the dissolution of the Company and prior to the payment of liquidating distributions to any other classes of Units, the Company shall redeem each holder’s Series B Preferred Units for a cash payment (the “Dissolution Redemption Amount”) equal to the greater of:

•	110% of the Original Series B Preferred Unit Price; or

•	The weighted average price paid in the 12 calendar months preceding the most recent purchase by the Company for Class 3 Units under the Company’s repurchase program.

In addition, prior to payment of the Dissolution Redemption Amount, the Company shall have cured any shortfall in payments of the Series B Mandatory Monthly Distributions. If there is a shortfall in the Company’s ability to pay (i) the Dissolution Redemption Amount in full and (ii) any shortfall in payments of the Series B Mandatory Monthly Distributions to all holders of Series B Units, the Dissolution Redemption Amount shall be voided and the holders of the Series B Units on a pro rata basis with all holders of other series of Preferred Units entitled to share in such distribution, will receive all proceeds available for liquidating distributions under Section 4.3 of our Operating Agreement; and, the holders of other classes of Units shall not receive any liquidating distributions.

Upon payment of the Dissolution Redemption Amount in full, the holders of Series B Preferred Units shall have no further interest in the Company related to the Series B Preferred Units and shall not participate in any other liquidating distributions. In addition, if a holder of Series B Preferred Units or Preferred Units does not own any other Units or Preferred Units of the Company, after payment of the Dissolution Redemption Amount, the holder shall cease to be a Member of the Company.

12.	RELATED PARTY TRANSACTIONS

In the normal course of business, the Company enters into transactions with related parties on substantially the same terms as comparable transactions with unaffiliated persons. During the years ended December 31, 2006, 2005 and 2004 the Company paid approximately $135,000, $64,000 and $83,000, respectively, for landscaping and repair services to a company that is owned by a relative of the Chief Operating Officer of JCM Partners, LLC.

The Company retained Computer Management Corporation (“CMC”) to provide management executive services to the Company since March 8, 2001. On March 24, 2004, the Board of Managers approved an Executive Management Services Agreement, effective May 1, 2004, with CMC to provide the management services of Gayle

M. Ing to the Company. Pursuant to the terms of the agreement, the Company is required to pay CMC a fee of $31,250 per month through June 30, 2007. This agreement terminates upon the earlier of June 30, 2007, 90 days notice by either party, or the death or permanent disability of Ms. Ing. The Company’s Chairman of the Board owns CMC and his wife, who is the Chief Executive Officer/President of the Company, has a community property interest in CMC. The Company paid $375,000 during 2006 and 2005 and $350,000 during 2004, for services received from CMC. On July 26, 2006, the Company’s Board of Managers approved a new agreement with CMC, which is effective as of July 1, 2007, immediately upon the expiration of the current agreement between the Company and CMC. The new agreement is on substantially the same terms as the prior agreement, except that it terminates on July 31, 2010 and provides for a fee of $35,000 per month.

In August 2004, management of the Company and the Company’s wholly-owned subsidiary, JCM Properties, LLC (the “Subsidiary”), Barnabas Foundation (“Barnabas”) and Christian Reformed Home Missions (“CRHM”) reached an understanding on the terms for the Subsidiary to repurchase all of the redeemable Class 1 Units owned by Barnabas and CRHM for a total of 10,100,175 Class 1 Units at $1.56 per Class 1 Unit for an aggregate purchase price of $15,756,273. At the time of the understanding, both Barnabas and CRHM owned more than 5% of the Company’s Class 1 Units. Henry Doorn, Jr., the Executive Director of Barnabas, was and is currently a member of the Board of Managers of the Company. Kenneth Horjus, the former Director of Pension Administration for the Christian Reformed Church in North America (parent of CRHM), was and is currently a member of the Board of Managers of the Company. From September 1, 2004 through December 1, 2004, the Subsidiary, in a series of all cash transactions repurchased the 10,100,175 Class 1 Units owned by Barnabas and CRHM at $1.56 per Class 1 Unit for an aggregate purchase price of $15,756,273.

In 2004, the Company also repurchased 339,561 Class 1 Units from another Manager of the Company on the same terms and conditions made available to other members of the Company.

In December 2004, $836,000 of the $2,605,000 in subscription proceeds received prior to issuance of Series B Preferred Units, was from Managers of the Company. In 2005, Managers of the Company purchased an additional $1,297,000 of Series B Preferred Units on the same terms and conditions made available to other investors.

Of the 9,864,299 Class 1 Unit holders that exercised their Class 1 Put Rights, 710,035 were exercised by Managers of the Company on the same terms and conditions made available to other Class 1 Unit holders.

13.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Management believes that the carrying amounts of its mortgages payable approximate their fair value as of December 31, 2006 and 2005 because interest rates and yields for these instruments are consistent with rates currently available to the Company for similar instruments. Management believes that the carrying amounts of cash and restricted cash approximate fair value as of December 31, 2006 and 2005 due to the short-term maturity of these instruments.

14.	SEGMENT DATA

We define each of our real estate investments as an individual operating segment. Based on the criteria for aggregation of segments with similar economic characteristics, we have two reportable segments: apartment communities and commercial properties. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Property administration and corporate overhead expenses, along with interest, other income, capital expenditures, and assets have been allocated on a relative revenue basis to each segment.

	Apartment	Commercial
	Communities	Properties	Total
	(Amounts in thousands)

Continuing Operations
For the Year Ended December 31, 2004:
Rental Revenue	$42,104	$2,982	$45,086

Net operating income before discontinued operations	$16,931	$1,467	$18,398
Interest revenue	83	3	86
Interest expense	(9,329)	(667)	(9,996)
Depreciation and amortization	(7,744)	(644)	(8,388)
Write off of deferred debt issuance costs	—	(3)	(3)
Income (loss) from discontinued operations	5,839	(24)	5,815

Total net income	$5,780	$132	$5,912

Capital expenditures	$1,329	$923	$2,252

Total assets as of December 31, 2004	$217,102	$26,449	$243,551

For the Year Ended December 31, 2005:
Rental Revenue	$43,217	$3,469	$46,686

Net operating income before discontinued operations	$17,187	$2,128	$19,315
Interest revenue	514	36	550
Interest expense	(10,168)	(843)	(11,011)
Depreciation and amortization	(8,058)	(847)	(8,905)
Prepayment penalty	(82)	—	(82)
Write off of deferred debt issuance costs	(43)	(10)	(53)
Amortization of discount on mandatorily redeemable liability	(695)	—	(695)
Income from discontinued operations	15,411	1,823	17,234

Total net income	$14,066	$2,287	$16,353

Capital expenditures	$1,861	$1,217	$3,077

Total assets as of December 31, 2005	$253,115	$26,231	$279,346

	Apartment	Commercial
	Communities	Properties	Total
	(Amounts in thousands)

For the Year Ended December 31, 2006:
Rental Revenue	$46,620	$4,282	$50,902

Net operating income before discontinued operations	$21,416	$2,530	$23,946
Interest revenue	1,707	149	1,856
Interest expense	(11,940)	(1,235)	(13,175)
Depreciation and amortization	(9,118)	(1,061)	(10,179)
Prepayment penalty	—	—	—
Write off of deferred debt issuance costs	(231)	—	(231)
Amortization of discount on mandatorily redeemable liability	(2,193)	(157)	(2,350)
Income from discontinued operations	8,270	3	8,273

Total net income	$7,911	$229	$8,140

Capital expenditures	$2,608	$353	$2,961

Total assets as of December 31, 2006	$256,824	$26,090	$282,914

15.	SELECTED QUARTERLY DATA (Unaudited)

Rental revenue, net income (loss) and net income (loss) per Unit and Preferred Unit data for the quarters ended March 31, June 30, September 30, and December 31, 2006, 2005 and 2004 are set forth below. Rental revenue excludes discontinued operations. Net income (loss) and net income (loss) per unit data includes discontinued operations.

	Q1	Q2	Q3	Q4
	(Amounts in thousands, except per Unit amounts)

2006
Rental revenue	$12,238	$12,575	$13,026	$13,063
Net income	$2,504	$(491)	$6,716	$(589)
Net income per Unit and Preferred Unit	$.04	$(.01)	$.11	$(.00)
2005
Rental revenue*	$11,233	$11,575	$11,445	$12,433
Net income	$1,829	$587	$1,816	$12,121
Net income per Unit and Preferred Unit	$.03	$.01	$.03	$.18
2004
Rental revenue	$11,250	$11,177	$11,329	$11,330
Net income (loss)	$185	$(84)	$1,833	$3,978
Net income per Unit	$—	$—	$.02	$.06

*	For the fourth quarter in 2005 rental revenue from discontinued operations for property still owned as of December 31, 2005 was $422,000.

16.	RETIREMENT PLAN AND LONG-TERM INCENTIVE PLAN

The Company has adopted and contributes to a 401(k) retirement plan. The plan covers all employees who work 1,000 hours or more per calendar year after one year of employment with the Company. Total discretionary employer match contributions to the plan during the years ended December 31, 2006, 2005 and 2004 were $74,000, $78,000 and $82,000, respectively.

On December 8, 2005, our Board of Managers approved the adoption of the JCM Partners, LLC 2006 Long-Term Incentive Unit Award Plan (the “LTI Plan”). The LTI Plan will be administered by the Compensation Committee of the Board (the “LTI Plan Administrator”). A maximum of 901,521 Class 3 Units may be awarded under the LTI Plan minus any Units granted outside the LTI Plan pursuant to Section 2.1.3.2 of our Operating Agreement. Only employees of the Company are eligible to receive awards under the LTI Plan.

Pursuant to a resolution of the Board of Managers, dated December 8, 2005, the LTI Plan Administrator shall first award Class 3 Units under the LTI Plan in 2007 at its discretion, based on performance of the Company. Awards will be issued in five equal annual installments on April 1st beginning after the end of the LTI Plan year. Awards will be made pursuant to the terms of an LTI Plan Long-Term Incentive Unit Award Agreement, in the form approved by the LTI Plan Administrator from time to time, which will provide for an issuance schedule for awarded Class 3 Units to be issued to the recipient, as well as forfeiture, acceleration and other provisions.

Awards will be valued as of the date of issue. The Company will recognize as expense 20% of the value at the time of issuance of the award as this amount is earned by the recipient as of the date of issue. The remaining 80% of the award is earned by the employee 20% at the end of each 12 month period after the date of issue. The expense related to this portion of the award will be recorded on a straight-line basis over the remaining 48 month service period.

17.	CONTINGENCIES

The Company files a consolidated tax return with respect to the LLC fee imposed by the state of California. For the years ended 2000 through 2002, the Company has taken the position that the LLCs were the mere agents of JCM and, therefore, had no gross income. Based on this, these entities paid the minimum tax but the LLC fee was paid at the parent level. It is at least reasonably possible that the California tax authorities may not concur with this position. For 2004 and 2005, JCM paid $184,000 and $196,000 respectively based on the gross income for JCM and all of the LLCs. For 2006, JCM intends to pay $197,000 based on gross income for JCM and all of the LLCs.

18.	SUBSEQUENT EVENTS

From January 1, 2007 through March 30, 2007, through our wholly-owned subsidiary, we repurchased an additional 17,863 redeemable Class 1 Units and 48,840 redeemable Class 3 Units for an aggregate price of $123,665. We paid the same price for repurchases of Class 1 and 3 Units.

On March 20, 2007, the Compensation Committee of the Board of Managers, in its capacity as the LTI Plan Administrator, made Awards under the LTI Plan, to 10 employees, including 2 of the Company’s executive officers. The total Awards made to all employees were for 97,200 Class 3 Units. The Awards made to the Company’s executive officers were for a total of 35,900 Class 3 Units. All of the Awards will be issued in five annual installments, beginning April 1, 2007, under the terms of the LTI Plan.

On March 21, 2007, at its regular Board meeting, the Company’s Board of Managers approved submitting to its Members proposed amendments to the Certificates of Designations of its Class 1, Class 2 and Class 3 Units that would enable the Company to reclassify its Units in order to enable the Company to deregister its Class 1 Units under the Exchange Act. The Company anticipates that this proposed reclassification transaction will be submitted to a vote of its Members in the fourth quarter of 2007 at a special meeting of its Members after the Company has filed a definitive proxy statement and other “going private” documents with the SEC, provided the proxy statement to its Members and provided the legal notice for the meeting.

JCM PARTNERS, LLC
Schedule III — Real Estate and Accumulated Depreciation
December 31, 2006

					Cost of	Gross Amount at Which
		Initial Costs(A)		Total	Improvements	Carried at Close of Period							Depreciable
		Land and	Buildings	Initial	Capitalized	Land and	Buildings	Loss on	Total				Life of
		Land	and	Acquisition	Subsequent	Land	and	Impairment	Carrying	Accumulated	Date of	Date	Building
	Encumbrances	Improvements	Improvements	Cost (A)	to Acquisition	Improvements	Improvements	of assets	Value	Depreciation	Construction	Acquired	Component
	(Amounts in thousands except Depreciable Life)

Apartments:
Sacramento Region -
Antelope Woods	$5,573	$901	$4,719	$5,620	$213	$901	$4,932	—	$5,833	$1,008	1986	7/1/2000	35
Fair Oaks Meadows	3,960	1,268	3,742	5,010	267	1,268	4,009	—	5,277	697	1987	7/1/2000	40
Foxworth	—	677	2,823	3,500	203	677	3,026	—	3,703	525	1986	7/1/2000	40
Glenbrook	7,522	1,785	7,315	9,100	321	1,785	7,636	—	9,421	2,526	1972	7/1/2000	20
Hidden Creek	3,350	506	3,703	4,209	242	506	3,945	—	4,451	1,110	1978	7/1/2000	25
La Riviera	8,013	1,620	7,340	8,960	683	1,620	8,023	—	9,643	2,619	1971	7/1/2000	20
La Riviera Commons	5,607	1,706	4,774	6,480	343	1,706	5,117	—	6,823	1,366	1976	7/1/2000	25
Lincoln Place	7,653	1,486	7,814	9,300	622	1,486	8,436	—	9,922	2,806	1973	7/1/2000	20
Meadow Gardens I	4,071	1,137	4,433	5,570	291	1,137	4,724	—	5,861	1,275	1975	7/1/2000	25
Meadow Gardens II	2,684	763	2,447	3,210	160	763	2,607	—	3,370	716	1975	7/1/2000	25
Morningside Creek	3,164	892	2,998	3,890	207	892	3,205	—	4,097	635	1990	7/1/2000	40
Morningside Creek II	—	1,691	7,268	8,959	2	1,691	7,270	—	8,961	—	1999	12/1/2007	40
North Country Vista	10,200	1,862	5,788	7,650	478	1,862	6,266	—	8,128	1,172	1986	7/1/2000	40
Orangewood East	2,598	495	2,985	3,480	406	495	3,391	—	3,886	1,213	1974	7/1/2000	20
Orangewood West	2,835	582	3,788	4,370	525	582	4,313	—	4,895	1,521	1974	7/1/2000	20
Sunrise Commons	6,972	1,906	6,794	8,700	500	1,906	7,294	—	9,200	1,641	1984	7/1/2000	30
Villagio	26,500	5,289	32,400	37,689	529	5,289	32,929	—	38,218	1,387	2004	9/30/2005	30
Windbridge	4,988	1,239	6,676	7,915	221	1,239	6,897	—	8,136	891	1982	5/30/2003	30
Stockton Region -
Inglewood Oaks	1,389	477	1,783	2,260	205	477	1,988	—	2,465	658	1970	7/1/2000	20
Mariners Cove	3,316	633	3,267	3,900	372	633	3,639	—	4,272	812	1984	7/1/2000	30
Oakwood	10,077	3,830	7,660	11,490	462	3,830	8,122	—	11,952	2,815	1971	7/1/2000	20
Modesto/Turlock Region -
									—
Greenbriar	2,625	925	2,485	3,410	228	925	2,713	—	3,638	942	1971	7/1/2000	20
Meadow Lakes	6,157	1,358	6,262	7,620	249	1,358	6,511	—	7,869	1,332	1985	7/1/2000	35
Park Lakewood	4,020	930	3,910	4,840	234	930	4,144	—	5,074	903	1985	7/1/2000	35
Villa Verde North	4,975	1,201	2,939	4,140	204	1,201	3,143	—	4,344	1,048	1971	7/1/2000	20
Walnut Woods	3,836	963	4,177	5,140	127	963	4,304	—	5,267	786	1987	7/1/2000	40
Tracy/Manteca Region -
									—
Driftwood	—	940	4,500	5,440	154	940	4,654	—	5,594	1,267	1974	7/1/2000	35
Fairway Estates	5,609	1,234	5,116	6,350	331	1,234	5,447	—	6,681	1,810	1973	7/1/2000	20
Granville	4,590	918	4,082	5,000	122	918	4,204	—	5,122	1,405	1972	7/1/2000	20

					Cost of	Gross Amount at Which
		Initial Costs(A)		Total	Improvements	Carried at Close of Period							Depreciable
		Land and	Buildings	Initial	Capitalized	Land and	Buildings	Loss on	Total				Life of
		Land	and	Acquisition	Subsequent	Land	and	Impairment	Carrying	Accumulated	Date of	Date	Building
	Encumbrances	Improvements	Improvements	Cost (A)	to Acquisition	Improvements	Improvements	of assets	Value	Depreciation	Construction	Acquired	Component
	(Amounts in thousands except Depreciable Life)

Laurel Glen	7,439	1,574	6,296	7,870	251	1,574	6,547	—	8,121	1,363	1985	7/1/2000	35
Fairfield/Vacaville Region -
									—
Creekside Gardens	8,478	1,551	10,049	11,600	365	1,551	10,414	—	11,965	2,841	1977	7/1/2000	25
Parkwood	—	951	4,649	5,600	204	951	4,853	—	5,804	842	1985	7/1/2000	35
Peach Tree Villa	1,552	337	2,013	2,350	107	337	2,120	—	2,457	426	1982	7/1/2000	30
Peachwood	—	584	2,746	3,330	101	584	2,847	—	3,431	504	1985	7/1/2000	30
Village Green	17,500	1,562	11,338	12,900	757	1,562	12,095	—	13,657	2,556	1986	7/1/2000	35
Concord/Antioch Region -
Diablo View	3,918	1,277	4,123	5,400	101	1,277	4,224	—	5,501	824	1984	7/1/2000	35
Oakview	2,106	720	1,580	2,300	66	720	1,646	—	2,366	386	1983	7/1/2000	30
Villa Diablo	856	381	739	1,120	56	381	795	—	1,176	158	1985	7/1/2000	35

	194,133	48,151	207,521	255,672	10,909	48,151	218,430		266,581	46,786

Commercial:
Bay Area Region -
860 Kaiser Road	1,947	331	1,419	1,750	285	331	1,704	—	2,035	376	1996	7/1/2000	40
900 Business Park	2,669	832	1,918	2,750	287	832	2,205	—	3,037	419	1990	7/1/2000	40
908 Enterprise Way	1,326	216	1,004	1,220	17	216	1,021	—	1,237	203	1987	7/1/2000	35
938 Kaiser Road	870	286	779	1,065	10	286	789	—	1,075	169	1984	7/1/2000	30
Salvio Pacheco Square	11,164	2,108	9,092	11,200	2,661	2,108	11,753	—	13,861	2,512	1983	7/1/2000	30
Bates Avenue	2,400	1,567	3,331	4,898	142	1,567	3,473	—	5,040	66	1986	5/1/2006	30
Nelson Avenue	1,800	362	3,255	3,617	—	362	3,255	—	3,617	63	1996	5/1/2006	40

	22,176	5,702	20,798	26,500	3,402	5,702	24,200	—	29,902	3,808

Total real estate owned	$216,309	$53,852	$228,320	$282,172	$14,311	$53,852	$242,631	$—	$296,483	$50,594

Quarterly Financial Information
For The Quarter Ended June 30, 2007

JCM PARTNERS, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollar amounts in thousands, except per unit data)

	June 30,	December 31,
	2007	2006

ASSETS
Real estate investments, net	$247,431	$245,889
Real estate investments held for sale, net	6,396	—
Cash and cash equivalents	2,552	32,563
Restricted cash	1,611	1,215
Rents receivable	80	117
Prepaid expenses	414	738
Deferred costs, net	1,592	1,774
Other assets	421	618

Total assets	$260,497	$282,914

LIABILITIES, REDEEMABLE UNITS AND MEMBERS’ EQUITY
LIABILITIES:
Mortgages payable	$211,544	$216,309
Mortgages payable on real estate investments held for sale	3,326	—
Borrowings under secured line of credit	7,500	—
Tenants’ security deposits	2,981	2,990
Accounts payable and accrued expenses	2,426	2,648
Accrued interest	1,067	1,096
Accrued real estate taxes	12	—
Unearned rental revenue	238	233
Mandatorily redeemable liability (See Note 6)	—	24,977

Total liabilities	229,094	248,253

REDEEMABLE UNITS (See Note 6):
Convertible Class 1 Units, $1 par value — 3,101,959 and 3,292,525 outstanding at June 30, 2007 and December 31, 2006, respectively	—	197
Redeemable Class 2 Units, $1 par value — 14,946,794 and 14,885,230 outstanding at June 30, 2007 and December 31, 2006, respectively	2,958	3,614

Total redeemable units	2,958	3,811

MEMBERS’ EQUITY (See Note 7):
Non-redeemable Class 3 Units, $1 par value — 32,600,947 and 32,704,379 outstanding at June 30, 2007 and December 31, 2006, respectively	6,228	7,809
Preferred Units 7,192,000 Series B Preferred Units outstanding at June 30, 2007 and December 31, 2006	6,470	6,775
Distributions paid in advance (See Note 8)	(109)	—
Retained earnings	15,856	16,266

Total members’ equity	28,445	30,850

Total liabilities, redeemable units and members’ equity	$260,497	$282,914

See Accompanying Notes to Condensed Consolidated Financial Statements.

JCM PARTNERS, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollar amounts in thousands, except per unit data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
REVENUES:
Rental	$12,540	$12,183	$25,380	$24,049
Interest	367	416	868	751

Total revenues	12,907	12,599	26,248	24,800

OPERATING EXPENSES:
Interest expense	3,195	3,301	6,357	6,461
Operating and maintenance	3,797	3,684	7,210	7,317
Depreciation and amortization	2,556	2,473	5,101	4,927
General and administrative	1,147	934	2,324	2,082
Real estate taxes and insurance	1,212	1,186	2,421	2,391
Utilities	1,081	1,044	2,167	2,097
Amortization of discount on mandatorily redeemable liability	463	577	1,080	1,154

Total operating expenses	13,451	13,199	26,660	26,429

Loss before discontinued operations	(544)	(600)	(412)	(1,629)

Discontinued operations:
Gain on sale	—	—	—	3,894
Discontinued operations, net	72	109	137	(251)

Income from discontinued operations	72	109	137	3,643

Net Income (loss)	(472)	(491)	(275)	2,014
Distributions paid to preferred unit holders	(153)	(153)	(306)	(306)

Net Income (loss) Applicable to Class 1, 2 and 3 Units	$(625)	$(644)	$(581)	$1,708

Income (loss) per outstanding Class 1, 2 and 3 Units:
From continuing operations — Class 1	$(.01)	$(.01)	$(.01)	$(.03)
From discontinued operations — Class 1.00		.00	.00	$.06

Basic and diluted — Class 1 Units	$(.01)	$(.01)	$(.01)	.03

From continuing operations — Class 2	$(.01)	$(.01)	$(.01)	$(.03)
From discontinued operations — Class 2.00		.00	.00	.06

Basic and diluted — Class 2 Units	$(.01)	$(.01)	$(.01)	$.03

From continuing operations — Class 3	$(.01)	$(.01)	$(.01)	$(.03)
From discontinued operations — Class 3.00		.00	.00	.06

Basic and diluted — Class 3 Units	$(.01)	$(.01)	$(.01)	$.03

WEIGHTED AVERAGE CLASS 1, 2 AND 3 UNITS OUTSTANDING:
Basic and diluted — Class 1	3,177	3,843	3,227	3,905
Basic and diluted — Class 2	14,931	14,507	14,911	14,565
Basic and diluted — Class 3	32,620	32,682	32,652	32,614
Income (loss) per outstanding Preferred Units:
From continuing operations	$(.01)	$(.01)	$(.01)	$(.03)
From discontinued operations	.00	.00	.00	.06

Basic and diluted — Preferred Units	$(.01)	$(.01)	$(.01)	$.03

WEIGHTED AVERAGE PREFERRED UNITS OUTSTANDING
Basic and diluted	7,192	7,192	7,192	7,192

See Accompanying Notes to Condensed Consolidated Financial Statements.

JCM PARTNERS, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollar amounts in thousands)

	Six Months Ended
	June 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(275)	$2,014
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on sale of property	—	(3,894)
Loss on disposal of assets	77	107
Depreciation and amortization	5,243	5,057
Amortization of discount on mandatorily redeemable liability	1,080	1,154
Write off of deferred debt issuance costs	—	28
Issuance of Long Term Incentive Awards	36	—
Effect of changes in:
Restricted cash	(396)	119
Rents receivable	37	67
Prepaid expenses	324	347
Deferred costs	9	(23)
Other assets	177	247
Tenants’ security deposits	(9)	98
Accounts payable, accrued expenses and accrued interest	(252)	(1,518)
Unearned rental revenue	5	65
Accrued real estate taxes	12	(19)

Net cash provided by operating activities	6,068	3,849

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to real estate investments	(13,064)	(9,414)
Proceeds from disposal of assets	—	7,127
Payments received on notes receivable	—	3,515

Net cash provided by (used in) investing activities	(13,064)	1,228

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of Class 1, Class 2 and Class 3 Units	(473)	(259)
Redemption of Class 1 Put Units	(25,739)	—
Payments on mortgages payable	(1,438)	(1,302)
Payoff of mortgage loans	—	(2,776)
Line of Credit:
Advances	7,500	—
Deferred financing costs	—	(62)
Proceeds from refinance of mortgages payable	—	3,250
New mortgages on acquired properties	—	4,200
Member distributions to Class 1, 2 and 3 and Series B Preferred Unit holders	(2,438)	(2,452)
Member distributions to Class 1 Put Units (which offset the Aggregate Exercise Price)	—	(384)
Member distributions to Class 1 Put Units (which do not offset the Aggregate Exercise Price)	(318)	—
Distributions paid in advance	(109)	(28)

Net cash provided by (used in) financing activities	(23,015)	187

Net increase (decrease) in cash	(30,011)	5,264
Cash and cash equivalents, beginning of period	32,563	28,426

Cash and cash equivalents, end of period	$2,552	$33,690

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$6,496	$6,573

Distributions applied to mandatorily redeemable liability	—	$384

See Accompanying Notes to Condensed Consolidated Financial Statements.

JCM PARTNERS, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.	BASIS OF PRESENTATION

JCM Partners, LLC and its subsidiaries (the “Company”) own, operate and manage apartment complexes, commercial income properties and a parcel of vacant land held for development, all of which are located in Northern California.

The accompanying Condensed Consolidated Financial Statements for the Company are unaudited and reflect all normal, recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. The Company’s interim results are not indicative of results for a full year.

These unaudited Condensed Consolidated Financial Statements should be read in conjunction with the audited financial statements for the year ended December 31, 2006 included in the Company’s Form 10-K filed with the Securities and Exchange Commission.

2.	REAL ESTATE INVESTMENTS

On June 21, 2007, the Company acquired a parcel of land of approximately 46 acres, zoned for commercial use, located in Fairfield, California for $11,640,000. This acquisition is part of an intended Section 1031 (of the Internal Revenue Code of 1986, as amended) reverse exchange transaction.

3.	DISCONTINUED OPERATIONS

For properties accounted for under Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the operating results for properties sold during the period or designated as held for sale at the end of the period are required to be classified as discontinued operations. The property-specific components of net earnings that are classified as discontinued operations include all property-related revenues and operating expenses, depreciation expense, property specific interest expense to the extent there is secured debt on the property and net gain or loss on disposal.

The following is a breakdown of the results of discontinued operations for the three and six months ended June 30, 2006 and June 30, 2007 which includes four properties held for sale in 2006 and two properties held for sale as of June 30, 2007:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Amounts in thousands)

Rental revenues	$378	$600	$742	$1,297
Interest and other	0	6	0	7
Interest expense	(55)	(86)	(110)	(202)
Operating and maintenance	(117)	(230)	(228)	(564)
Depreciation and amortization	(71)	(73)	(141)	(146)
Real estate taxes and insurance	(31)	(56)	(63)	(124)
Utilities	(32)	(52)	(63)	(124)
Prepayment penalty	—	—	—	(364)
Write off of deferred debt issuance costs	—	—	—	(29)
Gain on sale of property	—	—	—	3,894

Total discontinued operations	$72	$109	$137	$3,643

4.	SECURED LINE OF CREDIT

The Company has a revolving line of credit with a general borrowing capacity of $11,000,000, secured by two properties. The annual interest rate is the “Prime Rate” index, with a minimum rate of 5.0% on the amount borrowed. A $6,000,000 portion of the line of credit scheduled to expire on July 1, 2007 was extended to November 1, 2007. The remaining $5,000,000 portion of the line also expires on November 1, 2007. The Company is actively negotiating to renew both portions of the line of credit.

On June 19, 2007 the Company borrowed $7,500,000 against its line of credit to finance the acquisition of the 46 acre parcel of land in Fairfield, California. The full amount of the $5,000,000 portion of the line was borrowed and the remaining $2,500,000 was borrowed from the $6,000,000 portion of the line. At June 30, 2007, the interest rate on the borrowed $7,500,000 was 8.25%. The line of credit contains a financial covenant as to debt service coverage ratio with which the Company was in compliance.

5.	MORTGAGES PAYABLE

The Company’s mortgages payable generally require monthly interest and principal payments. The obligations include 28 fixed rate loans and 13 variable rate loans which are secured by deeds of trust on the Company’s real estate investments. The Company is required by the terms of certain of the mortgage loans to maintain lender impound accounts for insurance, property taxes and reserves for property improvements which are recorded as restricted cash.

6.	MANDATORILY REDEEMABLE AND REDEEMABLE UNITS

The Company has authorized 300,000,000 Units and Preferred Units, of which 25,000,000 may be designated as Preferred Units (7,192,000 of which are designated as Series B Preferred Units). There are two classes of redeemable units authorized and outstanding: Class 1 and Class 2. The redeemable units are accounted for under EITF D-98 “Classification and Measurement of Redeemable Securities” and Accounting Series Release No. 268, “Presentation in Financial Statements of Redeemable Preferred Stocks.” Under these standards the redeemable units are presented separately from the non-redeemable units and preferred units on the Condensed Consolidated Balance Sheet. These standards do not affect the accounting for the redemption and distributions with respect to the redeemable units.

On September 28, 2005, the rights of the holders of Class 1 Units to exercise their Class 1 Put Rights expired. The holders of Class 2 Units will have the option to exercise their Class 2 Put Rights in 2010. The Company is required to redeem all Put Class 2 Units by June 30, 2012. Holders of Class 1 Units who did not exercise their Class 1 Put Rights may convert their Class 1 Units into Class 2 or Class 3 Units; accordingly, unexercised Class 1 Units remain classified as redeemable units on the Condensed Consolidated Balance Sheet. Holders of 9,864,299 Class 1 Units exercised their Class 1 Put Rights at a price of $2.78 per Class 1 Unit, for an aggregate amount of $27,422,751 (the “Aggregate Exercise Price”). The Aggregate Exercise Price was reduced by an amount equal to all distributions paid (on a per Class 1 Unit basis) to the holders of Put Class 1 Units from July 1, 2005 through June 30, 2006, which was $776,000. The Company was obligated to purchase all of the Put Class 1 Units by June 30, 2007. On June 1, 2007 the Company purchased all outstanding Put Class 1 Units.

Under SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, the Company did the following:

•	Upon receipt of the exercise notifications by Class 1 Unit holders, the Company accounted for these Units as a liability (“Mandatorily Redeemable Liability”);

•	The Company aggregated the receipt of the exercise notifications together and recorded the initial liability based on the weighted average exercise date of September 16, 2005;

•	Upon the reclassification of the Put Class 1 Units from redeemable units to a liability there was an associated reduction of Redeemable Class 1 Units value, based on “par” value of Class 1 Redeemable Units, with the difference charged to Retained Earnings. The Company made no initial charge to operations; and

•	Using a discounted cash flow approach, an initial liability of $23,802,000 was determined using a 9.6% discount factor based on obligations of similar risk and with similar payment terms with a non-related party.

In 2005, the Company redeemed 247,466 Put Class 1 Units for a net cash amount of $680,000, representing gross redemptions of $688,000 less $8,000 of distributions from July through November 2005.

In 2006, the Company redeemed 83,813 Put Class 1 Units for a net cash amount of $226,000, representing gross redemptions of $234,000 less $8,000 of distributions from July 2005 through June 2006.

In June 2007, the Company redeemed the remaining 9,533,020 Put Class 1 Units for a net cash amount of $25,739,000, representing gross redemptions of $26,502,000 less $763,000 of distributions from July 2005 through June 2006.

All of these redeemed units were included in the mandatorily redeemable liability and the net amount paid for these units reduced the balance of the liability. Class 1 Units redeemed by the Company have been cancelled and returned to the status of authorized but unissued Units.

The following is a reconciliation of the Mandatorily Redeemable Liability balance (in thousands):

Aggregate Exercise Price	$27,422
Member distributions from July to September 2005	(197)

Adjusted Aggregate Exercise Price	27,225
Distributions July 2006 to May 2007(1)	724
Initial discount	(4,147)

Initial liability	23,802
Member distributions for fourth quarter 2005	(196)
Amortization of discount for fourth quarter 2005	695
Redemption of 247,466 Put Class 1 Units in December 2005	(680)

Balance at December 31, 2005	23,621
Member distributions for the twelve months ended December 31, 2006(2)	(768)
Redemption of 83,813 Put Class 1 Units in 2006(3)	(226)
Amortization of discount for the twelve months ended December 31, 2006	2,350

Balance at December 31, 2006	24,977
Member distributions for the six months ended June 30, 2007(2)	(318)
Redemption of 9,533,020 Put Class 1 Units in June 2007	(25,739)
Amortization of discount for the six months ended June 30, 2007	1,080

Balance at June 30, 2007	$0

(1)	Projected member distributions for this period (these do not offset the Aggregate Exercise Price).

(2)	Member distributions that offset the Aggregate Exercise Price ceased as of June 30, 2006 as required by Section 5.5.1 of the Certificate of Designations for the Class 1 Units. Includes $383,000 for the period July 1 through December 31, 2006 and $318,000 for the six months ended June 30, 2007 that have reduced the amount previously recorded in footnote (1) above. These amounts have been accounted for as interest expense.

(3)	Consisting of 35,004 Put Class 1 Units and 48,809 Put Class 1 Units redeemed in July and December, 2006, respectively.

7.	NON-REDEEMABLE UNITS AND MEMBERS’ EQUITY

The Company has one class of non-redeemable Units: Class 3 Units. The Class 3 Units are not redeemable at the option of the Unit holder.

The Company has one series of Preferred Units: Series B Preferred Units. The Series B Preferred Units are redeemable by the holder upon a change of control of the Company. The Series B Preferred Units are classified within permanent equity within the guidance of EITF D-98 since the holders of the Series B Preferred Units do not have the ability to cause the Company to engage in a change of control transaction.

The non-redeemable units and preferred units outstanding are accounted for under EITF D-98 “Classification and Measurement of Redeemable Securities” and Accounting Series Release No. 268, “Presentation in Financial Statements of Redeemable Preferred Stocks.” Under these standards the non-redeemable units and preferred units are presented separately from the redeemable units.

8.	DISTRIBUTIONS TO MEMBERS

During the six months ended June 30, 2007, the Company made distributions to holders of Units and Preferred Units required by the Certificates of Designations of the Class 1, Class 2, Class 3 and Series B Preferred Units, respectively, plus voluntary distributions, as follows (dollar amounts in thousands):

Class of Unit/Series of Preferred Units	Amount

Class 1(1)(4)	$129
Class 2(2)(4)	615
Class 3(3)(4)	1,388
Series B Preferred(3)(4)	306

Total Distributions(4)	$2,438

(1)	The Class 1 mandatory monthly distribution is equal to 1/12 of $0.0775 per Class 1 Unit, or a total of $0.0775 per Class 1 Unit each year. Excludes member distributions on Put Class 1 Units of $318,000 for the six months ending June 30, 2007 which are accounted for as interest expense (see Note 6).

(2)	The Class 2 mandatory monthly distribution is equal to 1/12 of $0.0800 per Class 2 Unit, or a total of $0.0800 per Class 2 Unit each year.

(3)	The Class 3 and Series B Preferred mandatory monthly distribution is equal to 1/12 of $0.0825 per Class 3 and Series B Preferred Unit, or a total of $0.0825 per Class 3 and Series B Preferred Unit each year.

(4)	Includes voluntary monthly distributions to holders of Class 1, Class 2, Class 3 and Series B Preferred Units, equal to 1/12 of $0.0025 per Unit or a total of $0.0025 per Class 1, Class 2 and Class 3 Unit and Series B Preferred Unit each year. Excludes distributions for Units held by the Company’s wholly owned subsidiary.

On December 10, 2002, the Board of Managers declared a voluntary distribution to be paid monthly in an amount equal to 1/12 of $0.0025 per Class 1 Unit (“Voluntary Distribution”). The Voluntary Distribution remains in effect until it is terminated by the Board of Managers. Pursuant to the Certificates of Designations of the Class 2 and Class 3 Units, respectively, the Class 2 and Class 3 Units are entitled to receive no less than the same Voluntary Distribution received by the holders of the Class 1 Units on a per Unit basis. Pursuant to the Series B Certificate of Designations, the Series B Preferred Units are entitled to receive the same voluntary distributions as the Class 3 Units on a per Unit basis.

In March 2007, the Company accrued or paid $175,000 to the California Franchise Tax Board on behalf of the Company’s non-California Unit holders who had been allocated income deemed taxable by the State of California. Affected Managers of the Company, who are non-resident Members, paid their respective portion simultaneously with the Company’s payment of these amounts to the California Franchise Tax Board. The Company did not pay these amounts as “advanced distributions” on their behalf due to the limitations created by the Sarbanes-Oxley Act of 2002, should these amounts be treated as “loans” to the Company’s Managers.

For the remaining affected non-resident Members, the Company began withholding one-ninth of the total withholding amount paid on each Members’ behalf, starting with the April 2007 monthly distribution, so that each Member will have repaid the Company by the end of the year. Accordingly, as of June 30, 2007, the Company had advanced $109,000 to the California Franchise Tax Board on behalf of its Members. If the Company repurchases or redeems Units from one of these Members prior to the end of the year, the amount paid to that Member will be reduced by any remaining amount advanced by the Company. If such a Member sells, transfers or gifts any Units to another investor, the Company will require payment of the remaining withholding amount advanced by the Company as part of the transfer.

9.	REPURCHASE AND CONVERSION OF UNITS

During the six months ended June 30, 2007, the Company voluntarily repurchased the following Units through a wholly-owned subsidiary:

Class of Unit	# of Units	Amount

Class 1	83,532	$157,474
Class 2	45,470	86,115
Class 3	122,872	229,336

Total	251,874	$472,925

All Units owned by the subsidiary are considered outstanding under the Company’s Operating Agreement for all purposes, except as noted below, including voting and participation in mandatory and other distributions paid by the Company. However, for financial reporting purposes, these Units are not considered outstanding and any distributions paid to the subsidiary are eliminated in consolidation. Accordingly, for financial reporting purposes, the number of Units outstanding at June 30, 2007 is the number of Units outstanding minus the Units owned by the Company’s subsidiary. However, for all other purposes, the Company has 80,307,292 Class 1, 2 and 3 Units outstanding at June 30, 2007. Repurchases of Units were recorded against the Member’s equity balances.

As of August 14, 2007, the Company’s wholly owned subsidiary owned the following number of Class 1, 2 and 3 Units of the Company:

Class of Unit	# of Units(1)

Class 1	1,869,405
Class 2	8,914,976
Class 3	19,166,256

Total	29,950,637

(1)	Units owned by the Company’s subsidiary are periodically allocated into Class 1, 2 and 3 Units in proportion to the Units held by all Members in accordance with Section 2.3.5 of the Company’s Operating Agreement.

During the six months ended June 30, 2007, Unit holders other than our wholly owned subsidiary converted 107,034 Class 1 Units to Class 2 Units. The Units were converted on a 1-to-1 basis.

10.	ISSUANCE OF CLASS 3 UNITS

On April 1, 2007, the Company issued 19,440 of its Class 3 Units to certain eligible employees under the Company’s 2006 Long-Term Incentive Unit Award Plan. The Company did not receive any consideration from the recipients in exchange for the issuance of the Class 3 Units. However, in order to receive the issuance of the Class 3 Units, each recipient provided the Company with cash sufficient to pay any tax withholding required as a result of the issuance of the Class 3 Units. In addition to the 19,440 issued Class 3 Units, these recipients are entitled to have the Company issue an additional 77,760 Class 3 Units in four equal installments on each April 1st, beginning on April 1, 2008, provided that the recipients are in compliance with the requirements to receive future issuances as set forth in their Long-Term Incentive Unit Award Agreements with the Company. Our Chief Operating Officer and Chief Financial Officer were issued 5,760 and 1,420 Class 3 Units, respectively, and are entitled to have the Company issue them an additional 23,040 and 5,680 Class 3 Units, respectively, on the terms described above. Employees who are not officers of the Company were issued 12,260 Class 3 Units and are entitled to have the Company issue them an additional 49,040 Class 3 Units on the terms described above.

11.	NET INCOME (LOSS) PER UNIT AND PREFERRED UNIT

A separate net income (loss) per Unit is computed for four groups consisting of Class 1, Class 2, Class 3 and Series B Preferred Units applying the two-class method as interpreted in EITF Issue No. 03-6. A separate computation of weighted average Units outstanding is performed for each group. Net income is allocated to each group based on each group’s rights to net income.

12.	CONTINGENCY AND LEGAL MATTERS

As of June 30, 2007, the Company is not aware of any litigation threatened against the Company other than routine litigation arising out of the ordinary course of business, some of which is expected to be covered by liability insurance, and none of which is expected to have a material adverse effect on the consolidated financial statements of the Company.

13.	SUBSEQUENT EVENTS

From July 1, 2007 through August 14, 2007, Unit holders, other than our wholly owned subsidiary, converted 26,210 Class 1 Units and 146,117 Class 2 Units to 172,327 Class 3 Units. The Units were converted on a 1-to-1 basis.

From July 1, 2007 through August 14, 2007, the Company, through its wholly owned subsidiary, repurchased an additional 53,074 Class 1 Units, 162,981 Class 2 Units and 76,990 Class 3 Units for an average price per Unit of $1.91.

Special Meeting of Members — November 15, 2007
This proxy is solicited on behalf of the Board of Managers
of
JCM PARTNERS, LLC

This proxy will be voted as marked. If no vote is indicated, this proxy will be voted “FOR” each of the individual proposals. All proxies must be SIGNED and DATED in order to be counted. You may vote on ALL the proposals as a group on this page, or you may vote on each proposal individually on the back of this page.
It is IMPORTANT to note that JCM CANNOT IMPLEMENT ANY OF THE PROPOSALS unless ALL of the proposals 1A-1E, 2A-2E and 3, ARE APPROVED.

	For	Against	Abstain
You may vote on all proposals (1A-1E, 2A-2E and 3) together by marking a box to the right, then signing and dating below and returning the proxy card to JCM in the enclosed envelope. If you mark your vote here for all of the proposals together, any votes you make on the following page for the individual proposals will not be counted.	☐	☐	☐

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” ALL PROPOSALS.
The undersigned hereby appoints Michael W. Vanni, Gayle M. Ing and Marvin J. Helder and each of them as proxy (each of whom shall have full power of substitution) of the undersigned to attend the Special Meeting of Members of JCM Partners, LLC (“Company”) and to vote on the proposals to be presented at such meeting, to be held on November 15, 2007, and any adjournment or postponement thereof. In the discretion of the Proxy holder(s), they may vote on any other matters that may properly come before the Special Meeting.
If the undersigned is an Assignee, such that the undersigned holds Units or Preferred Units but has not been admitted as a Substitute Member in accordance with Article 1.4.2 of the Company’s Operating Agreement, this proxy shall be considered written instructions to the Company’s Board of Managers as to how any Units or Preferred Units owned by the undersigned shall be voted at the Special Meeting.
The undersigned acknowledges receipt of a Notice and Proxy Statement regarding the matters set forth above.

Date	Signature of Member	Title (if applicable)

Date	Signature of Member	Title (if applicable)
Sign your name exactly as it appears on the Company’s records and return the proxy to the Company. A corporation is requested to sign its name by its President or other authorized officer with the office held designated. Executors, administrators, trustees, etc. are requested to so indicate when signing. If Units or Preferred Units are registered in two names or held as joint tenants or community property, both interested persons should sign.

Last Name:	Voting Unit or Preferred Unit Type:

Certificate:	Number of Units or Preferred Units:

Legal Name:

1	Approval of changes to the Company’s (a) Amended and Restated Certificate of Designations of the Class 1 Units and (b) Certificate of Designations of Class 3 Units in order to effect a going private transaction by doing the following, as further described in the proxy statement:

		For	Against	Abstain
1A.	Modifying the conversion rights of the Class 1 Units.	☐	☐	☐

		For	Against	Abstain
1B.	Modifying the voting rights of the Class 1 Units.	☐	☐	☐

		For	Against	Abstain
1C.	Increasing the amount of the mandatory monthly distribution of the Class 1 Units.	☐	☐	☐

		For	Against	Abstain
1D.	Providing for a priority of the Class 1 Units with the Class 2 Units under any repurchase program of the Company.	☐	☐	☐

		For	Against	Abstain
1E.	Providing the Company the right to call the Class 1 Units of certain holders at a price of $3.67 per Unit.	☐	☐	☐

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSALS 1A - 1E.
2.	Approval of changes to the Company’s (a) Amended and Restated Certificate of Designations of Class 2 Units and (b) Certificate of Designations of Class 3 Units in order to effect a going private transaction by doing the following, as further described in the proxy statement:

		For	Against	Abstain
2A.	Modifying the conversion rights of the Class 2 Units.	☐	☐	☐

2B.	Modifying the voting rights of the Class 2 Units.	☐	☐	☐

		For	Against	Abstain
2C.	Increasing the amount of the mandatory monthly distribution of the Class 2 Units.	☐	☐	☐

		For	Against	Abstain
2D.	Providing for a priority of the Class 2 Units with the Class 1 Units under any repurchase program of the Company.	☐	☐	☐

		For	Against	Abstain
2E.	Providing the Company the right to call the Class 2 Units of certain holders at a price of $3.67 per Unit.	☐	☐	☐

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSALS 2A - 2E.

3.	Approval of changes to the Company’s Certificate of Designations of the Class 3 Units in order to effect a going private transaction by providing the Company the right to call the Class 3 Units of certain holders at a price of $3.67 per Unit, as further described in the proxy statement.	For ☐	Against ☐	Abstain ☐

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL 3.